                                                                Exh. 99.8


                             Budget and Fiscal Plan
                               2003/04 to 2005/06



                                February 18, 2003






                                     [LOGO]

National Library of Canada Cataloguing in Publication Data
British Columbia.
      Budget and fiscal plan. -- 2002/03/2004/05-

  Annual
  Also available on the Internet.
  Continues: British Columbia. Ministry of Finance and Corporate Relations. Budget ... reports. ISSN 1207-5841 ISSN 1705-6071 = Budget and fiscal plan -- British Columbia.

   1. Budget -- British Columbia -- Periodicals. 2. British Columbia -- Appropriations and expenditures -- Periodicals. I. British Columbia. Ministry of Finance. II. Title.

HJ12.B742           352.48'09711'05           C2003-960048-3


COPIES OF THIS DOCUMENT MAY BE OBTAINED FROM:

Communications Branch
Ministry of Finance
Parliament Buildings
Victoria, British Columbia
V8V 1X4     (250) 387-3347
         or
Order by fax at (250) 387-9099
         or
The Ministry of Finance Internet web site
(www.gov.bc.ca/fin)

TABLE OF CONTENTS


ATTESTATION BY THE SECRETARY TO TREASURY BOARD

SUMMARY

PART 1: THREE-YEAR FISCAL PLAN
  Introduction ................................................................................       5
  Revenue .....................................................................................      11
  Expense .....................................................................................      18
  Full-Time Equivalents (FTEs) ................................................................      21
  Capital Spending ............................................................................      24
  Debt ........................................................................................      27
  Risks to the Fiscal Plan ....................................................................      30
  Tables:
    1.1  BUDGET 2003 Fiscal Plan ..............................................................       5
    1.2  Three-Year Fiscal Plan Update -- Changes from BUDGET 2002 ............................       6
    1.3  Extending the Fiscal Plan to 2005/06 .................................................       7
    1.4  Three-Year Revenue Forecast Update -- Changes from BUDGET 2002 .......................      12
    1.5  Revenue by Source ....................................................................      16
    1.6  Expense by Ministry, Program and Agency ..............................................      17
    1.7  Three-Year CRF Spending Plan -- Major Changes from BUDGET 2002 .......................      19
    1.8  Three-Year Fiscal Plan Update -- Full-Time Equivalents (FTEs)
         Changes from BUDGET 2002 .............................................................      23
    1.9  Capital Spending 2002/03 to 2005/06 ..................................................      25
    1.10 Capital Expenditure Projects Greater Than $50 Million ................................      26
    1.11 Provincial Debt Summary ..............................................................      28
    1.12 Provincial Financing .................................................................      29
    1.13 Fiscal Sensitivities .................................................................      30
  Topic Boxes:
    Transportation Investment Plan ............................................................      35
    Health Care Renewal in British Columbia ...................................................      36
    Education -- Key to Our Future ............................................................      38
    Crown Corporation Restructuring Update ....................................................      40
    Converting to GAAP ........................................................................      43
    Opening Up BC to a Strong and Vibrant Economy .............................................      46

PART 2: REVENUE MEASURES
  Summary of Revenue Measures .................................................................      56
  Revenue Measures: Supplementary Information .................................................      58

PART 3: BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
  Overview ....................................................................................      73
  Recent Developments .........................................................................      73
  The Outlook for the External Environment ....................................................      74
  Financial Markets ...........................................................................      76
  The British Columbia Outlook ................................................................      77
  Consumer Spending and Housing ...............................................................      81
  Business and Government .....................................................................      82
  Inflation ...................................................................................      83

_______________________________________________________________________________

                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

Risks to the Outlook ..........................................................................      84
Tables:
  3.1   British Columbia Quarterly Economic Trends ............................................      74
  3.2   Ministry of Finance Economic Forecast: Key Assumptions ................................      75
  3.3   British Columbia Economic Outlook .....................................................      77
  3.4   Ministry of Finance Economic Forecast: Key Economic indicators ........................      78
  3.5   British Columbia Economic Review ......................................................      85
  3.6.1 Gross Domestic Product: British Columbia and Canada ...................................      86
  3.6.2 Components of British Columbia Real GDP at Market Prices ..............................      87
  3.6.3 Components of Nominal Income and Expenditure ..........................................      88
  3.6.4 Labour Market Indicators ..............................................................      88
  3.6.5 Major Economic Assumptions ............................................................      89
Topic Boxes:
  The Economic Forecast Council, 2003 .........................................................      90

PART 4: 2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
  Revenue .....................................................................................      96
  Spending ....................................................................................      97
  Crown Corporations and Agencies .............................................................      99
  2002/03 Fiscal Year Review ..................................................................     100
  Capital Spending and Provincial Debt ........................................................     101
  Tables:
    4.1  2002/03 Budget and Forecast Updates ..................................................      95
    4.2  Summary of Updates Since the Second QUARTERLY REPORT .................................      97
    4.3  Consolidated Revenue Fund -- 2002/03 Pressures Allocated to the Contingencies Vote ...      99
    4.4  2002/03 Budget and Forecast Updates -- Capital Spending and Provincial Debt ..........     101
    4.5  Summary of Updates Since the Second QUARTERLY REPORT --
         Capital Spending and Debt ............................................................     102
    4.6  Updated Forecast .....................................................................     103
    4.7  Consolidated Revenue Fund Revenue by Source ..........................................     104
    4.8  Consolidated Revenue Fund Expense by Ministry ........................................     105
    4.9  Crown Corporation and Agency Updated Forecast ........................................     106
    4.10 Capital Spending .....................................................................     107
    4.11 Capital Expenditure Projects Greater Than $50 Million ................................     108
    4.12 Provincial Debt ......................................................................     109
    4.13 Statement of Financial Position ......................................................     110
APPENDICES
A1  Tax Expenditures ...........................................................................    111
A2  Inter-Provincial Comparisons of Tax Rates -- 2003 ..........................................    117
A3  Comparison of Provincial and Federal Taxes by Province -- 2003 .............................    118
A4  Interprovincial Comparisons of Provincial Personal Income Taxes Payable -- 2003 ............    120
A5  Summary of July 30, 2001 Update, Budget 2002 and Budget 2003 Revenue Measures ..............    121
A6  Operating Results -- 1999/2000 to 2005/06 ..................................................    123
A7  Three-Year Fiscal Plan Update -- Changes from BUDGET 2002 ..................................    124
A8  Revenue by Source -- 1999/2000 to 2005/06 ..................................................    125
A9  Expense by Function -- 1999/2000 to 2005/06 ................................................    126
A10 Taxpayer-supported Crown Corporation and Agency Operating Results -- 2002/03 to 2005/06 ....    127
A11 Material Assumptions and Sensitivities -- Revenue ..........................................    128
A12 Material Assumptions and Sensitivities -- Spending .........................................    130
A13 Full-Time Equivalents (FTEs) -- 1999/2000 to 2005/06 .......................................    133
A14 Statement of Financial Position -- 1999/2000 to 2005/06 ....................................    134
A15 Debt Summary -- 1999/2000 to 2005/06 .......................................................    136
A16 Key Debt Indicators -- 1999/2000 to 2005/06 ................................................    137

________________________________________________________________________________

                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

[LOGO]
                                                              February 18, 2003

     As required by Section 7(d) of the BUDGET TRANSPARENCY AND ACCOUNTABILITY ACT (BTAA), I am confirming that the BUDGET AND FISCAL PLAN contains the following elements:

     --   The economic and fiscal forecasts for 2003/04, which are detailed in
          Part 1 and Part 3.

     -- All material economic, demographic, taxation, accounting policy and other assumptions underlying the 2003/04 economic, revenue, expenditure, deficit and debt forecasts are also disclosed. We have disclosed certain key assumptions regarding ongoing or anticipated negotiations, or other issues. In particular:

          -- Government has provided no additional funding for future wage settlements beyond the 0-0-0 mandate from 2003/04 to 2005/06;

          -- The status quo will prevail in the U.S. lumber dispute and the B.C. industry will continue under the burden of a 27 per cent tariff;

          -- No revenues arising from the February 5, 2003 First Ministers' Accord on Health Care Renewal have been booked, as the precise amounts are uncertain; however since all new revenues will be committed to continuing with health care reforms, there is no expected bottom line effect (subject to the structure ultimately used by the federal government to distribute the funds); and

          -- The devolution of BC Ferries to a regulated private sector corporation governed by a separate ferry authority is assumed to be complete by March 31, 2003, and to move the corporation outside the government reporting entity.

          These and other major areas of risk to the plan known at this time are disclosed in the risks section in Part 1 and in the material assumption tables in the appendix.

     -- The report on the current advice of the Minister's Economic Forecast Council on economic growth, including the range of forecasts for 2003 and 2004. This is found at the end of Part 3.

     Although not required by the BTAA, the most material assumptions and sensitivities for the subsequent two years of the fiscal plan are also disclosed.

     This budget represents a further step for the B.C. government in managing within a three-year fiscal framework, as the government updates the previous year's plan and extends it into the 2005/06 fiscal year. Three-year forecasts are set out for individual ministries, major revenue sources, capital spending and debt. The ministry spending plans have been developed after review by Treasury Board and Government Caucus Committees. Crown corporation forecasts have been approved by the respective Boards of Directors. In addition, the BUDGET AND FISCAL PLAN is accompanied by service plans for ministries and Crown corporations, detailing the outcomes expected from the financial resources provided. The BUDGET AND FISCAL PLAN is consistent with the government's strategic plan.

     As required under section 7(e) of the BTAA, the forecast allowance, which is an adjustment to the most likely forecast of the 2003/04 deficit, is also disclosed (see page 34).

     Government will continually review its spending and revenues in order to help ensure the balanced budget target is achieved. As significant new developments occur, their effect on the fiscal plan will be disclosed in the QUARTERLY REPORTS, or as required by legislation.

     I would like to thank staff in all government ministries, including the Ministry of Finance, and Crown corporations for their work in development of their plans and preparation of these multi-year economic and financial forecasts.

                                   [SIGNATURE]

                                   PAUL TAYLOR
                                   DEPUTY MINISTER AND
                                   SECRETARY TO TREASURY BOARD


________________________________________________________________________________

MINISTRY OF   Treasury Board   Mailing Address:            Location:
FINANCE                        PO Box 9469 Stn Prov Govt   1st Floor -
                               Victoria BC V8W 9V8         617 Government Street
                                                           Victoria BC

              SUMMARY: BUDGET AND FISCAL PLAN - 2003/04 TO 2005/06


________________________________________________________________________________

                                                                      2002/03
                                                               --------------------     Budget
                                                                Budget     Updated     Estimated     Plan        Plan
($ millions)                                                   Estimate    Forecast     2003/04     2004/05     2005/06
------------------------------------------------------------------------------------------------------------------------
   Revenue ...............................................      24,983      24,975       26,000       27,285     27,945
   Expense ...............................................     (28,633)    (28,475)     (27,800)     (27,235)   (27,570)
                                                              ---------    --------    ---------    ---------   --------
 (DEFICIT) SURPLUS BEFORE FORECAST ALLOWANCE .............      (3,650)     (3,500)      (1,800)          50        375
   Forecast allowance ....................................        (750)       (300)        (500)           -          -
                                                              ---------    --------    ---------    ---------   --------
 (DEFICIT) SURPLUS .......................................      (4,400)     (3,800)      (2,300)          50        375
                                                              ---------    --------    ---------    ---------   --------
                                                              ---------    --------    ---------    ---------   --------
 CAPITAL SPENDING:
   Total capital spending .................................      2,730       2,179        2,513        2,378      2,127
   Taxpayer-supported capital spending ....................      1,669       1,181        1,450        1,151      1,055
 PROVINCIAL DEBT:
   Total debt .............................................     40,728      37,268       40,966       41,763     42,066
   Total debt-to GDP ratio ................................      31.3%       27.9%        29.4%        28.4%      27.3%
   Taxpayer-supported debt ................................     31,601      29,281       32,046       32,530     32,622
   Taxpayer-supported debt-to-GDP ratio ...................      24.3%       21.9%        23.0%        22.1%      21.1%


The government's fiscal plan to balance the budget beginning in 2004/05 remains on track.

A $2.3 billion deficit is projected for 2003/04. This includes a $500 million forecast allowance to cushion against unexpected negative developments. Before this forecast allowance, the deficit is estimated to be $1.8 billion, the same as forecast a year ago. Surpluses of $50 million and $375 million are projected in 2004/05 and 2005/06.

For 2002/03, the deficit is now forecast to be $3.8 billion, $600 million less than budget, including a reduced forecast allowance of $300 million. All ministries are expected to be on or under budget (excluding a one-time forest restructuring provision). Lower debt interest costs, lower employment assistance caseloads and other savings have freed up funds for key priorities including:

($millions)                                    2002/03
                                               -------
Advanced Education (Genome research,
  leadership and regional innovation chairs)      23

Education (One-time grants to school
  districts to improve student achievement)       50

Children & Family Development (Early
  Childhood Development (ECD) Partnership Fund,
  Aboriginal (ECD) research chairs)               12

Health Services (Genome research and
leadership chair)                                 27
                                               ------
Total                                            112
                                               ------


Prudent fiscal management and a growing economy will allow government to meet British Columbians' priorities in 2003/04 and beyond, and to fund school based programs (CommunityLink), the Child and Youth Mental Health Plan, additional grants to schools and other initiatives. While remaining within the bottom-line fiscal plan targets, additional new funding is allocated to the following social ministries:


                                       Change from Plan
($millions)                        2003/04   2004/05   2005/06
                                   -------   -------   -------

Advanced Education                                        30

Children & Family Development         59       70         93

Education                                      83        143

Human Resources                                           45
                                   -------   -------   -------
Total                                 59      153        311
                                   -------   -------   -------


FISCAL PLAN REMAINS ON TRACK


[GRAPHIC]




________________________________________________________________________________

                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

Government is continuing to implement a strategy to build a strong, vibrant and competitive economy. BUDGET 2003 maintains:

- the lowest personal income tax rates in Canada for the bottom two tax brackets;

- the second lowest top marginal income tax rate in Canada;

- one of the lowest small business corporate income tax rates; and

- elimination of the corporation capital tax for non-financial corporations.

BUDGET 2003 also includes specific targeted tax measures totalling $29 million by 2004/05 to further enhance the competitiveness of specific sectors including:

- enhanced labour sponsored venture capital tax credits;

- a dedicated equity tax credit budget for New Media;

- new digital animation and visual effects tax credits; and

- extension of the BC Mining Exploration tax credit.

In addition to a $275 million provision in 2002/03 to assist the transition to a sustainable forestry sector, BUDGET 2003 provides new funds to open up B.C.


In addition to a $275 million provision in 2002/03 to assist the transition to a sustainable forestry sector, BUDGET 2003 provides new funds to open up B.C. to economic development:


                                     Change from Plan
($millions)                      2003/04   2004/05   2005/06
                                 -------   -------   -------
Forests                            36        60         107

Olympic Venues/venues legacy       37        21          45

Vancouver Convention and
 Exhibition Centre expansion       67        62          70
                                 -------   -------   -------
Total                             140       143         222
                                 -------   -------   -------
                                 -------   -------   -------


A three-year transportation infrastructure plan will invest about $650 million raised from a 3.5 cent per litre increase in the provincial fuel tax, and will leverage an additional $1.7 billion from other partners, to expand and improve the provincial transportation system.

Subsequent to core services and energy policy reviews, government policy now fosters opportunities for private sector investment in the energy and auto insurance sectors, and provides independently regulated rates for ICBC and BC Hydro.

BRITISH COLUMBIA ECONOMIC EXPANSION TO CONTINUE




[GRAPHIC]




Economic growth of 2.4 per cent is forecast for 2003, slightly lower than the independent Economic Forecast Council consensus. The B.C. economy is projected to expand at a rate of 3.0 per cent in 2004, 2005 and 2006.

Revenue growth of 4.1 per cent is forecast in 2003/04, as increasing tax revenues and stronger natural gas royalties offset the impact of low water levels in the BC Hydro system. From 2003/04 to 2005/06, revenue grows an average
3.7 per cent per year.

No additional federal health funding is included in the budget at this time. An estimated $1.3 billion over 3 years will be allocated to health care in the coming weeks once details of the First Ministers' Accord on Health Care Renewal are finalized.

Government debt at the end of 2002/03 is forecast to total $37.3 billion, $3.5 billion less than budget. This results from a lower deficit, reduced capital spending and lower working capital requirements. This gain carries forward, reducing the debt interest costs for future generations of British Columbians. The key taxpayer-supported debt-to-GDP ratio is now expected to be much lower than forecast a year ago.

TAXPAYER-SUPPORTED DEBT REMAINS AFFORDABLE




[GRAPHIC]


_______________________________________________________________________________

                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                         PART 1: THREE-YEAR FISCAL PLAN


TABLE 1.1 BUDGET 2003 FISCAL PLAN(1)
________________________________________________________________________________

                                                                            2002/03          Budget
                                                                      Budget     Updated    Estimate    Plan        Plan
($ millions)                                                          Estimate   Forecast   2003/04     2004/05     2005/06
---------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES:
  Revenue(2) ....................................................      23,332     23,258     24,619      25,616      26,206
  Expense(2) ....................................................     (28,633)   (28,475)   (27,800)    (27,235)    (27,570)
                                                                      --------   --------   --------    --------    --------
    TAXPAYER-SUPPORTED BALANCE ..................................      (5,301)    (5,217)    (3,181)     (1,619)     (1,364)
  Commercial Crown corporation net income .......................       1,651      1,717      1,381       1,669       1,739
                                                                      --------   --------   --------    --------    --------
(DEFICIT) SURPLUS BEFORE FORECAST ALLOWANCE .....................      (3,650)    (3,500)    (1,800)         50         375
  Expanded entity(3) ............................................           -          -          -           -           -
  Forecast allowance ............................................        (750)      (300)      (500)          -           -
                                                                      --------   --------   --------    --------    --------
(DEFICIT) SURPLUS ...............................................      (4,400)    (3,800)    (2,300)         50         375
                                                                      --------   --------   --------    --------    --------
                                                                      --------   --------   --------    --------    --------

(1) Figures have been restated to conform with the presentation used in 2003/04 and to government's move to more fully comply with generally accepted accounting principles (GAAP). Taxpayer-supported revenue includes all revenue received by the consolidated revenue fund (CRF) plus revenue received by taxpayer-supported Crown corporations and agencies from non-government sources. Taxpayer-supported expense includes the spending of CRF ministries plus expenses of taxpayer-supported Crown corporations and agencies. Transactions between the CRF and taxpayer-supported Crowns have been eliminated to avoid double counting.

(2) Excludes the final impact of the February 5, 2003 First Ministers' Accord on Health Care Renewal.

(3) The government has a legislative requirement to fully comply with GAAP by 2004/05. This will expand the government entity to include school districts, certain post-secondary institutions, hospital societies and health authorities. For purposes of this presentation, these agencies are forecast to have no material bottom line impact on government's financial statements. These agencies will be fully incorporated into the budget presentation for 2004/05.

INTRODUCTION    BUDGET 2003 updates the three-year fiscal plan tabled on
                February 19, 2002, and extends the plan to 2005/06.

                The government's fiscal plan to balance the budget beginning in 2004/05 remains on track. A $2.3 billion deficit is projected for 2003/04. This includes a $500 million forecast allowance to cushion against negative developments. Before this forecast allowance, the deficit is estimated to be $1.8 billion, the same as forecast one year ago. Surpluses of $50 million and $375 million are now projected in 2004/05 and 2005/06.


                  CHART 1.1 UPDATED PLAN TO BALANCE THE BUDGET

_______________________________________________________________________________

                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

6                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



TABLE 1.2 THREE-YEAR FISCAL PLAN UPDATE - CHANGES FROM BUDGET 2002
-------------------------------------------------------------------------------------------------------
($ millions)                                                                2002/03   2003/04   2004/05
-------------------------------------------------------------------------------------------------------
BUDGET 2002 FISCAL PLAN .................................................   (4,400)   (1,800)     --
                                                                            -------   -------   -------
REVENUE INCREASES (DECREASES):
  Tax revenues ..........................................................     (619)     (351)     (467)
  Revenue measures announced in BUDGET 2003 .............................       29       252       297
  Natural resource revenues .............................................      149       197       100
  Equalization entitlements and Canada health and social transfer .......      512       508       549
  Commercial Crown corporation net income (including BC Hydro) ..........       66      (453)     (152)
  All other revenue changes .............................................       61       (90)     (120)
                                                                            -------   -------   -------
    TOTAL REVENUE CHANGES ...............................................      198        63       207
                                                                            -------   -------   -------
LESS EXPENSE INCREASES (DECREASES):
  CRF EXPENSES:
  Economic development and related initiatives ..........................       --       167       170
  Transportation - mainly service contract payments to
    BC Ferry Services ...................................................       --       112       112
  Social initiatives(1) .................................................       --        59       153
  Human Resources - employment assistance caseload savings
    redirected to other priorities ......................................     (153)      (19)      (22)
  Management of Public Funds and Debt - lower debt level and
    interest rates ......................................................     (190)     (159)     (140)
  Other programs ........................................................      (90)      (61)        1
  Forestry restructuring provision ......................................      275        --        --
                                                                            -------   -------   -------
    CRF EXPENSE CHANGES .................................................     (158)       99       274
  TAXPAYER-SUPPORTED CROWN CORPORATION AND AGENCY
    EXPENSE AND ADJUSTMENT CHANGES ......................................      206       (36)      (17)
                                                                            -------   -------   -------
    TOTAL EXPENSE CHANGES ...............................................       48        63       257
                                                                            -------   -------   -------
NET CHANGES BEFORE EXPANDED ENTITY AND FORECAST ALLOWANCE ...............      150        --       (50)
  Expanded entity .......................................................       --        --       100
  Forecast allowance ....................................................      450      (500)       --
                                                                            -------   -------   -------
TOTAL CHANGES ...........................................................      600      (500)       50
                                                                            -------   -------   -------
BUDGET 2003 UPDATED FISCAL PLAN .........................................   (3,800)   (2,300)       50
                                                                            -------   -------   -------
                                                                            -------   -------   -------

(1) Excludes the final impact of the February 5, 2003 First Ministers' Accord on Health Care Renewal (initial estimates of $325 million in 2003/04 and $390 million in 2004/05).


                          The updated plan reflects government's continued commitment to balance the budget beginning in 2004/05 and to build a strong and vibrant economy.

                          BALANCING THE BUDGET BEGINNING IN 2004/05 WHILE PROTECTING HEALTH CARE AND EDUCATION

                          For 2002/03, government now forecasts a deficit of $3.8 billion, $600 million lower than forecast in the February 19, 2002 budget. The improvement results from lower debt interest costs and lower spending in government ministries. As well, the projected 2002/03 deficit incorporates a forecast allowance of $300 million, $450 million less than budgeted, reflecting reduced forecast risks over the rest of the fiscal year (for information on the updated forecast, see
                          Part 4 - 2002/03 Updated Financial Forecast).


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                            THREE-YEAR FISCAL PLAN                             7
--------------------------------------------------------------------------------



TABLE 1.3 EXTENDING THE FISCAL PLAN TO 2005/06
--------------------------------------------------------------------------------------
                                                                    Change
                                                                     from
($ millions)                                                        2004/05
--------------------------------------------------------------------------------------
2004/05 PLANNED SURPLUS ..........................................                50
PLUS:
  REVENUE CHANGES
  Taxation .......................................................    639
  Natural resource ...............................................   (162)
  Federal government contributions and other .....................    113
  Commercial Crown corporation net income ........................     70
                                                                     --------
    TOTAL REVENUE CHANGES ........................................               660
LESS:
  CRF EXPENSE - YEAR-OVER-YEAR INCREASES(1)
  Advanced Education - Life Sciences Centre and other
  enhancements .....................................................   30
  Education - base funding increase ................................   60
  Children and Family Development - Safe Care and Child and Youth
    Mental Health Plan .............................................   23
  Community, Aboriginal and Women's Services - mainly Olympic
    venues and venues legacy funding ...............................   24
  Forests - Forest Investment and First Nations' participation .....   47
  Human Resources - employment assistance program priorities .......   45
  Other changes ....................................................   10
  Debt interest ....................................................  (18)
                                                                     --------
    TOTAL CRF EXPENSE INCREASES ..................................    221
  Other taxpayer-supported Crown corporation and agency
    expense and adjustment increases .............................    114
                                                                   --------
    TOTAL EXPENSE CHANGES ........................................              (335)
                                                                              --------
2005/06 PLANNED SURPLUS ..........................................               375
                                                                              --------
                                                                              --------

(1) Excludes the final impact of the February 5, 2003 First Ministers' Accord on Health Care Renewal (initial estimates of $585 million in 2005/06, a year-over-year increase of $195 million from 2004/05).



                            Reduced debt interest, lower employment assistance caseloads and other savings have freed up funds in 2002/03 enabling ministries to address key priorities. The extension of these factors beyond 2002/03, prudent fiscal management and a growing economy also provide incremental funding for ministries in 2003/04 and 2004/05 within the fiscal plan targets (see Table 1.2). The revenue forecast that underpins the fiscal plan is described in the revenue section on page 11.


                            Extending the plan to 2005/06, revenue is forecast to increase by $660 million over 2004/05. After allowing for a $221 million increase in CRF spending and a $114 million increase in taxpayer-supported Crown corporation spending above 2004/05 spending budgets, the projected surplus is $375 million (see Table 1.3).



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

8                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



                          The following is a summary of priority initiatives at the end of 2002/03 and funding increases made available in 2003/04, 2004/05 and 2005/06. Further information is provided in the CRF spending section on page 18.


                          ADVANCED EDUCATION - Grants for genome research and leadership and regional innovation chairs ($23 million) funded in the last quarter of 2002/03; a $30 million budget lift provided in 2005/06.


                          CHILDREN & FAMILY DEVELOPMENT - Early Childhood Development (ECD) Partnership Fund and an Aboriginal ECD Research Chair ($12 million) funded in the last quarter of 2002/03; a budget lift of $59 million in 2003/04 and $70 million in 2004/05 to fund school-based programs (CommunityLink), intervention for school-aged children with autism spectrum disorder and other programs. A further increase of $23 million is provided in 2005/06 for Safe Care and the Child and Youth Mental Health Plan.


                          EDUCATION - Reallocated savings are used to fund one-time grants to school districts in 2002/03 to improve student achievement ($50 million); base funding increases of $83 million in 2004/05 and a further $60 million in 2005/06.


                          HEALTH SERVICES - Grants for genome research and leadership chairs ($27 million) funded in the last quarter of 2002/03. No health funding increases are provided in the budget as the impact of the First Ministers' Accord on Health Care Renewal had not been fully determined when the budget was prepared. Initial estimates indicate that B.C. could receive $1.3 billion over three years - $325 million in 2003/04, $390 million in 2004/05 and $585 million in 2005/06.
                          An additional $260 million may be available in 2003/04, subject to federal surplus availability. Updated service plans will be developed for the health ministries to reflect the new revenues, and these will be released following confirmation of funding in the federal budget. SUPPLEMENTARY ESTIMATES will be presented to the Legislature to request approval for spending based on the incremental revenue received in 2003/04.


                          HUMAN RESOURCES - Recognizes savings in employment assistance caseloads in 2002/03 through 2004/05, a portion of which is used to fund other priorities; a $45 million budget lift is provided in 2005/06 to address program priorities.

                          OPENING UP B.C. BY BUILDING A STRONG AND VIBRANT
                          ECONOMY


                          BUDGET 2003 includes specific targeted tax measures totalling $29 million by 2004/05 to further enhance the competitiveness of specific sectors:

                          - the budget for labour sponsored venture capital tax
                            credits will be increased by $4 million to $16 million annually;

                          - a dedicated tax credit for New Media under the Small
                            Business Venture Capital Program;



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                            THREE-YEAR FISCAL PLAN                            9
--------------------------------------------------------------------------------



                          - new top-up credits for productions containing
                            digital animation or special effects; and

                          - extension of the BC mining exploration tax credit
                            and a commitment to match any extension of the federal government's mining exploration flow through share credit.

                          Further information on these and other BUDGET 2003 revenue measures are provided in Part 2 - Revenue Measures.


                          Prudent fiscal management, a growing economy and lower debt interest and employment assistance caseload forecasts provide the option to fund key areas in 2002/03 as well as a source of incremental funding in 2003/04 and 2004/05. To help build a strong and vibrant economy, the following initiatives have been undertaken (more information is provided under CRF spending on page 18).


                          FORESTS - Additional funding of $36 million in 2003/04 and $60 million in 2004/05 is available to expand activities in the BC Timber Sales program and revenue sharing with First Nations to increase their participation in the forest sector economy. In 2005/06, the ministry budget will rise a further $47 million to increase forest investments and expand revenue sharing with First Nations. A $275 million provision will be recognized in 2002/03 to assist with the transition to a sustainable forestry sector.


                          COMMUNITY, ABORIGINAL AND WOMEN'S SERVICES -
                          Additional funding of $37 million in 2003/04, $21 million in 2004/05 and $45 million in 2005/06 provides initial funding for the 2010 Olympic Winter Games venues and venues legacy, assuming a successful bid.


                          COMPETITION, SCIENCE AND ENTERPRISE - Funding of $67 million in 2003/04, $62 million in 2004/05 and $70 million in 2005/06 provides for the province's share of the construction costs of the Vancouver Convention and Exhibition Centre expansion.


                          TRANSPORTATION - Additional annual funding of $112 million during 2003/04 - 2005/06 will primarily be used to fund a service contract with BC Ferry Services.


                          A multi-year transportation infrastructure plan will invest $650 million raised from a 3.5 cent per litre provincial fuel tax increase. The plan will be implemented through the BC Transportation Financing Authority and is expected to leverage an additional $1.7 billion from federal and private sector partners. Over the next three years, additional transportation investment includes $158 million in 2003/04, $166 million in 2004/05 and $326 million in 2005/06. This plan will help ensure that the provincial transportation system can meet the demands of a modern, growing economy (see the Transportation Investment Plan topic box).



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

10                           THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------




                          CAPITAL SPENDING

                          In 2002/03, capital spending is expected to be $551 million below the February 2002 budget estimate. The change from budget mainly reflects lower spending for health and education facilities, ministry minor capital purchases, the SKYTRAIN extension project and ICBC's Surrey Central City project. Planned capital spending in 2003/04 is $97 million higher than last year's plan and $182 million higher in 2004/05, reflecting increased investments in B.C.'s transportation, tourism and power generation sectors.

                          DEBT

                          Government debt at the end of the 2002/03 fiscal year is forecast to total $37.3 billion, $3.5 billion less than budget. The improvement results from lower-than-expected debt levels at the beginning of the fiscal year, a lower expected deficit in 2002/03, lower capital spending, advantageous financing transactions and decreased working capital requirements through the year. Forecast debt levels for 2003/04 and 2004/05 have been reduced from the previous plan as a result of the lower debt now forecast for March 31, 2003.


                          These lower debt levels also reduce the annual debt interest costs throughout the forecast. In turn, this provides additional funds that have been applied to economic and social priorities.

                          GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

                          The government is required by provincial legislation to fully conform to GAAP by the 2004/05 budget. As part of that commitment, the presentation of revenue, spending and Crown corporation and agency operating results has been adjusted in this budget to conform more fully to GAAP.


                          In previous years, the government's budget and fiscal plans included only the bottom-line results of taxpayer-supported Crown corporations and agencies. GAAP requires the financial activity of these organizations to be fully consolidated in government's financial reports. This means that assets, liabilities, revenues and expenses of taxpayer-supported Crown corporations and agencies must be added to those of the CRF. This change does not affect the government's bottom-line.


                          Government revenues now combine taxpayer-supported Crown corporation and agency revenues with CRF revenues. As well, government revenues include the net income of commercial Crown corporations. Similarly, government expenses now combine government ministry and other CRF spending with the expenses of the taxpayer-supported Crown corporations and agencies.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           11
--------------------------------------------------------------------------------


                          Expenses are detailed by functional area (health, education, economic development, etc.) in Appendix Table A9. Additional information on government's move to full compliance with GAAP is provided in the Converting to GAAP topic box at the end of Part 1.

REVENUE                   CHART 1.2    REVENUE FORECAST

                          [GRAPH]

                          Government revenue includes the combined revenues of the CRF, taxpayer-supported Crown corporations and net income of commercial Crown corporations. In 2003/04, revenue is forecast to be $26 billion, up 4.1 per cent from the updated forecast for 2002/03 (see Table 1.5).


                          This forecast includes the effects of 4.3 per cent nominal GDP growth in 2003, new tax measures of $252 million, and stronger revenue growth from natural resources due to higher natural gas prices and increased electricity entitlements set by treaty. These effects are partially offset by an expected BC Hydro net loss. In the next two years, revenue is forecast to grow 3.7 per cent per year on average as the economy posts an average 5.1 per cent annual nominal GDP growth. The revenue forecast also incorporates all policy measures that have been implemented since July 2001 to further enhance B.C.'s competitiveness and increase investment.


                          The forecast does not include any new health funding from the February 5, 2003 First Ministers' Accord on Health Care Renewal, as specific details regarding amounts and timing of payments were not finalized in time to be included in the budget.


                          Key assumptions and sensitivities relating to revenue are provided in Appendix Table A11.


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

12                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------


                          TAXATION REVENUE

                          In 2003/04, revenue from taxation sources is forecast to increase $976 million over 2002/03 levels. Excluding the $300 million one-time loss in personal income tax revenue in 2002/03, overall taxation revenue in 2003/04 is forecast to be up 5.3 per cent due to stronger economic growth in 2003 and tax measures totaling $252 million. Between 2003/04 and 2005/06, revenue from taxation sources is expected to grow an average 5.1 per cent per year in line with nominal economic growth.

                          - PERSONAL INCOME TAX - an annual increase of $506
                            million in 2003/04. Excluding the one-time $300 million revenue loss in 2002/03, growth of 4.6 per cent assumes the tax base increases 4.0 per cent. Over the next two years to 2005/06, personal income tax revenue is forecast to increase an average 6.3 per cent annually due to stronger personal income growth. Compared to 2001/02 and 2002/03, higher tax yields are expected throughout the forecast, consistent with the projected economic recovery and financial market stabilization. Revenue is down more than $400 million from the previous plan due to the effect of weaker-than-expected 2001 results on the tax base.

                          - CORPORATION INCOME TAX - an annual increase of $110
                            million in 2003/04. The 2003/04 forecast includes a $114 million payment to the federal government for overpayments in 2002, $152 million lower than the payment in 2002/03. The forecast assumes that revenue continues to grow in 2004/05 and 2005/06 as repayment adjustments fall and instalments from the federal government increase in line with national tax base growth. Revenue is forecast to be lower than assumed in the 2002/03 plan, mainly due to the effect of weaker-than-expected results in the 2001 tax year.

                          - SOCIAL SERVICE TAX - broadly-based growth in taxable
                            expenditures, particularly strength in consumer spending, is forecast to increase social service tax revenue by 4.7 per cent in 2003/04. Further increases in overall expenditures will result in sales tax revenue rising by an average 5.3 per cent per year between 2003/04 and 2005/06.


TABLE 1.4 THREE-YEAR REVENUE FORECAST UPDATE - CHANGES FROM BUDGET 2002
----------------------------------------------------------------------------------------------------------------
($ millions)                                                                      2002/03    2003/04    2004/05
----------------------------------------------------------------------------------------------------------------
BUDGET 2002 FISCAL PLAN .....................................................      24,777     25,937     27,078
                                                                                 --------   --------   --------
  REVENUE CHANGES:
  Personal income tax .........................................................      (638)      (425)      (460)
  Corporation income tax ......................................................      (134)       (28)      (125)
  Other tax revenues ..........................................................       153        102        118
  Revenue measures announced in BUDGET 2003 ...................................        29        252        297
  Energy revenues .............................................................        76        366        182
  Forests revenues ............................................................        67       (176)       (92)
  Canada health and social transfer ...........................................      (156)      (167)      (151)
  Equalization entitlements ...................................................       668        675        700
  BC Hydro net income (before RSA transfer) ...................................      --         (470)      (160)
  All other revenue changes including restatement and consolidation adjustments       133        (66)      (102)
                                                                                  --------   --------   --------
    TOTAL REVENUE CHANGES .....................................................       198         63        207
                                                                                  --------   --------   --------
BUDGET 2003 UPDATED FISCAL PLAN ...............................................    24,975     26,000     27,285
                                                                                  --------   --------   --------
                                                                                  --------   --------   --------



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           13
--------------------------------------------------------------------------------


                          Social service tax revenue in 2003/04 is now forecast to be slightly higher than was projected in last year's plan. In 2004/05, however, revenue is now projected to be $38 million higher than previously forecast, reflecting an increase in anticipated taxable expenditure growth in both 2004 and 2005.

                          - FUEL TAX - a 3.5 cent per litre increase in the
                            clear fuel tax collected on behalf of the BC
                            Transportation Financing Authority (BCTFA), effective March 1, 2003, to fund the Transportation Investment Plan, will be partly offset by an additional 0.5 cent per litre increase in the clear fuel tax collected in Greater Vancouver and transferred to TRANSLINK. The net impact of these changes, together with expected growth in fuel consumption, will push provincial fuel tax revenue up 28.7 per cent in 2003/04. Continued growth in fuel consumption volumes will generate a 2.6 per cent average annual increase in fuel tax revenue from 2003/04 to 2005/06. The forecast for fuel tax revenue in 2003/04 and 2004/05 is over $185 million higher than last year's plan, mainly due to increased tax collected on behalf of the BCTFA.

                          - PROPERTY TAX - an increase in average gross school
                            property tax rates of 2.5 per cent, in line with inflation, is expected to contribute to a 3.7 per cent increase in total property tax revenues in 2003/04. Continued growth in the property tax base and increases in school property tax rates tied to inflation will result in a 2.7 per cent average annual increase in total property tax revenues between 2003/04 and 2005/06. Property tax revenue is expected to be $34 million above last year's plan in 2003/04 and $60 million above in 2004/05, reflecting the 2003 BUDGET revenue measures affecting school property tax rates as well as changes in the property tax base.

                          NATURAL RESOURCE REVENUE

                          - ENERGY - Revenue from petroleum and natural gas will
                            increase $325 million or 23 per cent in 2003/04 due to higher natural gas prices. Over the next two years, revenue declines an average 8.1 per cent per year as natural gas prices are expected to fall.

                            Electricity sales under the Columbia River Treaty rise $150 million in 2003/04 due to an 80 per cent increase in the volume set by treaty. Revenue falls slightly by 2005/06 due to lower electricity prices.

                            The overall revenue forecast from all energy sources is up from the previous plan as higher average natural gas and electricity prices offset lower natural gas volumes.

                          - FORESTS - commodity prices are expected to rise
                            during 2003 but remain relatively low, and harvest volumes are forecast to fall below 2002/03 levels. This results in a $110 million revenue decline in 2003/04. Thereafter, revenue is expected to rise as average commodity prices and harvest volumes increase. The forecast assumes no resolution of the softwood lumber dispute and no change to stumpage policies. An increasing proportion of timber is expected to be made available through the BC Timber Sales program. Revenue in 2003/04 and 2004/05 is lower than in last year's plan due to lower prices and a higher-than-expected impact of countervail and anti-dumping duties on stumpage rates.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

14                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------


                          OTHER REVENUE

                          This category includes revenues from Medical
                          Services Plan premiums, fees, licenses, investment earnings, sales of goods and services, fines and other miscellaneous sources. This includes some of the revenue collected by ministries and treated as offsets to spending, as well as revenue earned by taxpayer-supported Crown corporations and agencies from sources outside government.


                          Other revenue declines in 2003/04 as the devolution of BC Ferries to the private sector results in the loss of fare revenue and lower concession sales. This is partly offset by government's investment earnings from the new private sector corporation. Over the next two years, total other revenue is forecast to increase an average 0.9 per cent per year.

                          CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT

                          Federal government payments received under the Canada health and social transfer and equalization programs are the major sources of transfer payments. Other sources include payments from the federal government for health, education, social, transportation and other cost-shared programs. This includes federal transfers to ministries that are treated as offsets to spending and payments received by taxpayer-supported Crown corporations and agencies.

                          - CANADA HEALTH AND SOCIAL TRANSFER (CHST) - in the
                            2003/04 to 2005/06 period, payments received under CHST are expected to grow in line with cash increases previously announced by the federal government and B.C.'s share of national population. No new federal health funding resulting from the recent First Ministers' Accord on Health Care Renewal has been assumed in the forecast.

                          - EQUALIZATION - after increasing in 2003/04 as B.C.'s
                            economic growth lags Canada, B.C.'s equalization entitlements are forecast to level off in 2004/05 and 2005/06, as the gap between B.C.'s and Canada's nominal GDP per capita stabilizes. Due to the risk of historical revisions, the complex formula, and the amount of data needed to more accurately forecast equalization entitlements, the forecast for this source is unusually volatile. Depending on circumstances, changes to the equalization transfers may be partially offset by CHST payments.

                          COMMERCIAL CROWN CORPORATION AND AGENCY NET INCOME

                          - BRITISH COLUMBIA HYDRO AND POWER AUTHORITY -
                            forecasts a $70 million loss for 2003/04, primarily due to dry weather conditions in the regions of the province where the hydro generation reservoirs are located. These are expected to result in low water inflows (87 per cent of normal) into the reservoirs, reducing hydro generation capability. The reduced availability of low cost hydro generation means that BC Hydro must meet its demand from higher cost thermal generation and imported power.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           15
--------------------------------------------------------------------------------


                            The 2003/04 forecast represents a $470 million deterioration from BC Hydro's projection in last year's plan. A return to normal snow conditions in the outer years is assumed under the current plan, which will lead to a restoration of the corporation's profitability, although not at the level experienced in recent years. BC Hydro's current forecast does not include any rate changes that may result from a pending submission to the BC Utilities Commission later in 2003.

                          - BRITISH COLUMBIA LIQUOR DISTRIBUTION BRANCH (LDB) -
                            at $655 million annually, LDB's projected net income is $5 million higher than the projection in the 2002/03 fiscal plan. While total liquor sales are forecast to be an average 4.5 per cent higher than previously forecast, the increase will be offset by higher commissions and product costs leaving the gross margin relatively unchanged. LDB anticipates cost savings as retail operations are devolved to the private sector; however, savings will be offset in the near term by restructuring costs including severance costs and lease buyouts.

                          - BRITISH COLUMBIA LOTTERY CORPORATION - BC Lotteries
                            projects net income of $725 million for 2003/04, a $10 million improvement over last year's forecast. The improvement is within the current gaming policy, and results from an increase in the number of slot machines to the current policy maximum of 5,400 and updating to industry-standard slot machines. The impacts of these changes are projected to result in more substantial gains in future years as the changes are implemented.

                          - BRITISH COLUMBIA RAILWAY COMPANY - BC Rail's
                            forecast for 2003 includes a gain on sale of parts of its marine division. Excluding the gain, BC Rail's forecast net income is $29 million for 2003/04, down $23 million from the 2003/04 projection in last year's fiscal plan. The forecast reflects the loss of all northeast coal traffic, which historically accounted for approximately 19 per cent of BC Rail's freight revenue base.

                            In response to a core program review, BC Rail will focus on its remaining freight business, maintaining profitability through productivity improvements. BC Rail remains vulnerable to the U.S. lumber market as most of its freight customers are sawmills selling into that market.

                          - INSURANCE CORPORATION OF BRITISH COLUMBIA (ICBC) -
                            At $45 million, ICBC's 2003 projected net income represents a $23 million improvement over the 2003 projection in last year's fiscal plan. The improvement is primarily due to lower operating costs, partially offset by higher claims costs and lower investment income. The ICBC projection does not assume changes due to the impact of moving into a regulated environment (see the Crown Corporation Restructuring Update topic box) or any potential accounting changes.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

16                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



TABLE 1.5 REVENUE BY SOURCE
-------------------------------------------------------------------------------------------------------------

                                                               2002/03(1)
                                                         --------------------   Budget
                                                           Budget   Updated    Estimate     Plan       Plan
($ millions)                                              Estimate  Forecast    2003/04    2004/05    2005/06
-------------------------------------------------------------------------------------------------------------
TAXATION REVENUE:
  Personal income ....................................     4,850      4,216      4,722      5,027      5,337
  Corporation income .................................       777        645        755        873        929
  Social service .....................................     3,828      3,816      3,995      4,224      4,430
  Fuel ...............................................       668        673        866        894        911
  Tobacco ............................................       622        610        635        635        635
  Property ...........................................     1,487      1,494      1,550      1,605      1,636
  Property transfer ..................................       297        390        368        368        373
  Corporation capital ................................       165        190        101         99         97
  Other(2) ...........................................       324        331        349        374        390
                                                         --------   --------   --------   --------   --------
                                                          13,018     12,365     13,341     14,099     14,738
                                                         --------   --------   --------   --------   --------
NATURAL RESOURCE REVENUE:
  Natural gas royalties ..............................       925        947      1,289      1,179      1,027
  Petroleum royalties, permits, fees and minerals ....       461        494        477        477        464
  Columbia River Treaty ..............................        85         90        240        240        225
  Forests ............................................     1,145      1,212      1,102      1,205      1,226
  Water and other resources ..........................       251        259        288        295        292
                                                         --------   --------   --------   --------   --------
                                                           2,867      3,002      3,396      3,396      3,234
                                                         --------   --------   --------   --------   --------
OTHER REVENUE
  Medical Services Plan premiums .....................     1,296      1,385      1,410      1,425      1,442
  Motor vehicle licences and permits .................       345        350        352        359        365
  BC Ferries tolls ...................................       310        313       --         --         --
  Other fees and licences ............................       456        469        500        502        487
  Investment earnings ................................       777        659        728        776        790
  Sales of goods and services
   by taxpayer-supported Crown corporations ..........       377        331        266        234        248
  Miscellaneous(3) ...................................       559        575        634        627        628
                                                         --------   --------   --------   --------   --------
                                                           4,120      4,082      3,890      3,923      3,960
                                                         --------   --------   --------   --------   --------
CONTRIBUTIONS FROM THE FEDERAL GOVERNMENT
  Canada health and social transfer(4) ...............     2,805      2,649      2,763      2,924      3,024
  Equalization .......................................      --          668        675        700        700
  Other cost-shared agreements(4,5) ..................       522        492        554        574        550
                                                         --------   --------   --------   --------   --------
                                                           3,327      3,809      3,992      4,198      4,274
                                                         --------   --------   --------   --------   --------
TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES .............    23,332     23,258     24,619     25,616     26,206
                                                         --------   --------   --------   --------   --------


COMMERCIAL CROWN CORPORATION NET INCOME
  BC Hydro ...........................................       345        415        (48)       125         80
    LESS : Transfer to (from) rate stabilization
           account                                             5        (65)       (22)      --         --
                                                         --------   --------   --------   --------   --------
                                                             350        350        (70)       125         80
  Liquor Distribution Branch .........................       640        651        655        655        655
  BC Lotteries .......................................       660        670        725        825        900
  BC Rail ............................................        14        (83)        61         30         35
  ICBC ...............................................       (10)        33         45         36         70
  Other ..............................................         5         12          5          6          7
    LESS : Accounting adjustments ....................        (8)        84        (40)        (8)        (8)
                                                         --------   --------   --------   --------   --------
                                                           1,651      1,717      1,381      1,669      1,739
                                                         --------   --------   --------   --------   --------
TOTAL REVENUE ........................................    24,983     24,975     26,000     27,285     27,945
                                                         --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------

(1) Figures for 2002/03 have been restated to conform to the presentation used for 2003/04.
(2)  Includes revenue from insurance premium tax and hotel room tax.
(3) Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.
(4) Excludes the final impact of the February 5, 2003 First Ministers' Accord on Health Care Renewal.
(5) Includes contributions for health, education, housing and social service programs, for transportation projects, and for 2002/03 to BC Ferries.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                            THREE-YEAR FISCAL PLAN                            17
--------------------------------------------------------------------------------



TABLE 1.6     EXPENSE BY MINISTRY, PROGRAM AND AGENCY
--------------------------------------------------------------------------------------------------------------
                                                                2002/03
                                                         ---------------------  Budget
                                                           Budget    Updated   Estimate     Plan       Plan
($ millions)                                              Estimate   Forecast   2003/04    2004/05    2005/06
--------------------------------------------------------------------------------------------------------------
Advanced Education ....................................     1,899      1,899      1,899      1,899      1,929
Education .............................................     4,860      4,860      4,860      4,943      5,003
Health Planning .......................................        23         23         24         24         24
Health Services .......................................    10,186     10,186     10,185     10,185     10,185
                                                          --------   --------   --------   --------   --------
                                               Subtotal    16,968     16,968     16,968     17,051     17,141
                                                          --------   --------   --------   --------   --------
Office of the Premier .................................        47         45         52         50         46
Agriculture, Food and Fisheries .......................        64         64         49         45         45
Attorney General ......................................       558        540        506        491        490
Children and Family Development .......................     1,587      1,587      1,451      1,260      1,283
Community, Aboriginal and Women's Services ............       653        642        665        596        620
Competition, Science and Enterprise ...................        51         49        115        105        112
Energy and Mines ......................................        52         52         57         45         45
Finance ...............................................        58         58         55         49         49
Forests ...............................................       621        621        565        536        583
Human Resources .......................................     1,672      1,519      1,417      1,221      1,266
Management Services ...................................        56         56         47         41         38
Provincial Revenue ....................................        51         44         50         49         49
Public Safety and Solicitor General ...................       509        509        507        472        471
Skills Development and Labour .........................        29         26         26         19         19
Sustainable Resource Management .......................       117        117         92         71         71
Transportation ........................................       735        735        834        790        790
Water, Land and Air Protection ........................       149        149        130        113        113
                                                          --------   --------   --------   --------   --------
                                               Subtotal     7,009      6,813      6,618      5,953      6,090
                                                          --------   --------   --------   --------   --------
  TOTAL MINISTRIES AND PREMIER'S OFFICE ...............    23,977     23,781     23,586     23,004     23,231
Legislation ...........................................        41         38         43         43         43
Officers of the Legislature ...........................        30         26         23         26         39
BC Family Bonus .......................................        91         91         85         78         78
Management of Public Funds and Debt ...................       920        730        926      1,042      1,024
Government Restructuring (All Ministries) .............       230        221        190       --         --
Contingencies (All Ministries) and New Programs .......       174        174        170        200        200
Other Appropriations(1) ...............................        62         62         11          9          8
                                                          --------   --------   --------   --------   --------
                                               Subtotal    25,525     25,123     25,034     24,402     24,623
Forestry Restructuring ................................      --          275       --         --         --
                                                          --------   --------   --------   --------   --------
  CONSOLIDATED REVENUE FUND EXPENSE(2) ................    25,525     25,398     25,034     24,402     24,623
  LESS: Grants to agencies and other internal
    transfers(3)                                              (723)      (818)    (1,087)    (1,914)    (1,950)
  ADD: Expenses recovered from external entities(4) ...     1,517      1,421      1,615      1,690      1,712
                                                          --------   --------   --------   --------   --------
                                                           26,319     26,001     25,562     24,178     24,385
Taxpayer-supported Crown corporations and
 agencies (net of adjustments)(5) .....................     2,314      2,471      1,955      1,914      2,020
Ministry of Children and Family Development
 governance authorities ...............................      --            3        283      1,143      1,165
                                                          --------   --------   --------   --------   --------
TOTAL TAXPAYER-SUPPORTED EXPENSE(6) ...................    28,633     28,475     27,800     27,235     27,570
                                                          --------   --------   --------   --------   --------
                                                          --------   --------   --------   --------   --------

(1)  Includes various boards, commissions, other votes and special accounts.
(2) Figures for 2002/03 have been restated to conform to the 2003/04 presentation, mainly to reflect reorganizations and certain program revenues that are now deducted from spending (see Schedule A of the 2003/04 ESTIMATES).
(3) Grants and other payments between the government and taxpayer-supported Crown corporations and agencies are eliminated to avoid double counting.
(4) Represents ministry spending where the costs are recovered from external agencies. Previously, these recoveries were presented as deductions from spending. On consolidation, the recoveries are reported as revenue and spending increases of the same amounts. Consequently, there is no impact on the bottom-line surplus/deficit. This amount also includes interest costs paid by organizations who receive fiscal agency loans from the government.
(5)  For details see Appendix Table A10.
(6) Excludes the final impact of the February 5, 2003 First Ministers' Accord on Health Care Renewal.


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

18                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



Expense                   CHART 1.3    MINISTRY SPENDING(1)

                          [GRAPH]


                          (1) Does not includes federal funding from the February 5, 2003 First Ministers' Accord on Health Care Renewal.



                          CONSOLIDATED REVENUE FUND (CRF) SPENDING

                          The three-year spending plan for 2003/04 - 2005/06 remains consistent with the plan presented in February 2002. However, at the time of preparing the 2003/04 - 2005/06 BUDGET AND FISCAL PLAN, details of new federal funding for health care had not yet been confirmed. The 2003/04 to 2005/06 spending plans for the health ministries are based on the existing plans presented in February 2002 and do not include federal funding increases.


                          On February 5, 2003 the First Ministers' Accord on Health Care Renewal was announced. Under the accord, B.C. anticipates receiving new federal funding of $1.3 billion over the next three years. B.C. is committing every dollar of this funding toward health care. Once the provincial government has assessed the terms and conditions of the new funding against provincial priorities, revised service plans for the health ministries and SUPPLEMENTARY ESTIMATES for 2003/04 additional spending will be presented to the Legislature.

                          Compared to the 2002/03 budget estimate, total CRF spending will fall by approximately $900 million or
                          3.5 per cent by the end of the next three years (see Table 1.6). CRF spending will decrease by about 1.9 per cent in 2003/04 and by a further 2.5 per cent in 2004/05. As the economy and provincial finances improve, CRF spending will increase by 0.9 per cent in 2005/06.


                          Ministry spending, including the Premier's Office, will show an overall decline of 3.1 per cent by the end of the next three years (see Chart 1.3). Other spending, which includes debt interest, restructuring and special offices, will decline 10.1 per cent by 2005/06, mainly due to the end of restructuring funding in 2003/04.


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                            THREE-YEAR FISCAL PLAN                            19
--------------------------------------------------------------------------------





                          The spending plan is based on ministry three-year service plans that have been updated to incorporate some modest changes in spending priorities, program reallocations and the addition of 2005/06 spending targets.


                          Table 1.7 provides a summary of major changes to the spending targets for 2003/04 and 2004/05 compared to last year's Budget and Fiscal Plan. In total, $99 million has been added to the spending target for 2003/04 and $274 million in 2004/05. These changes largely reflect the accommodation of various spending priorities within the fiscal plan, as a result of developments since last year.


                          Key assumptions and sensitivities related to ministry spending are provided in Appendix Table A12.

                          HIGHLIGHTS OF MAJOR CHANGES TO 2003/04 AND 2004/05


                          - MINISTRY OF CHILDREN AND FAMILY DEVELOPMENT -
                            includes additional funding for school-based programs (CommunityLink), intervention for school-age children with autism spectrum disorder and other initiatives.


TABLE            1.7 THREE-YEAR CRF SPENDING PLAN - MAJOR CHANGES FROM BUDGET
                 2002 (excluding program reorganizations between ministries)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                 Estimates      Plan         Plan         Plan
($ millions)                                                                      2002/03      2003/04      2004/05      2005/06
---------------------------------------------------------------------------------------------------------------------------------
BUDGET 2002 FISCAL PLAN .....................................................      25,556       24,935       24,128         --
KEY CHANGES:

Children and Family Development - school-based programs,
 autism spectrum disorder and other programs ................................        --             59           70
Community, Aboriginal and Women's Services - Olympic venues and
 venues legacy funding ......................................................        --             37           21
Competition, Science and Enterprise - Vancouver Convention
 and Exhibition Centre expansion funding ....................................        --             67           62
Education - base funding increase ...........................................        --           --             83
Forests - mainly BC Timber Sales program and First Nations' participation ...        --             36           60
Human Resources - employment assistance caseload savings redirected
 to other priorities ........................................................        --            (19)         (22)
Public Safety and Solicitor General - commercial vehicle safety and
 enforcement programs transferred from ICBC .................................        --             27           27
Transportation - mainly service contract payments to BC Ferry Services ......        --            112          112
Management of Public Funds and Debt - lower debt level and interest rates ...        --           (159)        (140)
Other Appropriations - mainly advancement of seismic mitigation contributions        --            (40)        --
Estimates restatements and other minor adjustments(1) .......................         (31)         (21)           1
                                                                                  --------     ---------    --------
    TOTAL CHANGES ...........................................................         (31)          99          274
                                                                                  --------     ---------    --------
    BUDGET 2003 UPDATED FISCAL PLAN .........................................      25,525       25,034       24,402       24,623
                                                                                  --------     ---------    --------     --------
                                                                                  --------     ---------    --------     --------

(1) To be consistent with the presentation used in the 2003/04 - 2005/06 BUDGET AND FISCAL PLAN, the 2002/03 Estimate and 2003/04 and 2004/05 Plan amounts have been restated to reflect the effect of a number of fees, licences and other revenues that are treated as deductions from expenditure. These adjustments do not affect the government's bottom-line, only the composition of revenue and expenses.


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

20                          THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



                          - MINISTRY OF COMMUNITY, ABORIGINAL AND WOMEN'S
                            SERVICES - includes additional funding to support construction of the Olympic venues and venues legacy funding, assuming that the provincial Olympic bid is successful.

                          - MINISTRY OF COMPETITION, SCIENCE AND ENTERPRISE -
                            includes funding for the provincial share of the capital costs for the Vancouver Convention and Exhibition Centre expansion project.

                          - MINISTRY OF EDUCATION - includes increased funding
                            for grants to the public and independent schools to improve student achievement.


                          - MINISTRY OF FORESTS - primarily includes additional
                            funding for First Nations' participation in the forest economy; for the BC Timber Sales program to increase development and sales of Crown timber resources; and for forest protection.

                          - MINISTRY OF HUMAN RESOURCES - due to significantly
                            lower than expected employment assistance caseload, a portion of the savings has been reallocated to other government priorities such as programs in the Ministry of Children and Family Development.

                          - MINISTRY OF PUBLIC SAFETY AND SOLICITOR GENERAL -
                            mainly includes additional funding for commercial vehicle safety and enforcement programs that have been transferred from ICBC.

                          - MINISTRY OF TRANSPORTATION - mainly includes funding
                            for annual payments to BC Ferry Services for a coastal ferry services contract. Planned investments in transportation are made through the BC Transportation Financing Authority (see the Transportation Investment Plan topic box).

                          - MANAGEMENT OF PUBLIC FUNDS AND DEBT - debt interest
                            costs are significantly lower than expected due to lower debt balances and lower assumed long-term and short-term interest rates.

                          - OTHER APPROPRIATIONS - provincial contributions for
                            the seismic mitigation program to upgrade public sector facilities will be fully funded by 2002/03, one year earlier than planned, thus reducing funding requirements in 2003/04.


                          There are other changes to ministry budget and service plan targets due to program reorganizations. For example, the child care subsidy program has been transferred from the Ministry of Human Resources to the Ministry of Community, Aboriginal and Women's Services. Further information on program transfers can be found in Schedule A of the 2003/04 ESTIMATES.


                          In 2005/06, total CRF spending is expected to increase $221 million compared to 2004/05. The spending plan incorporates the effects in 2005/06 of changes to ministry budgets as shown in Table 1.7, as well as increases in priority spending areas as shown in Table 1.3.


                          Part 4 - 2002/03 Updated Financial Forecast provides an update of developments in 2002/03. Spending for ministries and other programs was about 1.6 per cent below budget mainly due to lower debt interest costs,


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                            THREE-YEAR FISCAL PLAN                            21
--------------------------------------------------------------------------------




                          lower employment assistance caseloads in the Ministry of Human Resources and reduced spending in other areas. These improvements more than offset a one-time provision in 2002/03 to assist with the transition to a sustainable forestry sector, and as a number of these changes will also have an impact in the following years, they will contribute to accommodating a number of priority spending increases over the next three years.


                          Additional information on ministry budgets and service plans is provided on the government's website at http://www.gov.bc.ca.

                          TAXPAYER-SUPPORTED CROWN CORPORATION AND AGENCY
                          EXPENSES

                          Taxpayer-supported Crown corporations and agencies provide a number of services to the public. These agencies are primarily funded from ministry sources, but may also have outside sources of revenue. Some of the services provided by taxpayer-supported Crowns are highway construction (BC Transportation Financing Authority), property management (BC Buildings), property assessment, (B.C. Assessment Authority), social housing (BC Housing Management Commission), transit services (BC Transit), and legal services (Legal Services Society). Revenue and spending of taxpayer-supported Crown corporations are combined with CRF revenue and expenses in Tables 1.5 and 1.6. However, revenues and expenses for individual taxpayer-supported Crown corporations are detailed in Table A10.


                          The decrease in spending for 2003/04 is primarily due to the devolution of BC Ferries to a regulated private sector corporation that will be governed by a separate ferry authority. Spending decreases will continue in 2004/05 primarily due to spending reductions in BC Buildings. Increased spending in 2005/06 reflects the impact of the transportation plan on BCTFA's operating expenses.

                          REGIONAL AUTHORITY EXPENSES

                          MINISTRY OF CHILDREN AND FAMILY DEVELOPMENT GOVERNANCE AUTHORITIES - During 2003/04 to 2005/06, the Ministry of Children and Family Development will transfer authority for services in its Community Living Services and Child and Family Development programs to new governance structures. These bodies will be responsible for directing operations and managing funds and services. Prior to the establishment of permanent bodies, interim authorities will plan the transition of services. An increase in expense over the three years reflects the phased implementation of interim and permanent authorities and increased services. For further details, see the Ministry of Children and Family Development service plan.

FULL-TIME                 The 2003/04 projection for the taxpayer-supported
EQUIVALENTS               FTEs, including ministries and special offices (CRF),
(FTES)                    and taxpayer-supported Crown corporations and
                          agencies, and regional authorities, is 34,469 - a reduction of 2,134 from last year's fiscal plan. By
                          2005/06, FTEs are projected to decline to 31,174.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

22                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------


                          Last year, government's three-year plan anticipated an overall reduction of 11,813 FTEs from 2001/02 to 2004/05 for ministries and special offices. Some refinement of ministry restructuring plans and program transfers between the CRF and Crown corporations have resulted in a revised three-year reduction target of 11,179 FTEs.

                          MINISTRIES AND SPECIAL OFFICES (CRF)

                          The 2003/04 FTE projection for ministries and special offices is 29,049 FTEs - a net increase of 589 FTEs from last year's fiscal plan. The increase is due to additional FTEs being allocated to the new shared services agency and a number of other ministry changes. In addition, a number of program transfers between the CRF and various Crown corporations changed the allocation of FTEs between the CRF and Crown corporations and agencies. See Table 1.8 for details of changes from last year's plan. FTE projections are 23,867 in 2004/05 and 23,816 in 2005/06.

                          TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES

                          The 2003/04 taxpayer-supported Crown corporation and agency FTE projection is 5,270, a reduction of 2,873 FTEs from last year's fiscal plan. The reduction is primarily due to:

                          - the devolution of BC Ferries to the new independent
                            BC Ferry Services (3,430 FTE reduction);

                          - a delay in the transfer of the PNE to the City of
                            Vancouver, resulting in the PNE employment being included as part of government for one more year (438 FTE increase); and

                          - the impact of funding changes for the Legal Services
                            Society being fully reflected in the FTE count (117 FTE reduction).

                          The details of other FTE changes are provided in Table 1.8.

                          The 2004/05 FTE projection of 4,593 reflects the devolution of the PNE and other planned reductions. Full details are available in the Crown corporations' and agencies' service plans

                          REGIONAL AUTHORITIES

                          In BUDGET 2002, the Ministry of Children and Family Development (MCFD) anticipated transferring up to 2,800 FTEs to governance authorities outside of the government reporting entity (GRE). It was subsequently determined that the governance authorities would remain inside the GRE. Consequently the 2,800 FTEs remain in the taxpayer-supported FTE count. In 2003/04, MCFD will begin this process by transferring 150 FTEs for Community Living Services to the governance authority with the remainder to be transferred in 2004/05.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                            THREE-YEAR FISCAL PLAN                            23
--------------------------------------------------------------------------------



TABLE 1.8           THREE-YEAR FISCAL PLAN UPDATE - FULL-TIME EQUIVALENTS (FTES)
                    CHANGES FROM BUDGET 2002
-----------------------------------------------------------------------------------------------------------------
FTEs                                                                2002/03      2003/04      2004/05    2005/06
-----------------------------------------------------------------------------------------------------------------
MINISTRIES AND SPECIAL OFFICES (CRF):
BUDGET 2002 FISCAL PLAN .........................................    31,608       28,460       23,233

CHANGES:
  Anticipated 2002/03 underutilization ..........................    (1,508)        --           --
  Commercial vehicle safety and enforcement
   program transfer from ICBC ...................................      --            297          297
  Water management transfer to Land & Water BC Ltd ..............      --            (88)         (88)
  Royal BC Museum transfer to taxpayer-supported agency .........      --           (127)        (118)
  Ministry of Children and Family Development
   transfer to governance authority(1) ..........................      --           (150)        --
  Additional requirements:
  New Shared Services Agency ....................................      --            157          157
  Legislation ...................................................      --             70           70
  Attorney General (primarily Legal Services, Child/Youth office)      --            133          133
  Forest programs (primarily fire protection) ...................      --            136           56
  Health Services (primarily paramedics) ........................      --             51           52
  Transportation - new infrastructure ...........................      --             60           60
  Other ministry changes (net) ..................................      --             50           15
                                                                    --------     --------     --------
                                                                     (1,508)         589          634
                                                                    --------     --------     --------
  BUDGET 2003 UPDATED FISCAL PLAN ...............................    30,100       29,049       23,867       23,816
                                                                    --------     --------     --------     --------
                                                                    --------     --------     --------     --------

TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES:
  BUDGET 2002 FISCAL PLAN .......................................     8,800        8,143        7,914
                                                                    --------     --------     --------
CHANGES:
  Forecast reduction in Legal Services Society requirements .....      (117)        (117)        (117)
  Forecast increase for BC Assessment Authority .................       (10)          42           92
  Water management transfer from CRF ............................      --             88           88
  Royal BC Museum transfer from CRF .............................      --            127          118
  Devolution of BC Ferries ......................................      --         (3,430)      (3,457)
  Delay in transfer of PNE to City of Vancouver .................      --            438         --
  Other changes (net) ...........................................       (45)         (21)         (45)
                                                                    --------     --------     --------
                                                                       (172)      (2,873)      (3,321)
                                                                    --------     --------     --------
  BUDGET 2003 UPDATED FISCAL PLAN ...............................     8,628        5,270        4,593        4,558
                                                                    --------     --------     --------     --------
                                                                    --------     --------     --------     --------


REGIONAL AUTHORITIES:
  BUDGET 2002 FISCAL PLAN .......................................      --           --           --
                                                                    --------     --------     --------
CHANGES:
  Inclusion of Ministry of Children and Family Development
   governance authorities(1) ....................................     --            150        2,800
                                                                    --------     --------     --------
BUDGET 2003 UPDATED FISCAL PLAN .................................      --            150        2,800        2,800
                                                                    --------     --------     --------     --------
                                                                    --------     --------     --------     --------


SUMMARY:
Ministries and special offices (CRF) ............................    30,100       29,049       23,867       23,816
Taxpayer-supported Crown corporations and agencies ..............     8,628        5,270        4,593        4,558
MCFD governance authorities .....................................      --            150        2,800        2,800
                                                                    --------     --------     --------     --------
BUDGET 2003 UPDATED FISCAL PLAN .................................    38,728       34,469       31,260       31,174
                                                                    --------     --------     --------     --------
                                                                    --------     --------     --------     --------


(1) In the BUDGET 2002 Fiscal Plan, the Ministry of Children and Family Development anticipated transferring up to 2,800 FTEs to governance authorities, which were thought to be outside of the government reporting entity (GRE). Subsequent to the plan being released, it was determined that the governance authorities would remain inside the GRE.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

24                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------


Capital Spending          CHART 1.4    CAPITAL SPENDING PLAN


                          [GRAPH]

                          Capital spending(1) is needed to replace ageing infrastructure and to meet the needs of a changing population. Financing for the building of schools, hospitals, long-term care facilities, roads, dams and other forms of provincial infrastructure is largely met through borrowed funds and is a major component of provincial debt.

                          Over the next three years, combined annual capital spending of the government and taxpayer-supported and commercial Crown corporations and agencies will rise to $2.5 billion before falling back to $2.1 billion. The decline reflects the impact of government's Capital Asset Management Framework that balances the need for provincial infrastructure with the province's financial capacity. The framework encourages alternative service delivery and public-private partnership (P3) opportunities to meet the province's infrastructure requirements. P3s are expected to play a key role in the provincial Transportation Investment Plan (see topic box). For example, P3s are proposed for the Academic Ambulatory Care Centre in Vancouver and the Fraser Valley Health Centre/Eastern Fraser Valley Cancer Centre in Abbotsford.

                          Funding for Olympic venues is included as grants in the operating budget of the Ministry of Community, Aboriginal and Women's Services and therefore is not included as capital spending.

                          In 2003/04, capital spending will increase $334 million from the updated 2002/03 forecast to total $2.5 billion. The increase mainly reflects higher spending for transportation infrastructure, health facilities, ministry capital, expansion of the Vancouver Convention and Exhibition Centre and BC Hydro projects. After 2003/04, capital spending will decline $135 million in 2004/05 and $251 million in 2005/06.

----------
(1) Capital spending is not included in the government's annual surplus or deficit. In accordance with generally accepted accounting principles
     (GAAP), annual amortization expenses that recognize the estimated wear and tear of capital assets during the fiscal year are included in the government's annual expenses instead of recording the full capital costs as they occur.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                            THREE-YEAR FISCAL PLAN                            25
--------------------------------------------------------------------------------



                          Significant changes in capital spending over the next three years are primarily due to:

                          - increased spending for transportation projects as
                            part of the Transportation Investment Plan;

                          - expansion of the Vancouver Convention and Exhibition
                            Centre;

                          - reduced spending for schools reflecting completion
                            of ongoing projects combined with a reduction in the need for new student spaces; and

                          - reduced spending for health facilities reflecting
                            affordability of government-funded capital projects combined with planned investments through P3s.


                          Further details on capital spending over the next three years are shown in the service plans of ministries and Crown corporations.


                          As required under the BUDGET TRANSPARENCY AND ACCOUNTABILITY ACT, significant capital projects with multi-year budgets totalling $50 million or more are shown in Table 1.10. Annual allocations of the full budget for these projects are included as part of the provincial government's capital spending shown in Table 1.9.



TABLE 1.9 CAPITAL SPENDING 2002/03 - 2005/06
--------------------------------------------------------------------------------------------------------
                                                             2002/03
                                                       -------------------    Budget
                                                         Budget   Updated    Estimate   Plan      Plan
($ millions)                                            Estimate  Forecast   2003/04   2004/05   2005/06
--------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED
  Education ..........................................     466       386       407       317       283
  Health(1) ..........................................     273       134       203       178       161
  BC Transportation Financing Authority ..............     254       256       298       301       273
  BC Ferries(2) ......................................     103        66      --        --        --
  Rapid Transit Project 2000(1) ......................     143        88        42      --        --
  Vancouver Convention and Exhibition Centre expansion    --        --          67        62        70
  Government operating (ministries) ..................     301       187       325       191       185
  Other(3) ...........................................     129        64       108       102        83
                                                        -------   -------   -------   -------   -------
  TOTAL TAXPAYER-SUPPORTED ...........................   1,669     1,181     1,450     1,151     1,055
                                                        -------   -------   -------   -------   -------
SELF-SUPPORTED COMMERCIAL
  BC Hydro ...........................................     745       745       820       980       910
  BC Rail ............................................      66        58        39        45        45
  Columbia River power projects(4) ...................      86        94        76        78        26
  ICBC(5) ............................................     116        56        71        71        44
  BC Lotteries .......................................      26        34        52        49        45
  Liquor Distribution Branch .........................      22        11         5         4         2
                                                        -------   -------   -------   -------   -------
  TOTAL SELF-SUPPORTED COMMERCIAL ....................   1,061       998     1,063     1,227     1,072
                                                        -------   -------   -------   -------   -------
  TOTAL CAPITAL SPENDING .............................   2,730     2,179     2,513     2,378     2,127
                                                        -------   -------   -------   -------   -------
                                                        -------   -------   -------   -------   -------

(1) Net of expenditures by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK ).
(2) Effective April 1, 2003, the provincial coastal ferry system will be independently operated by BC Ferry Services, and subject to independent regulation.
(3) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development, and BC Transit.
(4)  Columbia Power Corporation and Columbia Basin Trust.
(5)  Includes ICBC Properties Ltd.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

26                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



TABLE 1.10 CAPITAL EXPENDITURE PROJECTS GREATER THAN $50 MILLION(1)
--------------------------------------------------------------------------------
                                                                 Forecast
                                                   Start        Completion
($ millions)                                       Date            Date
--------------------------------------------------------------------------------

ADVANCED EDUCATION FACILITIES
   UBC - Life Sciences Centre ................   Apr. 2002      Sept. 2004
--------------------------------------------------------------------------------
HEALTH FACILITIES
   Vancouver General Hospital,
     Jim Pattison Pavilion ...................   Sept. 2000     Jan. 2007(4)

   Prince George Regional Hospital ...........   Spring 2001    Mar. 2004

     Total health facilities .................
--------------------------------------------------------------------------------
TRANSPORTATION
   Trans Canada Highway -
     5 Mile (Yoho) Bridge ....................   May 1999       Mar. 2006

   Nisga'a Highway ...........................   Aug. 1998      Fall 2005

   SKY TRAIN extension - phase 1 ..............  Sept. 1998     June 2003

   SKY TRAIN fleet expansion(6) ...............  Oct. 1998      June 2003

     Total transportation ....................
--------------------------------------------------------------------------------
POWER GENERATION
   BC Hydro
   - Burrard upgrade (including 6 selective
     catalytic reduction systems)(7) .........   June 1993      June 2003

   - Georgia Strait pipeline crossing(8) .....   April 2000(9)  Oct. 2005

   - Vancouver Island generation
     project .................................   April 2000(9)  Nov. 2005

   - Addition of fourth generating unit
     at Seven Mile Dam .......................   Feb. 1995      Mar. 2003

   - Seven Mile Dam safety
     improvements ............................   June 1999      Mar. 2005

   - Customer information system .............   July 2001      Dec. 2003
   - Finance business transformation .........   Jan. 1999      Apr. 2003

   Brilliant Expansion Power Corporation(10)
   - Brilliant Dam power expansion ...........   Oct. 2002      Aug. 2006

       Total power generation ................
--------------------------------------------------------------------------------
OTHER
   ICBC Properties Ltd. ......................
   - Surrey Central City .....................   Sept. 1999     Jan. 2003(11)

   Vancouver Convention and Exhibition
     Centre expansion ........................         2003          2008
   Seymour water filtration plant ............   Dec.  2002     Mar. 2006

     Total other .............................
--------------------------------------------------------------------------------





                                                               Estimated
                                            -----------------------------------------------------------
                                            Cumulative
                                            Spending at                                    Cumulative       Total Project
                                              Mar. 31,    Spending   Spending   Spending    Mar. 31,   ----------------------
($ millions)                                  2003(2) +   2003/04 +  2004/05 +  2005/06 =     2006      Budget(3)  Forecast(3)
------------------------------------------------------------------------------------------------------------------------------
ADVANCED EDUCATION FACILITIES
   UBC - Life Sciences Centre ..............       17          56         37        --          110         110          110
------------------------------------------------------------------------------------------------------------------------------
HEALTH FACILITIES
   Vancouver General Hospital,
     Jim Pattison Pavilion .................       65          47         36         3          151         156          156

   Prince George Regional Hospital .........       33          17         --        --           50          50           50
                                            -----------   ---------  ---------  ---------  ----------   --------   ----------
     Total health facilities ...............       98          64         36         3          201         206          206
------------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION
   Trans Canada Highway -
     5 Mile (Yoho) Bridge ..................       20           7          9         4           40          38(5)        40(5)

   Nisga'a Highway .........................       26          11          7         8           52          52           52

   SKYTRAIN extension - phase 1 ............    1,075          42         --        --        1,117       1,167        1,117

   SKYTRAIN fleet expansion(6) .............       65           3         --        --           68          68           68
                                            -----------   ---------  ---------  ---------  ----------   --------   ----------
     Total transportation ..................    1,186          63         16        12        1,277       1,325        1,277
------------------------------------------------------------------------------------------------------------------------------
POWER GENERATION
   BC Hydro
   - Burrard upgrade (including 6 selective
     catalytic reduction systems)(7) .......      191           4         --        --          195         222          195

   - Georgia Strait pipeline
     crossing(8) ...........................       31          12         59        68          170         131          170

   - Vancouver Island generation
     project ...............................       83          62        135        90          370         370          370

   - Addition of fourth generating unit
     at Seven Mile Dam .....................       88           5         --        --           93          97           93

   - Seven Mile Dam safety
     improvements ..........................       26          33         25        --           84         100           84

   - Customer information system ...........       39          24         --        --           63          63           63
   - Finance business transformation .......       50          11         --        --           61          61           61

   Brilliant Expansion Power
   Corporation(10)
   - Brilliant Dam power expansion .........       18          66         75        22          181         205          205
                                            -----------   ---------  ---------  ---------  ----------   --------   ----------
       Total power generation ..............      526         217        294       180        1,217       1,249        1,241
------------------------------------------------------------------------------------------------------------------------------
OTHER
   ICBC Properties Ltd. ....................
   - Surrey Central City ...................      216          41         41        14          312         312          312

   Vancouver Convention and Exhibition
     Centre expansion ......................       --          67         62        70          199         230          230(12)
   Seymour water filtration plant ..........       50          --         --        --           50          50           50(13)
                                            -----------   ---------  ---------  ---------  ----------   --------   ----------
     Total other ...........................      266         108        103        84          561         592          592
------------------------------------------------------------------------------------------------------------------------------


(1) Only projects that have been approved by treasury board and/or crown corporation boards are included in this table. ministry service plans may include projects that still require final approval.
(2)  Total expenditures since commencement of each project.
(3)  Represents sum of annual budgeted expenditures to complete each project.
(4) Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.
(5) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $61 million.
(6) Funds are fully recovered from the Greater Vancouver Transportation Authority (TRANSLINK).
(7) Burrard generating station upgrade includes installation of Selective Catalytic Reduction (SCRs) systems on all 6 generating units. SCRs reduce emissions from the units and are required to meet the air quality standards for the Greater Vancouver Regional District.
(8) Project co-sponsored with a private sector company. The amounts shown represent BC Hydro's 50 per cent share of the costs; however, only partial funding has been approved to date.
(9) Initial planning, preliminary field work and engineering design costs. Physical construction will begin at a later date.
(10) A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.
(11) The base building is substantially complete; however, work to prepare space for new tenants will extend well beyond this date.
(12) Amount represents the provincial portion of this cost-shared project with the federal government and the tourism industry. Total project budget is $550 million.
(13) Amount represents the provincial portion of this cost-shared project under the Canada/BC Infrastructure Program.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           27
--------------------------------------------------------------------------------




                          Over the next three years $1.3 billion will be spent on major capital projects (greater than $50 million) including:

                          - $91 million for existing major transportation
                            capital projects. In addition, the Ministry of Transportation is investigating financial and project delivery options through P3s, for improvements to the Okanagan Lake Bridge in Kelowna, Park Bridge in the Kicking Horse Canyon and the SEA-TO-SKY highway to Whistler.

                          - $196 million for health and education facilities
                            including the Vancouver General Hospital, Prince George Regional Hospital and the UBC Life Sciences Centre.

                          - $691 million for power generation capital projects
                            by BC Hydro and the Brilliant Expansion Power Corporation.

                          - $295 million for other projects including expansion
                            of the Vancouver Convention and Exhibition Centre and tenant improvements for Surrey Central City.

DEBT In 2002/03, provincial debt is forecast to increase by $1.4 billion to total $37.3 billion, $3.5 billion below budget. In 2003/04, provincial debt will increase $3.7 billion from the 2002/03 updated forecast to total $41 billion.


                          The 2003/04 change reflects:

                          - a $2.8 billion increase in taxpayer-supported debt
                            to finance operating and net capital requirements;

                          - a $733 million increase in commercial Crown
                            corporation debt, largely due to increased borrowing for BC Hydro; and

                          - an increase of $200 million to the debt forecast
                            allowance to bring the total to $500 million (to mirror the income statement forecast allowance).

                          Over the following two years, taxpayer-supported debt will increase $576 million reflecting the annual operating and capital requirements under the fiscal plan. Self-supported debt will increase $524 million, mainly due to increased commercial debt to fund BC Hydro's capital program.

                          The debt forecast assumes a borrowing allowance of $500 million to mirror the deficit forecast allowance. This has the effect of raising the debt forecast by $500 million in 2003/04 and each subsequent year. However, should the government not require this allowance, projected debt levels under the fiscal plan would be $500 million lower for 2003/04 and thereafter.


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

28                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------




TABLE 1.11 PROVINCIAL DEBT SUMMARY(1)
--------------------------------------------------------------------------------------------------------
                                                               2003
                                                        ------------------  Budget
                                               Actual             Updated  Estimate     Plan      Plan
As at March 31                                  2002     Budget   Forecast   2004       2005      2006
--------------------------------------------------------------------------------------------------------
                                                       ($ millions unless otherwise indicated)
TAXPAYER-SUPPORTED DEBT
 Provincial government direct operating ....   13,789    17,182    15,564    17,782    17,714    17,272
 Education facilities ......................    5,517     6,012     5,813     6,170     6,445     6,688
 Health facilities .........................    1,920     2,199     2,022     2,205     2,367     2,514
 Highways, ferries and public transit ......    4,639     5,060     4,831     4,987     5,134     5,311
 Other(2) ..................................    1,310     1,148     1,051       902       870       837
                                               ------    ------    ------   ------     ------    ------
TOTAL TAXPAYER-SUPPORTED DEBT ..............   27,175    31,601    29,281    32,046    32,530    32,622
                                               ------    ------    ------   ------     ------    ------
SELF-SUPPORTED DEBT
 Commercial Crown corporations and agencies.    7,674     8,377     7,687     8,420     8,733     8,944
 Warehouse borrowing program ...............    1,067      --        --        --        --        --
                                               ------    ------    ------   ------     ------    ------
TOTAL SELF-SUPPORTED DEBT ..................    8,741     8,377     7,687     8,420     8,733     8,944
                                               ------    ------    ------   ------     ------    ------
FORECAST ALLOWANCE .........................     --         750       300       500(3)    500(3)    500(3)
                                               ------    ------    ------   ------     ------    ------
TOTAL PROVINCIAL DEBT ......................   35,916    40,728    37,268    40,966    41,763    42,066
                                               ------    ------    ------   ------     ------    ------
                                               ------    ------    ------   ------     ------    ------

Total provincial debt as a per cent of GDP .     27.4%     31.3%     27.9%     29.4%     28.4%     27.3%
Taxpayer-supported debt as a per cent of GDP     20.8%     24.3%     21.9%     23.0%     22.1%     21.1%
Taxpayer-supported debt per capita ($) .....    6,625     7,655     7,071     7,667     7,699     7,633
Taxpayer-supported interest bite (cents
 per dollar of revenue) ....................      6.6       8.1       6.8       7.7       7.8       7.7
--------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.
(2) Includes taxpayer-supported Crown corporations and agencies, other fiscal agency loans, student assistance loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.
(3) Reflects the effect over the plan of a one-time debt increase in 2003/04 to reflect the operating statement forecast allowance. Since it is unknown as to which agency would require this debt in 2003/04, the borrowing allowance is shown as a separate item over the plan.
--------------------------------------------------------------------------------


                          The ratio of taxpayer-supported debt, which excludes commercial Crown corporations and other self-supported debt, to GDP is a key measure often used by financial analysts and investors to assess a province's ability to repay debt. In 2003/04 taxpayer-supported debt is forecast to increase to 23 per cent of GDP before declining to 22.1 per cent of GDP in 2004/05 and 21.1 per cent of GDP in 2005/06. The change from the BUDGET 2002 forecast reflects the $2.3 billion improvement in taxpayer-supported debt in 2002/03 and higher 2002 economic growth. Taxpayer-supported interest costs are expected to remain stable at just under eight cents per dollar of revenue over the three-year period.


                          Table 1.12 summarizes the provincial financing plan for 2003/04. New borrowing of $6 billion is anticipated, of which $2.3 billion will be used to replace maturing debt and $3.7 billion to finance capital and operating requirements.


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           29
--------------------------------------------------------------------------------



TABLE 1.12 PROVINCIAL FINANCING
-------------------------------------------------------------------------------------------------------------------------------
                                                                   Forecast                                        Estimated
                                            Debt(1)                 Debt(1)             2003/04 Transactions         Debt(1)
                                         Outstanding    2002/03   Outstanding   ---------------------------------  Outstanding
                                         at March 31,    Debt     at March 31,     New       Retirement     Net    at March 31,
($ millions)                                 2002       Change       2003       Borrowing(2) Provision(3)  Change     2004
-------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED DEBT
 Provincial government direct operating..   13,789      1,775       15,564        3,437        1,219        2,218    17,782
 Education facilities....................    5,517        296        5,813          494          137          357     6,170
 Health facilities.......................    1,920        102        2,022          211           28          183     2,205
 Highways, ferries and public transit....    4,639        192        4,831          291          135          156     4,987
 Other debt(4)...........................    1,310       (259)       1,051           31          180         (149)      902
                                            ------      -----       ------        -----        -----        -----    ------
 TOTAL TAXPAYER-SUPPORTED DEBT...........   27,175      2,106       29,281        4,464        1,699        2,765    32,046
                                            ------      -----       ------        -----        -----        -----    ------

SELF-SUPPORTED DEBT
 Commercial Crown corporations
  and agencies..........................     7,674         13        7,687        1,311          578          733     8,420
 Warehouse borrowing program............     1,067     (1,067)           -            -            -            -         -
                                            ------      -----       ------        -----        -----        -----    ------
 TOTAL SELF-SUPPORTED DEBT..............     8,741     (1,054)       7,687        1,311          578          733     8,420
                                            ------      -----       ------        -----        -----        -----    ------
FORECAST ALLOWANCE......................         -        300          300          200            -          200       500
                                            ------      -----       ------        -----        -----        -----    ------
TOTAL PROVINCIAL DEBT...................    35,916      1,352       37,268        5,975        2,277        3,698    40,966
                                            ------      -----       ------        -----        -----        -----    ------
                                            ------      -----       ------        -----        -----        -----    ------
-------------------------------------------------------------------------------------------------------------------------------

(1) Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.
(2)  New long-term borrowing plus net change in short-term debt.
(3) Sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).
(4) Includes taxpayer-supported Crown corporations and agencies, other fiscal agency loans, student assistance loans, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.
--------------------------------------------------------------------------------


                          Further details on the debt outstanding for government, Crown corporations and agencies are provided in Appendix Tables A15 and A16.


                          CHART 1.5    TAXPAYER-SUPPORTED DEBT-TO-GDP


                          [CHART]



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

30                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



RISKS TO THE              The risks to the fiscal plan stem mainly from changes
FISCAL PLAN               in factors that government does not directly control.
                          These include:

                          - Assumptions underlying revenue and Crown Corporation
                            and agency forecasts such as economic and population growth, commodity prices and weather conditions.

                          - The outcome of litigation, arbitrations, and
                            negotiations with third parties, such as the softwood lumber dispute.

                          - Debt interest rates and utilization rates for
                            government services.


                          Table 1.13 summarizes the average bottom-line effect of changes in some of these variables. However, individual circumstances and inter-relationships between the variables may cause the actual variances to be higher or lower than the estimates shown in the table. For example, a decrease in equalization payments may offset an increase in natural resource revenue.


                          TABLE 1.13   FISCAL SENSITIVITIES
                          --------------------------------------------------------------------
                                                                                FISCAL IMPACT
                          VARIABLE                       INCREASES OF:           ($ MILLIONS)
                          --------------------------------------------------------------------
                          Nominal GDP                        1%                  $200 - $300*
                          --------------------------------------------------------------------
                          Lumber Prices
                          (US$/thousand board feet)        $50                   $130 - $165*
                          --------------------------------------------------------------------
                          Natural Gas Prices
                          (Cdn$/gigajoule)                50 cents               $110 - $160*
                          --------------------------------------------------------------------
                          Wage & Compensation
                          Rates                              1%                    - $175
                          --------------------------------------------------------------------
                          US Exchange Rate
                          (US cent/Cdn $)                  1 cent                  - $75*
                          --------------------------------------------------------------------
                          Interest Rates             1 percentage point            - $130
                          --------------------------------------------------------------------

                          * Revenue effects before adjustments due to
                            equalization

                          REVENUE

                          The revenue forecast contained in the fiscal plan is based on the economic forecast detailed in Part 3 - British Columbia Economic Review and Outlook. Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A11. The main uncertainties in the revenue forecast are:

                          - personal and corporate income tax assessments for
                            2002;

                          - B.C.'s overall economic performance;

                          - commodity prices, especially natural gas, lumber and
                            electricity;

                          - the outcome of the softwood lumber dispute with the
                            U.S.;

                          - how long low water levels will continue in the BC
                            Hydro system; and

                          - B.C.'s equalization entitlements.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           31
--------------------------------------------------------------------------------


                          The equalization formula is very sensitive to economic developments in other provinces as well as in B.C. Additionally, changes to the equalization formula and revised population estimates as Statistics Canada finalizes the 2001 Census results, could all have significant effects on revenue.


                          Crown corporations and agencies have provided their own forecasts that were used to prepare the fiscal plan, as well as their statements of assumptions. The boards of those corporations and agencies have included these forecasts, along with further details on assumptions and risks, in the service plans being released with the budget.


                          The fiscal plan does not assume or make allowance for extraordinary adjustments other than those noted in the assumptions provided by the Crown corporations and agencies. Factors such as electricity prices, water inflows into the BC Hydro system, accident trends, interest/exchange rates, decisions of an independent regulator, or pending litigation could significantly change actual financial results over the forecast period.


                          New decisions or directions by Crown corporation or agency boards of directors may result in additional costs due to restructuring, valuation allowances and asset write-downs, or gains and losses on disposals of businesses or assets. In addition, government is continuing to review the treatment of grants-in-lieu of property taxes paid by Crown corporations, although the overall fiscal impact of any change is not anticipated to be large.


                          In situations where revenue could benefit as a result of a negotiated or litigated settlement, no revenue increases have been assumed except where a detailed agreement-in-principle has been reached, as in the sale of components of BC Rail's marine division. Specifically no assumptions have been made as to potential benefits from various outstanding liabilities owing to BC Hydro, potential resolution of the softwood lumber dispute with the U.S., or possible border tax. Additionally, due to uncertainty as to the amounts and timing of revenues indicated in the February 5, 2003 First Ministers' Accord on Health Care Renewal, no Accord-related federal transfers have been included in BUDGET 2003.

                          SPENDING

                          The spending forecast contained in the fiscal plan is based on ministry and taxpayer-supported Crown corporation and agency spending plans and strategies. Details on major assumptions and sensitivities resulting from changes to those assumptions are shown in Appendix Table A12 and in ministry service plans.


                          Several options exist for dealing with major financial risks, should they arise. Ministries and Crown corporations and agencies may take action to mitigate the impact through specific or general cost reduction measures or reductions in service levels.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

32                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------


                          Highlights of spending risks:

                          COMPENSATION

                          From March 31, 2003 through March 31, 2006 virtually all public sector collective agreements expire. The Working Agreement with the British Columbia Medical Association also expires during this period. The government's current bargaining mandate is 0-0-0 for the 2003/04 to 2005/06 period. Public sector employers may address legitimate skills shortages through market adjustment increases; however the government has not provided incremental funding to employers for market adjustment increases.

                          DEMAND-DRIVEN PROGRAMS

                          The government funds a number of demand-driven programs such as Pharmacare, K-12 education, student financial assistance and income assistance. The budgets for these programs reflect the best estimate of demand and other factors such as labour costs and price inflation. If demand is higher than estimated, this will result in a spending pressure to be managed.

                          PUBLIC SECTOR PROGRAM DELIVERY

                          The vast majority of government funded services are delivered through third party delivery agencies that provide programs such as acute and continuing health care, K-12 education, post-secondary education, and community social services. All of these sectors face cost pressures in the form of program demand, non-wage inflation and compensation increases.


                          The provincial government has implemented legislative changes to provide public sector delivery agencies with greater flexibility to determine how they will deliver services. The lower cost structure made possible by the legislative changes and upcoming accountability contracts with public sector delivery agencies is reflected in this plan. If public sector delivery agencies are unable to achieve the estimated savings, budgetary pressures could arise.

                          TREATY NEGOTIATIONS

                          The government is committed to negotiating affordable, working treaties with First Nations that provide certainty, finality and equality. The province will focus resources on key opportunities in order to reach settlements with First Nations and Canada over the next two to three years. Outcomes of negotiations could affect both the economic outlook and the fiscal plan.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           33
--------------------------------------------------------------------------------


                          RESTRUCTURING COSTS

                          Ministry restructuring costs are based on preliminary estimates. Restructuring is a complex and detailed undertaking that takes time to plan and implement. The fiscal plan assumes that the restructuring process will be complete in 2003/04 and includes $190 million in non-recurring operating costs related to ministry restructuring. This estimate is based on assumptions around the number of people expected to leave government and the average cost of their departure, assumptions around reduced requirements for office space, and other costs such as systems changes, asset disposals and contract cancellation penalties.


                          As ministries implement their restructuring plans, better estimates of actual costs will become available. This could result in restructuring costs being higher or lower than assumed in the fiscal plan.

                          CATASTROPHES AND DISASTERS

                          The spending plans for the Ministries of Forests; Public Safety and Solicitor General; and Water, Land and Air Protection include amounts to fight forest fires and other emergencies such as floods and blizzards. These amounts are based on a ten-year history of actual spending and on conditions of normal to moderate severity. Abnormal occurrences may affect expenses in these ministries and those of other ministries.

                          PENDING LITIGATION

                          The spending plan for the Ministry of Attorney General contains provisions for settlements under the CROWN PROCEEDING ACT based on estimates of expected claims and related costs of settlements likely to be incurred. These estimates are based on a historical ten-year average of actual spending. Litigation developments may occur that are beyond the assumptions used in the plan (for example, higher-than-expected volumes, or size of claim amounts and timing of settlements). These developments may also affect expenditures in other ministries.

                          ONE-TIME WRITE-DOWNS AND OTHER ADJUSTMENTS

                          Ministry budgets provide for normal levels of asset or loan write-downs. The overall spending forecast does not make allowance for extraordinary items other than the amount provided in the contingencies vote.

                          CONTINGENCIES

                          The fiscal plan includes a CRF contingencies vote of $170 million in 2003/04 and $200 million in 2004/05 and 2005/06, to help offset unforeseen spending pressures.



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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

34                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------


                          ACCOUNTING POLICY

                          Government has committed to fully adopt generally accepted accounting principles (GAAP) by 2004/05 (see the Converting to GAAP topic box). Health authorities, hospital societies, school districts and certain post-secondary institutions will be included in the Government reporting entity by 2004/05. The expanded entity is not expected to have a material impact on the government's bottom-line.

                          CAPITAL RISKS

                          The capital spending forecasts assumed in the fiscal plan may be affected by various factors including:

                          - weather and geotechnical conditions causing project
                            delays or unusual costs;

                          - changes in market conditions, including service
                            demand, inflation, borrowing costs and wage settlements;

                          - the outcome of environmental impact studies;

                          - cost-sharing agreements with other jurisdictions;
                            and

                          - the ability to negotiate public-private sector
                            partnership agreements.

                          FORECAST ALLOWANCE

                          In 2003/04, the government will continue to build a forecast allowance into the bottom-line to act as a cushion against possible deterioration in revenue and expense forecasts, and thus increase the likelihood of meeting the deficit target established in the fiscal plan.

                          A forecast allowance of $500 million - about two per cent of revenues - is included in the 2003/04 budget. This forecast allowance increases the expected deficit from the government's most likely forecast of $1.8 billion in 2003/04 to a more conservative forecast of $2.3 billion.

                          A corresponding $500 million borrowing allowance has also been included in the provincial debt forecast for 2003/04.

                          Forecast allowances are not included in the fiscal plan for the 2004/05 and 2005/06 years. The government will incorporate annual forecast allowances in the budgets for those years based on a risk assessment at that time.



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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           35
--------------------------------------------------------------------------------



                         TRANSPORTATION INVESTMENT PLAN

The province has developed a three-year transportation plan that will provide an additional $650 million direct provincial investment in transportation infrastructure from 2003/04 to 2005/06. This will in turn leverage an additional $1.7 billion in investment from federal, private and other partners over the same period.

The transportation plan is based on the following principles:

-    The province will dedicate revenue sources to finance its contributions

- Provincial spending on new transportation investments will not increase taxpayer-supported debt above previously planned levels

-    Federal cost-sharing will be sought on all eligible projects and programs

- Additional transportation investment will be leveraged through partnerships with private partners

A 3.5 cent per litter increase in the provincial fuel tax will fund new provincial investment in the transportation plan.

Investments funded through contributions from other partners will be financed through a combination of:

-    Federal cost-sharing for eligible projects

-    Direct user-tolls

- Financing arrangements under partnership agreements with private sector partners

Provincial funding for these projects will total $650 million at the end of 3 years. Adding in partner contributions will increase transportation investments to $2.4 billion. It is projected that when all of these projects are completed, a total investment of $5.5 billion in transportation infrastructure will have been achieved.

Further information on the three-year transportation plan can be found on the Ministry of Transportation Webster at: www.gov.bc.ca/tran/



THREE-YEAR TRANSPORTATION INVESTMENT PLAN
-------------------------------------------------------------------------------------------------------------
                                              2003/04           2004/05              2005/06      Three-Year
                                                                                                       Total
                                             ----------------------------------------------------------------
                                                                            $ millions
                                             ----------------------------------------------------------------
NEW FUEL TAX REVENUES                         211               218                 224             653
                                             ----------------------------------------------------------------
                                             ----------------------------------------------------------------
                                                                Additional Provincial Investment
Rehabilitation                                 0                 0                  146             146
Northern and Heartland Roads                  75                75                   75             225
Airports and Ports                            10                10                   10              30
Border Crossing Infrastructure                26                37                   30              93
Highway Corridors                             39                36                   57             132
Other Projects                                 8                 8                    8              24
                                             ----------------------------------------------------------------
TOTAL PROVINCIAL INVESTMENT                  158               166                  326             650
                                             ----------------------------------------------------------------
                                             ----------------------------------------------------------------
INVESTMENTS FUNDED THROUGH
CONTRIBUTIONS FROM OTHER PARTNERS            312               465                  952           1,728
-------------------------------------------------------------------------------------------------------------



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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

36                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



                    HEALTH CARE RENEWAL IN BRITISH COLUMBIA

Existing 2002/03 SERVICE PLANS for the Ministries of Health Services and Health Planning have been tabled. These two service plans are based on the existing health budget without reference to increased federal funding that the province will receive under the First Ministers' Accord on Health Care Renewal announced on February 5, 2003. British Columbia expects to receive new federal funding of $1.3 billion over the next three years as indicated in the table below, and is committing that every dollar of new federal funding will go toward health care - toward building a more sustainable, affordable and effective health system. Once government has assessed how to use the new funding, a revised service plan and supplementary estimates for the Ministries of Health Services and Health Planning will be presented to the Legislature.

2003 First Ministers' Accord on Health Care
Renewal Impact on British Columbia

                          2003/04* 2004/05  2005/06 THREE YEAR
($ millions)                                             TOTAL

Total expected allocation     325      390      585      1,300*

* Up to an additional $260 million may be available in 2003/04 to supplement the CHST. The federal government would only provide these funds if it was in a surplus position. A decision on the availability of these funds would be made in January 2004.

BRITISH COLUMBIA IS DOING ITS SHARE TO IMPROVE PATIENT CARE AND CONTROL HEALTH CARE COSTS

British Columbia's health care costs have grown significantly faster than the rate of the economy over the past decade, and now account for 41 per cent of provincial government spending. British Columbia has added $1.1 billion to health care spending, a 12 per cent increase, in the past year alone. Clearly, these unsustainable increases are not the answer to protecting and improving health care over the long term. That's why British Columbia has begun an ambitious and wide-ranging health reform strategy, which includes:

- Reducing the number of health authorities from 52 to 6, and establishing new performance agreements with them to ensure accountability for patient outcomes while allowing for flexibility in service delivery;

- Creating a network of health services to provide British Columbians access to a range of acute care services, including emergency services, within a standard time frame;

- Better serving the needs of people who are seriously ill, including those with chronic or terminal illnesses, so they can live independently, with dignity and with the highest quality of life possible;

- Providing incentives to increase access to full service, primary health care, particularly in rural areas;

- Putting a greater focus on health promotion and illness prevention, so British Columbians have access to the tools and information they need to become partners in their own health and well-being; and

- Working with other provinces to control drug costs through measures such as a common drug review process.

Provinces/Territories more committed to Health spending than Federal Government


[GRAPH]


Source: Finance Canada - excludes new Health Accord funding.

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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           37
--------------------------------------------------------------------------------


FEDERAL FUNDING SHARE DECLINING

By contrast, federal support to health care and other social programs has long been declining, and the provinces have been forced to assume a much higher percentage of total health spending. Since medicare was implemented, the federal share of over-all health spending has decreased from 50 per cent to just 14 per cent.

These federal shortfalls have become acute in the past decade. Since 1994, the provinces' annual health and social spending has increased by $32.5 billion. In that same time, the Canada Health and Social Transfer to provinces has increased by less than $0.5 billion.


BRITISH COLUMBIA'S POSITION ON NEW FEDERAL FUNDING FOR HEALTH

The chart shows that the small increases to Canada Health and Social Transfer
(CHST) in the late-1990s did not go nearly far enough in restoring federal funding to health care. The province is concerned that even these small gains will be lost without new and sustained federal action. That is why the province has been urging the federal government to make a significant commitment to health care and bring the CHST back up to the 1994/95 level of 18 per cent of provincial health care costs.

As the provincial budget goes to print, the impact of the 2003 First Ministers' Accord on Health Care Renewal has yet to be fully determined. The new federal funding announced in the Accord is expected to support innovations and sustainability.

 Without Federal transfer increases, a fairer Federal share of health care costs cannot be achieved


[GRAPH]


Source: Provincial Public Accounts and Conference Board of Canada


The $1.3 billion British Columbia expects to receive will be used:

-    To sustain existing plans to build a better health system;

- To continue the reforms in the areas of primary care, home care and catastrophic drug coverage; and

- To ensure appropriate levels of diagnostic and medical equipment, training and services.

Over the coming weeks, the Health ministries will be updating their service plans to reflect the direction and additional resources made available through the Accord.



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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

38                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------


EDUCATION - KEY TO OUR FUTURE

K-12 EDUCATION SECTOR


K-12 EDUCATION BUDGETS

Recognizing the importance of education to both the economy and society, the provincial government has protected and increased the Education budget and will now begin to increase funding as the economy grows.

- School districts were provided additional one-time funding of $43 million in 2001/02 to improve student achievement and a further $50 million of one time funding will be provided in 2002/03.

-    The budget in 2003/04 will be maintained at $4.86 billion.

- In 2004/05 there will be a budget increase of $83 million and a further budget increase of $60 million in 2005/06.


ENROLLMENT AND PER PUPIL FUNDING

The enrollment in schools has been declining since 1998/99. In the 2003/04 school year, public school enrollment is projected to decline approximately 4,700 students (0.8 per cent) from 2002/03.

Enrollment and per pupil funding

[CHART]

Source: Ministry of Education

Enrolment has declined by 18,023 student FTEs (3.0 per cent) since 1998/99 and a further decline of 13,981 student FTEs (2.4 per cent) is anticipated over the 2003/04 - 2005/06 period.

At the same time, the per pupil funding has increased. The per pupil amount for the 2003/04 school year will increase $51 from 2002/03 and is projected to increase $139 in 2004/05 and $53 in 2005/06.


K-12 PERFORMANCE

The two key goals of the Ministry of Education are improved student achievement and a high quality, performance-oriented education system in British Columbia.

The school completion rate is the percentage of Grade 8 students who graduate with a Dogwood Diploma within six years. Over the past six years, the percentage has increased from 70 per cent in 1996/97 to 77 per cent in 2001/02. The ministry's plan is to meet or exceed the 77 per cent completion rate over the next three years.

School completion rates

[CHART]

Source: Ministry of Education

Further information on performance measures, ministry goals and challenges can be found in the ministry service plan and on the government website.



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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           39
--------------------------------------------------------------------------------


POST SECONDARY EDUCATION (PSE) SECTOR


PSE BUDGETS

The government is continuing to protect funding for PSE and will begin to increase grants as the economy grows:

- 2002/03 spending includes additional one-time contributions of $23 million to institutes for funding of Leading Edge Chairs at B.C. universities and Regional Innovation Chairs at the province's colleges, along with needs in other priority areas.

-    2003/04 and 2004/05 funding will be maintained at $1.90 billion

-    2005/06 funding will be increased by $30 million to $1.93 billion.


PSE ENROLLMENT

Currently, there are 157,700 student spaces in public post-secondary institutions. The private academic degree-granting sector has approximately 8,000 spaces.

The government is increasing access to PSE to create more opportunities for students to fill the need for skilled professionals in the province. Some highlights include:

- adding 2,700 new student spaces in 2002/03, including 825 new spaces for computer science and electrical and computer engineering and 700 new spaces for nurses and health care workers;

- completion of a $45-million Leading Edge Endowment Fund, cost-shared with the private sector, to establish 20 BC Leadership Chairs in the fields of medical, social, environmental and technological research - the first Leadership Chair in spinal cord research has already been established;

- commit $7.5 million to establish 6 Regional Innovation Chairs at provincial colleges;

Supporting research and development through the Michael Smith Foundation for Health Research, investments in the BC Knowledge Development Fund, a life sciences strategy and a $110 million Life Sciences Centre.


TUITION

Lifting the tuition freeze and allowing institutions to set their own tuition provides greater flexibility in expanding programs and services for students. The following chart shows that B.C. is third lowest among the provinces and below the Canadian average for university undergraduate tuition fees.

2002/03 Average undergraduate university tuition fees

[CHART]

Source: Statistics Canada

Further information on performance measures, ministry goals and challenges can be found in the ministry service plan and on the government website.


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

40                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------


                     CROWN CORPORATION RESTRUCTURING UPDATE

When BUDGET 2002 was prepared, the Core Services Review of commercial Crown corporations was in progress. Since that time, a number of policy decisions have been made on the mandates and service delivery models for British Columbia's major Crown corporations. These are now reflected in BUDGET 2003.


BRITISH COLUMBIA FERRY CORPORATION:

In December 2002, government announced a major restructuring of BC Ferries. Coastal ferry services will be delivered by a COMPANY ACT corporation, BC Ferry Services, which will be governed by the British Columbia Ferry Authority, an oversight body modelled on the Vancouver International Airport Authority. An independent regulator will regulate rates, and both BC Ferry Services and the Ferry Authority will move outside government's reporting entity.

The restructuring will affect the fiscal plan as follows:

- BC Ferries' net assets in BC Ferry Services will be exchanged at net book value (approximately $500 million) for a combination of preferred shares and a bond issued to the province by the new corporation.

- Provincial fuel tax of $75 million will no longer be paid to BC Ferries. Instead, the government will enter into a services contract with the new corporation for an annual fee of $106 million.

- Annual dividend and interest earnings of $30 to $37 million from the preferred shares and the bond will offset the loss of projected BC Ferries net income.

- The government will incur a $77 million onetime negative accounting adjustment in 2002/03 for previous capital grants to BC Ferries.

- BC Ferries net income, capital spending, assets, liabilities and debt will not be recorded on government financial statements after 2002/03.

As part of its restructuring, BC Ferry Corporation is concluding an auction of the PACIFICATS on March 24, 2003.


BRITISH COLUMBIA HYDRO AND POWER AUTHORITY:

In November 2002, a new energy policy entitled "Energy for Our Future: A Plan for BC" included a number of structural changes for BC Hydro. Government will legislate a "heritage contract" to lock in for an extended period the low-cost benefit to British Columbians from the corporation's publicly-owned hydro and other generation assets. New power requirements will be competitively sourced from the private sector.

In keeping with the Energy Plan's direction to focus on core services, BC Hydro will be outsourcing its customer service, IT and other administrative functions to a joint venture with Accenture. Approximately one-third of BC Hydro's workforce (1,700 employees) will move to the new organization. Transition costs will be offset by cost savings of $250 million over 10 years. Additional revenues may accrue to BC Hydro through marketing similar services to other utilities in North America.

A key Energy Plan initiative is the establishment of a new BC Transmission Corporation to manage, operate and maintain BC Hydro's transmission system based on open access principles. This new publicly owned corporation is expected to be operational by mid-2003, and will position the Province as a continuing active participant in west coast energy markets.

After no general rate increase in 10 years, BC Hydro will return to full BC Utilities



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           41
--------------------------------------------------------------------------------




Commission oversight in April 2003. Future rate setting will factor in the cost of new power supplies, the maintenance associated with ageing assets and the requirement to earn a positive rate of return on equity. Any rate increases are subject to regulatory approval. No rate increase has been incorporated into BUDGET 2003 or BC Hydro's Service Plan.


BC RAIL GROUP:

The Core Services Review of BC Rail resulted in a focus on its rail freight business, and divestment of non-core assets and unprofitable businesses. Key restructuring initiatives include:

-    discontinuation of intermodal and uneconomic passenger rail services;

- divestiture of the BCR Marine division (Vancouver Wharves, Canadian Stevedoring, and Casco Terminals); and

- divestiture of non-rail subsidiary transportation businesses (Finlay Navigation).

As a result of these initiatives, BC Rail reported asset re-valuation and other restructuring costs in January 2002 totalling $100 million. These costs were reflected in the government's 2001/02 financial statements as part of the adjustment to BC Rails' reported results to match them to government's fiscal year.

In January 2003, the sale of Casco Terminals and Canadian Stevedoring to P&O Ports for $105 million was announced. This transaction is expected to close in February 2003, and proceeds will be used to defease long-term debt and reduce short-term debt requirements. Gains of approximately $30 million on this sale will be offset by further asset revaluations. These transactions will be reported by government in its 2002/03 financial statements.

The restructuring is expected to result in improved operating results for BC Rail as it sheds the annual losses from these discontinued operations and reduces its debt servicing costs.


INSURANCE CORPORATION OF BRITISH COLUMBIA:

ICBC restructuring has focused on regulation to improve the competitive environment, aggressive cost control, and the return of certain functions to government.

In November 2002, government announced that ICBC will continue to be the sole provider of basic auto insurance, but will be overseen by an arms-length regulator. The regulator will:

-    replace Cabinet as the body responsible for setting basic insurance rates;

- ensure an open and transparent process for basic insurance rate-setting, including greater public input to rate reviews on basic insurance;

- ensure basic insurance does not subsidize optional products, and that ICBC does not use its dominant position to compete unfairly in the optional insurance market;

-    permit optional insurance rates to be governed on a business basis.

As part of its move to private-sector competitive status, ICBC will be expected to provide a return on equity to government, commensurate with what a private insurance company would have to provide its shareholders. ICBC will also be expected to increase its capitalization to match industry requirements. The regulator will incorporate these requirements into its review of ICBC's operations when setting future insurance rates.

ICBC has been able to mitigate the effects of increasing claim costs and reduced returns



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

42                            THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------



on its investment portfolio through reducing its costs. The workforce has been cut by 20 per cent (just over 1,300 employees) since its peak in April 2001, the number of claims centres has been reduced, and processes and programs have been streamlined. Overall, the controllable costs of the company have been reduced by more than 24 per cent in the last two years. Combined with average rate increases of 7.4 per cent in January 2002 and 4.8 per cent in January 2003, the net effect is improved net income for 2002 and 2003, compared to the BUDGET 2002 FISCAL PLAN.

Commercial vehicle compliance and motor carrier functions will be transferred back to the Ministry of Public Safety and Solicitor General and the Ministry of Transportation, respectively. ICBC and the provincial government will formalize the provision of other non-core services by ICBC on behalf of government in a services contract.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           43
--------------------------------------------------------------------------------


                               CONVERTING TO GAAP

The Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants establishes Generally Accepted Accounting Principles (GAAP) for senior governments. British Columbia's BUDGET TRANSPARENCY AND ACCOUNTABILITY ACT requires all financial documents produced by the province under that legislation to fully comply with GAAP by fiscal 2004/05.

GAAP guidance is not static. In the past year, two major initiatives of PSAB have resulted in anticipated changes to:

- The criteria for determining which entities are included in the government reporting entity; and

- The basis upon which the government bottom line is calculated - moving from expenditure-based accounting (reporting tangible capital asset expenditures as they occur) to expense-based accounting (reporting annual capitalization and amortization of tangible assets).

In addition, PSAB is reviewing the method of accounting for certain entities that may be included in the government reporting entity (primarily school districts, universities, colleges and health authorities - SUCH). Current guidance requires any of the SUCH entities that are included in the government entity to be consolidated on a line-by-line basis (adding assets, liabilities, revenues and expenses to those of government). PSAB is reviewing this guidance to determine if modified equity accounting (adding an agency's net income to government's bottom line) might be more suitable. Changing the method of accounting would have no impact on government's bottom line.

All senior governments follow GAAP in the preparation of their Public Accounts. However, the application of GAAP across provinces is inconsistent. This is due to the fact that GAAP guidelines are principle based rather than rule based, and therefore, in many instances, professional judgement is required to interpret and apply the guidelines.

Within this changing environment, British Columbia is the only senior government within Canada, to legally require adherence to GAAP for ESTIMATES, BUDGETS, QUARTERLY REPORTS AND PUBLIC ACCOUNTS.

For the most part, British Columbia's 2002/03 financial documents comply with GAAP. The two main exceptions are:

- The way taxpayer-supported Crowns are presented in the ESTIMATES, BUDGET and QUARTERLY REPORTS; and

- The definition of the reporting entity (the province does not fully include the SUCH sector).

Two other technical deviations from GAAP are the use of prepaid capital advances to provide capital funding to the SUCH organizations, and the capitalization by government of tangible capital assets. In both cases, it is anticipated that government will not be required to change its accounting policies, since GAAP guidelines are changing and are expected to accommodate existing government policies by BUDGET 2004.


ACCOUNTING POLICY ADVISORY COMMITTEE

To assist the province in moving to full compliance with GAAP, the province established an Accounting Policy Advisory Committee. The Committee is comprised of professional accountants independent of government, and its role is to advise Treasury Board on the implementation of GAAP. The Committee's advice has been sought in areas where the implementation of GAAP requires significant professional judgement - such as the determination of the government reporting entity.


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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

44                             THREE-YEAR FISCAL PLAN
--------------------------------------------------------------------------------

IMPLEMENTATION OF GAAP

The implementation of GAAP will have two major impacts on government financial reports:

- In 2003/04 the ESTIMATES, BUDGET and QUARTERLY REPORTS will fully consolidate the taxpayer-supported Crown corporations and agencies. The change will not affect the government's bottom line since the current fiscal plan includes the bottom line results of these Crowns and agencies. This change in presentation is being done a year ahead of the 2004/05 legislated deadline for full GAAP compliance in order to clearly separate the changes relating to the Crown/agency consolidation from the entity expansion that will take place in 2004/05. The change this year will have minimal impact on the Public Accounts since the taxpayer-supported Crowns and agencies are already fully consolidated in that document.

     While fully consolidating the government's Consolidated Revenue Fund (CRF) with the taxpayer-supported Crown corporations and agencies, the new ESTIMATES presentation also maintains CRF ministry expenses (which are detailed in the ESTIMATES for legislative approval) as a key element of the expense statement. An expense-by-function format is also provided for full compliance with GAAP.

     The net incomes of the commercial Crown corporations are included with government revenues. This enables the net effect of the taxpayer-supported organizations to be separated from that of the commercial enterprises, as recommended by the Auditor-General. The simplified schematic in this topic box contrasts the previous and the current presentation formats.

- In 2004/05 the reporting entity will be expanded to fully include school districts, colleges, and health authorities.



Changes to Accounting Presentation

  BUDGET 2002 PRESENTATION                     BUDGET 2003 PRESENTATION

        [CHART]                                       [CHART]



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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           45
--------------------------------------------------------------------------------


     The inclusion of universities is less clear and will be the subject of further discussion between the government, the Accounting Policy Advisory Committee and the Auditor General. Including these organizations in the government reporting entity does not affect those organizations' bottom lines. Nor should the change materially affect the government's bottom line since the government Contingencies Vote will be available to offset any possible negative impact associated with the expanded entity. In addition, school districts will receive $25 million in 2004/05 and $35 million in 2005/06 further reducing the possibility of a negative impact from moving to GAAP.


UNIVERSITIES

As previously noted, GAAP guidance related to determining the government reporting entity is currently undergoing a major review. It is anticipated that very shortly the criteria for inclusion will be changed from organizations that "are accountable to, and owned or controlled by government" to "organizations that are controlled by government". With the increased focus on control, the new guidelines will include indicators that will assist in the determination of whether or not an entity is controlled (or not controlled) by government.

The indicators clearly show that school districts, colleges and health authorities should be included in the government reporting entity. However, the indicators make a strong case for the exclusion of universities from the government reporting entity. This view is supported by the Accounting Policy Advisory Committee. Discussions with the Auditor General regarding the status of universities are ongoing.


CONCLUSION

These steps demonstrate the government's commitment to comply with GAAP by BUDGET 2004. The process will require the commitment, effort and support of all agencies involved, in particular school districts, colleges and health authorities, in implementing this plan.


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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

46                           THREE-YEAR FISCAL PLAN
-------------------------------------------------------------------------------

OPENING UP BC TO A STRONG AND VIBRANT ECONOMY

British Columbia is already one of the best places in the world to live, work and invest. British Columbians have the longest life expectancy of anywhere in Canada and studies often place our cities at or near the top in world rankings for quality of life.

The province is rich in resources. British Columbia's forests remain a cornerstone of the economy. In the North East, oil and natural gas development plays an increasing role in the economy and the potential for growth is significant. The mining industry has shown renewed interest in British Columbia's abundant mineral deposits. The province's four season resorts are capturing the attention of the international travel market. Finally, the extraordinary beauty and isolation of British Columbia's wilderness areas offer unlimited potential for eco and adventure tourism.

Despite these advantages, the province failed to realize its economic potential during the 1990s, stifled by high taxes, burdensome regulation and unsustainable fiscal policy. Last year's Budget and Fiscal Plan included an ambitious strategy for opening up the provincial economy and restoring confidence in British Columbia's economic future. The plan contained four key elements:

-    Developing a stable and competitive policy framework;

-    Ambitious, but achievable strategies for key sectors of the economy;

-    Moving towards efficient, performance-based environmental policy; and

- A flexible, responsive and affordable education system for British Columbians of all ages.

The new B.C. Heartlands Economic Strategy builds on the government's overall economic plan. It will focus on opening up opportunities in British Columbia's regions through new partnerships with First Nations, new investments in transportation infrastructure, new sport and recreation opportunities and taking full advantage of the provincial resource base.

British Columbia job growth
[GRAPH]
Source: Statistics Canada

British Columbia housing starts
[GRAPH]
Source: Canada Mortgage and Housing Corporation

The government has already made progress in reenergizing the provincial economy. While it will take time for British Columbia to fully regain its historic position as an economic leader in Canada, some success is already evident in recent economic indicators. The economy created almost 78,000 new jobs during 2002, one of the best job creation performances in Canada.

The government remains committed to its economic strategy. Although much has been

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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                             THREE-YEAR FISCAL PLAN                           47
--------------------------------------------------------------------------------

     accomplished, much still remains to be done. The objective is clear:

- to build a strong and vibrant economy characterized by new investment, new job opportunities and a higher standard of living for British Columbians.


STABLE AND COMPETITIVE POLICY FRAMEWORK

RESPONSIBLE FISCAL POLICY AND A COMPETITIVE TAX STRUCTURE

The government remains on track to balance the budget by 2004/05 and has moved to improve accountability and transparency. Legislation requires a balanced budget in 2004/05 and future years. In addition, 20 per cent of the Premier's and Cabinet Ministers' pay depends on meeting the government's overall bottom line target and their specific targets each year.

British Columbia's tax system is now competitive. After cutting personal income taxes by 25 per cent, the overall level of taxes for British Columbia families are the second lowest in the country. And the province has the lowest income tax rates in the country for the bottom two tax brackets.

Comparison of Provincial Taxes by Province - 2003

                                              BC     Alta   Sask   Man    Ont    Que     NB     NS     PEI    Nfld
------------------------------------------------------------------------------------------------------------------
Family of Four -
  $90,000 income                              2      1      5      9       4     10      7      6       3      8
  $60,000 income                              2      1      4      9       5     10      3      6       8      7
  $30,000 income                              2      1      4      9       5      8      3      6      10      7
Single individual -
  $25,000 income                              2      1      3      6       4     10      5      7       8      9
  $80,000 income                              2      1      3      9       4     10      5      7       6      8
Senior couple -
  $30,000 income                              1      3      6      7       2      8      4      9      10      5

Rank by province (1=lowest)
includes provincial income, consumption and property taxes (including municipal property taxes)
------------------------------------------------------------------------------------------------------------------

A substantial investment has also been made in restoring B.C.'s business tax climate. The province's ability to attract and retain investment has dramatically improved, due to

-    A lower corporate income tax rate;

-    The elimination of the corporate capital tax;

-    A new sales tax exemption for production machinery and equipment; and

-    Other sector specific tax reductions.

A recent KPMG study confirms that Vancouver is extremely cost competitive in relation to other major cities.

Cost competitiveness for selected cities
[GRAPH]
Source: KPMG Competitive Alternative International Report - January 2002

The government is also continuing to respond to competitive concerns in specific industries. Budget 2003 includes new initiatives totaling $29 million by 2004/05 to assist the film, book publishing and new media industries and to increase the supply of venture capital in the province. (These measures are described in more detail later in this topic box and in Part Two Revenue Measures.)


DEREGULATION

As part of the deregulation initiative almost 38,000 unnecessary regulatory requirements have been eliminated. The government has exceeded its commitment to eliminate two requirements for every new one introduced by eliminating three regulations for every new one introduced.

Companies will soon be able to use a single business number to complete several business processes at one time, including incorporations, re-organizations and data maintenance. The new BUSINESS CORPORATIONS ACT will provide greater flexibility and make the province a more attractive location to do business. The new Act adopts the latest and

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

48                           THREE-YEAR FISCAL PLAN
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best ideas from other jurisdictions, clarifies the rules and embraces technological advances such as electronic filing.

After a comprehensive review, changes have been introduced to the Workers Compensation Board (WCB), including a new, representative governance model, a more sustainable approach to pension and benefits and a more responsive and timely appeal system.

Provincial employment standards have been amended to recognize the realities of today's economy. The changes create greater workplace flexibility and address unique working conditions in specific sectors such as high tech, while maintaining essential employee protections. Work continues on making the provincial employment standards responsive to the unique needs of specific industries. Discussions with stakeholders are ongoing, with changes planned for Spring and Fall 2003.

ELIMINATING BUSINESS SUBSIDIES

Consistent with a New Era commitment, business subsidies that provide an economic advantage on a selective basis have been eliminated. This has improved the investment climate by offering assurance that unsuccessful firms will not be artificially propped up at the expense of their stronger competitors.

INFRASTRUCTURE

An essential underpinning of a vibrant economy is a modern, efficient transportation system. The government has announced a multi-year plan to open up the province by building an integrated and competitive transportation system throughout British Columbia.

The initial three-year plan includes direct provincial investment of $650 million that will help leverage an additional $1.7 billion in investment by the federal government, the private sector and other partners.

A revitalized transportation system will:

- support B.C.'s regions by increasing access and improving efficiency for the province's resource industries, tourism and other local businesses;

- improve access to trade gateways, such as ports, airports and border crossings; and

-    ease the movement of goods and services in urban areas.

The focus of the plan will be on:

- upgrading and improving main highways, including the Golden to Yoho corridor to four lanes;

- rehabilitating and expanding the province's rural road system through a three year investment of $225 million to improve the condition of 2,600 kilometres of side roads;

- enhancing public transit and encouraging alternative forms of transportation in urban areas;

-    easing border congestion; and

-    investing in ports and airports.

The provincial contribution to the plan will be financed through a dedicated increase of 3.5 cents per litre in gasoline and diesel fuel taxes that will generate $211 million in 2003/04 and a three-year total of $653 million by 2005/06.

In addition to a new transportation investment plan, the government has implemented a new capital asset management framework that encourages innovative and responsible uses of resources in the provision of public sector infrastructure. The framework provides for alternative service delivery options, including public private partnerships (P3s).

Partnerships B.C. is pursuing P3s that maximize private sector investment and improve customer services while minimizing

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

                             THREE-YEAR FISCAL PLAN                           49
--------------------------------------------------------------------------------


costs and risks to taxpayers. P3s are already underway with a new ambulatory (outpatient) care center in Vancouver and the new Fraser Valley Health Centre in Abbotsford.

New P3s will be actively sought this year for the development of transportation, healthcare, and information technology infrastructure.

STRATEGIES FOR KEY SECTORS

As part of the economic strategy laid out in the 2002/03 - 2004/05 BUDGET AND FISCAL PLAN the government committed to ambitious, but achievable strategies for key sectors of the economy. This section reports on progress in these strategies, and on the challenges and opportunities that lie ahead.

FORESTRY

Despite the uncertainty and hardship associated with the softwood lumber dispute, the forest industry remains a cornerstone of the provincial economy. Reaching a stable long-term resolution to this dispute continues to be a key objective of the government. Failure to accomplish this goal is a major risk to our economic future, particularly in forest-dependent communities.

In addition to pursuing a resolution to the softwood dispute, the government has taken several steps to improve the long-term viability of the industry and improve its competitiveness. The new FOREST AND RANGE PRACTICES ACT replaces the Forest Practices Code with a results-based regulatory regime. The new regime will come into effect April 1, 2003 and will substantially reduce industry costs while ensuring sustainability and protecting other values associated with British Columbia's forests.

More timber will be available for innovative smaller local operators through the B.C. Timber Sales program.

The government is seeking public input on a proposal to designate 48 per cent of provincial Crown land as "working forest". The proposal is designed to increase certainty of access for the forest industry and to balance the economic, environmental and social values associated with British Columbia's forests. The province now has 13 per cent of the land base set aside for parks and substantially more in protected areas.

The proposed "working forest" designation will not limit treaty negotiations with First Nations. Government will still be required to meet its legal obligations to consult with First Nations and seek to accommodate their interests.

The government has allocated $15 million in 2003/04, rising to $30 million in 2004/05 and to $50 million in 2005/06 for revenue sharing arrangements with First Nations. The distribution of revenue sharing will be negotiated with First Nations in exchange for legal certainty that allows all regions and British Columbians to prosper from their resource industries.

In addition, to these important initiatives the government remains committed to moving to a market-based stumpage system and introducing tenure policy reforms to improve industry flexibility and adaptability.

To assist in the transition, $275 million has been set aside in 2002/03. This one-time commitment will be used to help manage the changes needed to rebuild a leading edge and sustainable forest industry. Fair compensation will be available for existing tenure holders based on the benefits and costs of reform.

ENERGY DEVELOPMENT

The province's new energy plan is designed to capitalize on British Columbia's competitive advantage in energy by increasing investment in the energy sector and maintaining low-cost electricity and public ownership of BC Hydro.

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50                           THREE-YEAR FISCAL PLAN
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Competitive power prices in B.C.

                                   Representative   Representative  Representative
                                    Residential        Industry     Large Industry
                                                     General Use
                                   --------------   --------------  --------------
                                              ----- US cents/kWh -----

New York, NY                           14.2             12.2              9.9
Los Angeles, CA                        10.4              8.7              7.3
Seattle, WA                             6.9              5.8              5.5
Toronto, ON                             5.8              4.6              4.2
Montreal, QC                            3.8              3.8              2.4
Vancouver, BC                           3.8              2.9              2.1

Sources: BC Hydro and Hyrdo Quebec, effective May 2001

The plan has four cornerstones:

LOW ELECTRICITY RATES AND PUBLIC OWNERSHIP OF BC HYDRO. - B.C. residents will continue to enjoy among the lowest electricity rates in North America. These low rates will also help B.C. business and industry compete in an increasingly global economy.

SECURE, RELIABLE SUPPLY - Developing on-shore resources like coal, oil and natural gas, clean energy and other energy sources will help secure a reliable supply. Government is also working with the federal government, First Nations, communities and industry and academic experts to develop a knowledge base that will guide scientifically sound decisions related to offshore oil and gas development. By 2010, the government intends to have an environmentally sound offshore oil and gas industry in production.

MORE PRIVATE SECTOR OPPORTUNITIES - The private sector will be a key player in B.C.'s energy future by developing resources. Independent power producers will be able to access the transmission system and sell directly to large consumers. This will stimulate new investment in power generation and give producers the confidence they need to expand supply.

ENVIRONMENTAL RESPONSIBILITY AND NO NUCLEAR POWER SOURCES - Enhanced conservation and new investment in clean energy sources will help ensure the environment is protected for future generations. Conservation measures will include new rate structures that encourage BC Hydro's largest customers to minimize their power use. Distributors will also work towards acquiring 50 per cent of new electricity supply from clean sources.

The government has also taken concrete steps to accelerate the development of British Columbia's oil and gas sector including:

- introducing a competitive royalty regime for coal-bed methane that has already generated $7 million in new land sales and 20 wells drilled;

- strengthening the role of the oil and gas commission as a single window regulatory agency for the industry; and

- developing a new funding mechanism to ensure that new opportunities to enhance investment and government revenue can be pursued quickly and effectively.

These changes will reinforce British Columbia's developing reputation as the province of choice for new natural gas exploration and development in Canada.

MINING

Over the past year, changes in government policy, combined with improved prices, have considerably brightened the prospects for British Columbia's mining industry. The industry has started to recover from a turbulent and uncertain decade in the 1990s. Mineral exploration expenditure has increased 25 per cent since 2001 and the first new mine in almost a decade is set to open.

The government has restored a competitive tax environment through elimination of the capital tax and lowered corporation income tax rates. In addition, although many challenges remain, certainty of access has been improved by introducing a two-zone system for mineral exploration. Land is now designated as a "MINERAL ZONE" where land is open to mineral and coal exploration, or a

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

                             THREE-YEAR FISCAL PLAN                           51
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"PROTECTED ZONE" where Crown land is closed to mineral development.

The government will continue to improve the tax competitiveness, regulatory framework and certainty of access for the mineral sector. To this end, the mineral exploration tax credit will be extended for three more years until June 2006 and British Columbia's flow-through share exploration incentive will also be extended, subject to the federal government extending its credit.

In addition, revisions to the mineral exploration code will be completed to streamline the regulatory process and move to a performance-based regulatory environment.

HIGH TECH

Despite the current economic uncertainty facing many high-tech companies, the future prospects for British Columbia's high tech sector remains bright. The government continues to work with the Premier's Technology Council to unleash this potential.

Recently, the Premier's Council has focused on the need for improved access to capital for start up and developing high tech companies. In response, the government is revamping the small business venture capital program to streamline and expand access to the program. In addition, to further improve competition in the venture capital market, the government will increase the tax credit budget for the labour sponsored venture capital program by $4 million annually. This will allow a third fund to enter the market with the ability to raise almost $27 million annually in additional equity capital over time.

Many of the tax cuts introduced last year are of direct benefit to the high tech sector including the reduction in the top marginal personal income tax rate to the second lowest in Canada, the elimination of the corporation capital tax on general corporations and the sales tax exemption for production machinery and equipment

Other initiatives already underway include:

DOUBLING THE NUMBER OF UNIVERSITY GRADUATES IN ELECTRICAL ENGINEERING AND COMPUTER SCIENCE. The government and post secondary institutions have created 825 new spaces in 2002/03 and have committed to increasing this by 2,575 spaces by 2006/07.

FORGING CLOSER LINKS BETWEEN EDUCATION AND THE ECONOMY. In April 2002 the government provided $2.25 million for the BC Leadership Chair for Spinal Cord Research. In total $45 million has been contributed to the Leading Edge Endowment Fund to create 20 B.C. Leadership Chairs, in partnership with the private sector. A further six B.C. Regional Innovation Chairs will be created at colleges. Also in 2002/03 through the government's BC Knowledge Development Fund and funding leveraged from the Canada Foundation for Innovation and other contributors, close to $175 million was invested in research infrastructure in the province.

These initiatives build on British Columbia's reputation for scientific innovation and will open up new opportunities to attract and retain high quality scientists to the province.

FILM AND TELEVISION

In July 2002, the premier announced the extension of the existing Film Incentive BC (FIBC) and Production Services Tax (PSTC) credits. These credits are designed to create a competitive tax environment for domestic and international film productions respectively.

After reviewing the competitive position of the animation and new media sectors, the government is introducing two new measures. First, a new bonus credit for digital animation and visual effects will be added to the existing FIBC and PSTC. Second $5 million dedicated to New Media will be added to the budget for tax credits under the small business venture capital program. This new funding will lever up to $17 million in new investments in this exciting growth industry.

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52                           THREE-YEAR FISCAL PLAN
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In addition, the existing regional tax credit that is designed to attract location-based productions to areas outside Greater Vancouver will be enhanced by relaxing the eligibility criteria and introducing a new add-on credit to the PSTC.

To improve access for the film industry and remove barriers a draft, streamlined provincial permitting policy for film locations has been developed. The plan was developed in conjunction with industry and all relevant provincial agencies.

The film and television industry is suffering a cyclical downturn and production has slipped across North America. However, these changes will consolidate British Columbia's position as a competitive location for film and TV production and will open up new opportunities for activity outside the lower mainland.

When combined with a skilled labour force and favourable exchange rate, the changes will ensure the long-term success and growth of British Columbia's film and television industry.

TOURISM

The government is committed to doubling tourism's contribution to the provincial economy. Despite the current economic uncertainty, tourism indicators point to a continued recovery in the sector in 2002. A range of government initiatives will support this encouraging performance:

- Funding arrangements for the new Vancouver Convention and Exhibition Centre are now in place and construction is expected to start in 2003. The local tourism industry and the provincial and federal governments will finance the project jointly.

- After exhaustive efforts to create an attractive proposal, Vancouver's Olympic bid has been submitted to the International Olympic Committee. The winning bidder will be announced on July 2, 2003. If Vancouver wins the bid, the additional construction activity and boost to the tourism industry are expected to generate substantial benefits to the provincial economy.

- To streamline decision-making and improve access to Crown land, Land and Water BC has established a target of a maximum 140 days for decisions on all Crown land tenure applications. The backlog of applications has been reduced by 96 per cent. Work remains to integrate the policies of all government agencies and create a "one-window" approach to tenure applications.

- Work is also underway to identify and market Crown land for tourism opportunities using Northern Vancouver Island as a pilot project.

- A B.C. Resort Task Force will be established. The task force will develop new programs to ensure the full potential of British Columbia's world class resorts is realized.

- Finally, Tourism BC has undertaken a comprehensive review of its marketing strategy, to reflect the changes in travel patterns due to heightened security concerns after September 11.


SMALL BUSINESS

Small business remains a critical source of strength in the provincial economy. The changes to personal and business taxation in the last eighteen months have restored the competitiveness of British Columbia's taxes on small business. British Columbia has one of the lowest small business corporate income tax rates in the country and the threshold for this rate was increased to $300,000 in the last budget. In addition, British Columbia now has the second lowest top marginal income tax rate in the country and has eliminated the

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

                             THREE-YEAR FISCAL PLAN                          53
-------------------------------------------------------------------------------


corporation capital tax and the sales tax on machinery and equipment that undermined new investment and growth by small business.

The new BUSINESS CORPORATIONS ACT, combined with more flexible employment standards, and improved WCB regulations are reducing the cost of doing business in B.C. The government has also introduced the OneStop online business registration system that has reduced application times to less than an hour from days or weeks. These changes have opened up new opportunities for small business by making it easier to raise capital, simplifying workplace rules and reducing tax compliance costs.

A Single Business Number will be implemented in fall 2003. The objective is to simplify the relationship between business and government by implementing a common identifier for business among partner agencies and expand upon the OneStop Business Registration services offered by the three levels of government.

MARKETING THE BC ECONOMY

A cornerstone of opening up the economy is taking steps to ensure the world is aware of British Columbia's new competitiveness and the province's capacity for innovation in a broad range of industries.

British Columbia's innovative industry capacity was promoted to key markets in the US, Japan, Taiwan, Chile, Mexico, the UK and China. In addition, joint government-industry marketing missions were planned and delivered to Taiwan and Japan, California, India and the World Economic Forum in Davos, Switzerland.

Investment opportunities in British Columbia's key innovative industries were also showcased at investment forums in San Francisco, San Diego, Los Angeles, Seattle, Vancouver, Toronto, Hong Kong and Tokyo.

A new INVESTMENT CLIMATE publication was released, highlighting to international investors, the competitive advantage for business in British Columbia.

In the coming year, a new integrated marketing strategy will be launched to aggressively develop new markets and increase market share for B.C. products worldwide. A national information campaign will market British Columbia's competitive advantage to all Canadians.

SUSTAINABLE ENVIRONMENTAL POLICIES

The government remains committed to the principle of revitalizing the economy while balancing environmental and community values. Science-based environmental stewardship; sustainable resource management and respect for the strong environment values of British Columbians are essential to the long run success of the economic strategy. Several key steps have been taken:

- Effective December 30, 2002, the new, streamlined ENVIRONMENTAL ASSESSMENT ACT and accompanying regulations came into force.

- A new AOX regulation has been enacted to appropriately limit discharges of absorbable organic halides.

- A response to the final report of the Advisory Panel on Contaminated Sites will be developed by Spring 2003.

- A review of the WASTE MANAGEMENT ACT is underway and is expected to result in significant amendments over the next three years. The changes will ensure more effective environmental protection.

- Working with partners, the government is reassessing the Streamside Protection Regulation to ensure protection of essential fish habitat while enabling urban development.

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54                           THREE-YEAR FISCAL PLAN
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-    The development of science-based standards for environmental protection will continue.

The government is also developing a made-in-B.C. plan for meeting its targets for reductions in greenhouse gas emissions. The full plan will be released later in 2003. In addition, the integrated transportation plan focuses on improved public transit, reduced congestion in major centers and encouraging the use of alternative transportation. All these initiatives will contribute to reducing greenhouse gas emissions and improving air quality.

EDUCATION EXCELLENCE

Successfully opening up the provincial economy demands that British Columbian's are equipped with the skills and knowledge they need to take full advantage of the opportunities available in the new economy. This will require a flexible and responsive education system that is accountable and puts the emphasis on students.

In the last year significant strides have been made in:

- RATIONALIZING STUDENT FINANCIAL AID TO MAKE IT MORE COHERENT AND UNDERSTANDABLE - An on-line loan application system has been developed. This system allows students to apply for student financial assistance on-line, which will be easier to use and increase processing efficiency. The new system will be fully operational by May 2003.

- REMOVING THE TUITION FREEZE AND IMPLEMENT A NEW TUITION FEE POLICY WHICH ALLOWS POST-SECONDARY INSTITUTIONS TO SET TUITION RATES. This will increase autonomy and allow institutions to meet the increased demand for high quality programs.

- CHANGING THE FUNDING FORMULA FOR POST-SECONDARY INSTITUTIONS TO INCREASE ACCOUNTABILITY, AND FOCUS ON RESULTS - Funding for public colleges, university colleges and institutes was changed from a program funding formula to funding through block grant in 2002/03.

- PROVIDE INSTITUTIONS WITH TOOLS TO INCREASE PRODUCTIVITY IN THE POST-SECONDARY SYSTEM - In early 2002, the legislature passed the Public Education Flexibility and Choice Act, which granted institutions greater flexibility in determining class size, expand on-line course delivery, hours of operation, and work assignments of staff.

Several other changes are also underway including:

- EXPANDING INDUSTRY TRAINING IN AREAS SUCH AS GENERAL TRADES TRAINING AND NEW APPRENTICESHIPS - Implementation of the new industry-training model will begin with pilot projects and will be fully operational by 2005/06.

- CREATING MORE CHOICE FOR STUDENTS THROUGH ENHANCED ON-LINE LEARNING AND EXPANDED TRANSFERABILITY OF CREDITS BETWEEN INSTITUTIONS - An additional 130 online spaces will be added each fiscal year, to bring the total student spaces to 780 in fiscal 2005/06 from 260 in fiscal 2001/02.

- ESTABLISHING A NEW SFU SURREY CAMPUS TO REPLACE TECHBC - the strategy includes doubling the number of student spaces to 800.

Finally, encouraging a strong private post-secondary education sector is an integral part of government's commitment to access and choice in education. New initiatives, such as the passage of the Degree Authorization Act, were undertaken over the past year to ensure more opportunities and choice for students, and provide a more level playing field for private institutions.

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

                             THREE-YEAR FISCAL PLAN                          55
-------------------------------------------------------------------------------


SUMMARY

In the last year and a half, the government has made great strides toward restoring British Columbia's competitiveness and rebuilding the investment climate.

The economic plan, enhanced by the new B.C. Heartlands Economic Strategy, builds on the province's strengths by:

-    restoring sound fiscal management;

-    creating a competitive tax environment;

-    eliminating red tape and streamlining the regulatory system;

- introducing sector-specific initiatives to stimulate growth and investment and create new opportunities for all British Columbians; and

- ensuring that all British Columbians have access to a responsive and affordable education system.

The economy has turned the corner and there is renewed confidence about the province's economic future. The government is committed to opening up the economy to a future rich in opportunity where British Columbia is once again an economic leader.

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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

--------------------------------------------------------------------------------
                            Part 2: REVENUE MEASURES
--------------------------------------------------------------------------------


SUMMARY OF REVENUE MEASURES

-------------------------------------------------------------------------------------------------------------------------------
                                                                                   Effective          Taxpayer Impacts
                                                                                      Date          2003/04     2004/05
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        ($ millions)
INCOME TAX ACT
-    Increase budget for labour sponsored venture capital tax credits .......     April 1, 2003        (4)        (4)
-    Introduce an equity tax credit for new media ...........................     April 1, 2003        (5)        (5)
-    Improve and streamline the venture capital programs ....................       various             *          *
-    Extend the Film Incentive BC tax creditsand Production Services Tax
     Credit for five years (1)...............................................     June 1, 2003          *          *
-    Provide an enhanced regional incentive for film credits ................     April 1, 2003        (1)        (1)
-    Introduce a Digital Animation or Visual Effects tax credit .............     April 1, 2003        (5)        (5)
-    Extend the Mining Flow-Through Share Tax Credit ........................     January 1, 2004      (3)        (3)
-    Extend the BC Mining Exploration Tax Credit for three years ............     August 1, 2003       (2)        (3)
-    Extend BC Mining Exploration Tax Credit to partnerships ................     April 1, 2003         *          *
-    Introduce a book publishing tax credit .................................     October 1, 2002      (2)        (2)

CORPORATION CAPITAL TAX ACT
-    Increase the capital tax exemption threshold for small financial
     institutions to $10 million from $5 million ............................      April 1, 2003       (2)        (2)
-    Clarify the tax base for authorized foreign banks ......................      June 6, 2000         *          *

SOCIAL SERVICE TAX ACT
-    Allow limited production machinery and equipment exemption for
     contractors who enter into lump sum supply and install contracts .......      February 19, 2003    *          *
-    Provide a tax exemption for boom boats used at booming grounds .........      February 19, 2003    *          *
-    Provide a tax exemption for explosive supplies purchased by aggregate
     producers...............................................................      February 19, 2003    *          *
-    Provide additional tax exemptions for BONA FIDE farmers ................      February 19, 2003    *          *
-    Provide additional tax exemptions for BONA FIDE aquaculturists .........      February 19, 2003    *          *
-    Allow motor dealers to pay tax on parts delivery vehicles under the
     dealer use formula .....................................................      February 19, 2003    *          *
-    Clarify application of tax to agricultural feeds and seeds for birds
     and pets ...............................................................      February 19, 2003    *          *

MOTOR FUEL TAX ACT
-    Provide exemption for marine gas oil used in gas turbine powered
     commercial vessels .....................................................      February 19, 2003   (2)        (2)
-    Specify the refund tax rate for carriers registered with the
     International Fuel Tax Agreement and carriers acquiring user permits....      February 19, 1997    *          *

BC TRANSPORTATION FINANCING AUTHORITY REVENUE
-    Increase the clear fuel tax rate levied on behalf of BC Transportation
     Financing Authority by 3.5 cents per litre .............................      March 1, 2003       211        211
-    Implement historical tax rates collected under Build BC Act regulation..      June 1, 1999         *          *

TOBACCO TAX ACT
-    Increase the tobacco tax rate to $32 from $30 per carton of 200
     cigarettes and to 16 cents from 15 cents per gram of fine-cut tobacco...      February 19, 2003   25         25

SCHOOL ACT
-    Increase average gross residential school property taxes by inflation...      January 1, 2003     34         62

TAXATION (RURAL AREA) ACT
-    Increase average gross residential property taxes by inflation .........      January 1, 2003      1          2

INSURANCE PREMIUM TAX ACT
-    Increase tax on property insurance to 4.4 per cent from 4 per cent to
     offset forest fire suppression costs ...................................      January 1, 2004      4         14
-    Clarify the definition of taxable insurers .............................      February 19, 2003    5          5

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--------------------------------------------------------------------------------

SUMMARY OF REVENUE MEASURES continued

-------------------------------------------------------------------------------------------------------------------------------
                                                                                   Effective            Taxpayer Impacts
                                                                                      Date            2003/04     2004/05
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                          ($ millions)
HOME OWNER GRANT ACT
-    Ensure that home owners who received the supplementary grant in 2001,
     as persons with disabilities, continue to qualify ........................    February 19, 2003      *          *

PROPERTY TRANSFER TAX ACT
-    Enhance fairness and effectiveness of First Time Home Buyers'
     exemption ................................................................    February 19, 2003     (2)        (2)

UNIVERSITY ACT
-    Confirm longstanding assessment and taxation policy for university land...    January 1, 2003        *          *

LOCAL GOVERNMENT ACT, TAXATION (RURAL AREA) ACT AND VANCOUVER CHARTER
-    Restrict exemption for dust and particulate matter eliminators ...........    January 1, 2004        *          *

VARIOUS STATUTES
-    Allow provincial Surveyor of Taxes to apply its administration fee on rural property taxes levied by BC Transit, Municipal Finance Authority,
     and hospital districts ...................................................    January 1, 2004        *          *
-    Provide retroactive and prospective authority to calculate interest on a
     compound basis ...........................................................      Various              *          *
                                                                                                       ------     -------
     TOTAL ....................................................................                          252        290
                                                                                                       ------     -------
                                                                                                       ------     -------

OTHER REVENUE

TRANSLINK REVENUE
-    Additional 0.5 cent per litre of clear fuel tax collected in Greater
     Vancouver transportation service region transferred to Translink.
     This does not affect tax rates paid by consumers .........................   April 1, 2003           *          *

BRITISH COLUMBIA FERRY CORPORATION REVENUE
-    Eliminate the 1.25 cent per litre clear fuel tax transfer to
     British Columbia Ferry Corporation. This does not affect tax rates paid
     by consumers .............................................................   April 1, 2003           *          *


--------------------------------------------------------------------------------
*    denotes measures that have no material impact on the status quo revenue forecast for provincial revenues.
(1)  The extensions were announced in July 2002 and the taxpayer impacts are already reflected in the 3 year fiscal plan.
--------------------------------------------------------------------------------


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          REVENUE MEASURES: SUPPLEMENTARY INFORMATION

          INCOME TAX ACT

          EQUITY CAPITAL PROGRAMS

          LABOUR-SPONSORED VENTURE CAPITAL TAX CREDITS


          The budget is increased by $4 million annually for personal income tax credits that may be claimed for share purchases in qualifying labour-sponsored venture capital funds registered under the EMPLOYEE INVESTMENT ACT. The increase will allow for a third labour-sponsored fund to raise up to almost $27 million in equity capital for investing in qualifying BC businesses each year.


          Currently, two labour-sponsored venture capital funds are registered under the EMPLOYEE INVESTMENT ACT and are authorized to raise a total of $80 million in equity annually. Individuals that purchase shares in these funds receive a 15 per cent provincial tax credit and a 15 per cent federal tax credit that can be used to reduce personal income taxes payable. The capital raised by the funds is then invested in small and medium-sized BC businesses. The increase to the tax credit budget will create an annual pool of equity capital totalling $107 million.

          NEW MEDIA EQUITY CAPITAL


          A $5 million pool of income tax credits is made available to provide an incentive to attract seed capital investment to foster BC's new media industry. New media is interactive digital media that educates, informs or entertains the user. The tax credits will be provided by enhancing the province's venture capital programs administered under the SMALL BUSINESS VENTURE CAPITAL ACT.


          Individuals and corporations that purchase shares in qualifying new media companies, or shares in qualifying venture capital corporations that are established in support of new media companies, will receive a 30 per cent tax credit on their share purchases. The budget for the credits will be $5 million annually. This enhancement will provide up to $17 million in capital for new and expanding businesses engaged primarily in the development of new media products.

          VENTURE CAPITAL PROGRAMS


          A number of amendments are made to the SMALL BUSINESS VENTURE CAPITAL ACT with minor amendments to the INCOME TAX ACT to revamp the province's venture capital programs. Under the venture capital programs, the province provides a 30 per cent income tax credit as an incentive for investments in

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                             REVENUE MEASURES                                 59
--------------------------------------------------------------------------------


          qualifying BC businesses. The changes will fulfill the recommendations of the Premier's Technology Council to accelerate early stage technology investment. In addition, a number of amendments are introduced to streamline the administration of the program and reduce red tape for program participants.

          The amendments include:

          - Allow RRSP and RRIF trusts to purchase shares and flow the tax credit to the annuitant.

          - Starting in 2004, allow the tax credit to be claimed for investments made in the first 60 days after a calendar year.

          - Expand the types of investments that can be made by a venture capital corporation to include non-voting equity shares and warrants, options or rights that are convertible into equity shares.

          - Allow for investment models other than the Investor-VCC-Eligible Business model to include:
               --   Investor-Eligible Business (direct investment);
               --   Investor-VCC-Holding Company-Eligible Business; and
               --   Investor-VCC-Limited Partnership-Eligible Business.

          - Remove the capital-raising limit for venture capital corporations registered under the Act.

          - Allow venture capital corporations to invest in follow-on financings of companies that have grown beyond the original employee maximums.

          - Increase the maximum allowable investment in any one business to a rolling $5 million limit over two years, from $3 million in total.

          -    Allow more types of business activities to qualify.

          - Provide an additional year for venture capital corporations to complete their investment requirements.

          - Allow venture capital corporations to issue multiple classes of common voting shares to facilitate shareholder redemptions.

          - Grant the administrator limited discretion to waive the requirement that venture capital corporations divest shares in businesses that no longer meet eligibility requirements.

          - Remove a provision that required venture capital corporations to first offer shares to small business shareholders before selling to a third party.

          - Allow pro-rated tax credit recovery in situations where a venture capital corporation divests an eligible investment due to circumstances outside its control provided the investment has been held for at least 3 years.

          (See Ministry of Competition, Science and Enterprise website at: www.bcinbusiness.gov.bc.ca for more details on equity capital programs and contact information.)

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60                           REVENUE MEASURES
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          FILM INCENTIVE BC AND PRODUCTION SERVICES TAX CREDITS

          As previously announced by Premier Gordon Campbell, the Production Services Tax Credit and the Film and Television Tax Credit (commonly referred to as Film Incentive BC) are extended for five years to June and April 2008 respectively.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          REGIONAL FILM TAX CREDITS

          A number of enhancements are made to the existing Film Incentive BC regional tax credit. In addition, a regional credit will be made available as an addition to the Production Services Tax Credit. The credits are intended to encourage location-based productions outside the designated Vancouver area as defined in the INCOME TAX ACT regulations.


          FILM INCENTIVE BC REGIONAL CREDIT

          To be eligible for the enhanced Film Incentive BC regional credit the following requirements must be met:

          - the production must be eligible for the Film Incentive BC tax credit;

          - principal photography of the production must be done in B.C. outside the designated Vancouver area for at least 5 days and during more than 50 per cent of the total number of days during which principal photography is done in B.C.;

          - for television series at least 3 episodes of the production must meet the 50 per cent rule on a cumulative basis; and

          -    principal photography must begin after March 31, 2003.

          The Film Incentive BC regional credit is then calculated as 12.5 per cent of the production's qualifying BC labour expenditures (incurred after December 31, 2002) prorated by the proportion of days of principal photography outside the designated Vancouver area to the total number of days of principal photography in B.C.

          The existing regional tax credit will remain in effect for any productions where principal photography begins before April 1, 2003.

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          PRODUCTION SERVICES REGIONAL CREDIT

          To be eligible for the new Production Services regional credit the following requirements must be met:

          - the production must be eligible for the Production Services Tax Credit;

          - principal photography of the production must be done in B.C. outside the designated Vancouver area for at least 5 days and during more than 50 per cent of the total number of days during which principal photography is done in B.C.;

          - if the production is an episode of a television series at least 5 days, representing more than 50 per cent of the total days, of principal photography must be outside of the designated Vancouver area; and

          -    principal photography must begin after March 31, 2003.


          The Production Services regional credit is then calculated as 6 per cent of the production's qualifying BC labour expenditures (incurred after December 31, 2002) prorated by the proportion of days of principal photography outside the designated Vancouver area to the total number of days of principal photography in BC.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          DIGITAL ANIMATION AND VISUAL EFFECTS TAX CREDIT

          A refundable corporate income tax credit of 15 per cent is introduced for digital animation and visual effects. Digital animation and visual effects are created through digital technology and include digital designing, modeling, rendering, lighting, painting, animating and compositing.

          The credit will be available as an addition to either the Film Incentive BC tax credit or the Production Services Tax Credit. The credit will be calculated as 15 per cent of BC labour expenditures incurred for animation or visual effects. The credit will be available for productions where principal photography begins after March 31, 2003.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          MINING FLOW-THROUGH SHARE TAX CREDIT

          The province will match any extension to the federal mining flow-through share tax credit. Both the federal and provincial credits are scheduled to expire at the end of 2003.

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          Details of federal plans for its credit are not yet available. As a result, additional information regarding the province's mining flow-through share tax credit program will be released when the status of the federal program is announced.


          BC MINING EXPLORATION TAX CREDIT

          The BC Mining Exploration Tax Credit is extended for an additional three years to 2006. The credit is available to both individuals and corporations that undertake mining exploration in the province. The credit is calculated as 20 per cent of eligible BC mining exploration expenditures. Eligible expenses incurred prior to August 2006 will now be eligible for the credit.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          BC MINING EXPLORATION TAX CREDIT AND PARTNERSHIPS

          The BC Mining Exploration Tax Credit is extended to partnerships effective for qualifying mining exploration expenses incurred after March 31, 2003. Active members of partnerships that undertake qualifying mining exploration expenses will be able to claim the credit.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          BOOK PUBLISHING TAX CREDIT

          A corporate income tax credit is introduced for the book publishing industry. The credit will be calculated on the basis of federal assistance provided under the Aid to Publishers component of the Book Publishing Development Incentive Program. Qualifying BC book publishing companies will be eligible for a credit equal to 90 per cent of the federal Aid to Publishers assistance received. The credit will provide about $2.3 million annually in assistance to about 20 BC book publishing companies.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)

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          CORPORATION CAPITAL TAX ACT

          CAPITAL TAX EXEMPTION THRESHOLD FOR SMALL FINANCIAL INSTITUTIONS

          The threshold below which small financial institutions do not pay the corporation capital tax is increased to $10 million from $5 million in net paid up capital effective for tax years ending after March 31, 2003. The threshold increase will eliminate the tax for about 20 small financial institutions.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          TAX BASE FOR AUTHORIZED FOREIGN BANKS

          Under the Act, the tax base for authorized foreign banks is paid up capital employed in the province. As such, an adjustment to an authorized foreign bank's paid up capital is provided to recognize paid up capital employed in jurisdictions outside BC. The Act is amended to clarify that the adjustment is restricted to paid up capital employed in jurisdictions in Canada.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          SOCIAL SERVICE TAX ACT

          MACHINERY AND EQUIPMENT PURCHASED BY CONTRACTORS

          Effective February 19, 2003, contractors are eligible to claim the provincial sales tax exemption for machinery, equipment and parts in specific circumstances.

          The exemption only applies if all the following conditions are met:

          - The machinery, equipment or parts are acquired by the contractor to carry out a lump sum or fixed price contract to improve real property; and

          - The contactor's customer has provided to the contractor a completed Certificate of Exemption certifying that the customer

               -- would be eligible to receive the exemption if they were to purchase the machinery, equipment or parts directly; and

               -- the machinery, equipment or parts will be used for an exempt purpose.


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          Contractors may purchase the machinery, equipment or parts for use in their contracts by either providing suppliers with a completed certification of exemption, or quoting their social service tax registration number. If a contractor claims an exemption based on information that was incorrectly certified by a customer, the customer (not the contractor) is responsible for paying an amount equal to the tax that should have been paid. If the contractor fails to obtain a completed certification from the customer, the contractor (not the customer) is liable for payment of the tax.

          This exemption applies to qualifying machinery, equipment and parts purchased by the contractor on or after February 19, 2003. Where a contract was entered into prior to February 19, 2003 and purchases were made before that date, the tax continues to apply to those purchases. However, subsequent purchases of qualifying items under the same contract will qualify for the exemption provided all other conditions are met.

          The application of tax for contractors who enter into "time and materials" contracts (where the contract itemizes the charges for labour and materials separately) remains unchanged.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          BOOM BOATS USED AT BOOMING GROUNDS

          Effective February 19, 2003, the provincial sales tax exemption for machinery and equipment used in the forest industry is expanded to include boom boats.

          To be eligible for the exemption, boom boats must be used exclusively for sorting logs and forming booms at booming grounds, and must be purchased or leased by a person who regularly engages in logging for commercial purposes.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          EXPLOSIVE SUPPLIES USED BY AGGREGATE PRODUCERS

          Effective February 19, 2003, the SOCIAL SERVICE TAX ACT is amended to treat aggregate producers the same as mineral producers for provincial sales tax purposes. This change allows aggregate producers to qualify for the provincial sales tax exemption for explosive supplies.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


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          ITEMS PURCHASED OR LEASED BY BONA FIDE FARMERS

          Effective February 19, 2003, the following items are added to the list of items that can be purchased or leased exempt from provincial sales tax by BONA FIDE farmers for a farm purpose:

          -    Hanging gutters.

          -    Shade curtains.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          ITEMS PURCHASED OR LEASED BY BONA FIDE AQUACULTURISTS

          Effective February 19, 2003, the following items are added to the list of items that can be purchased or leased exempt from provincial sales tax by BONA FIDE aquaculturists for an aquaculture purpose:

          - Closed bag containment systems including pumps and waste management equipment integrated into the systems.

          -    Pumps used to pump water into or out of fish enclosures.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          PARTS DELIVERY VEHICLES

          Vehicles removed from inventory by motor vehicle dealers after February 18, 2003 for use only in transporting motor vehicle parts in the course of the dealer's business are eligible to be taxed under the "dealer use formula". Under the dealer use formula tax is paid monthly on the purchase price of the vehicle at a rate of 1.5 per cent of the general sales tax rate of 7.5 per cent.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          AGRICULTURAL FEEDS AND SEEDS FOR WILD BIRDS AND PETS

          Effective February 19, 2003, the Act is amended to clarify that agricultural feeds and seeds are taxable when purchased to feed wild birds, pet birds and other household pets. Bird seed and agricultural feeds for poultry and other animals that provide products for human consumption remain exempt.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


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          MOTOR FUEL TAX ACT

          MARINE GAS OIL EXEMPTION

          Effective February 19, 2003, a tax exemption is provided for marine gas oil (MGO) when used in marine gas turbine engines to propel commercial passenger or cargo vessels. The MGO exemption parallels the exemption provided for bunker fuel in July 2001.

          MGO is a significantly cleaner burning fuel than bunker fuel and gas turbine powered ships sailing in British Columbia waters and using MGO therefore pollute less.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          REFUNDS PAID TO INTER-JURISDICTIONAL CARRIERS

          The tax rates used for calculating fuel tax refunds paid to inter-jurisdictional carriers are set to confirm past and future refund rates. The refunds are for tax paid on fuel that is purchased but not used in B.C. The applicable tax rates for refunds are:

          - After February 18, 1997 and before March 1, 2003, 11 cents per litre for gasoline and 11.5 cents per litre for diesel fuel.

          - On or after March 1, 2003, 14.5 cents per litre for gasoline and 15 cents per litre for diesel fuel.

          The refund tax rate increases on March 1, 2003 to reflect the increase in the tax payable to the BC Transportation Financing Authority on that date.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          BC TRANSPORTATION FINANCING AUTHORITY REVENUE

          Effective March 1, 2003, the tax rates on clear gasoline and diesel fuel raised by the BC Transportation Financing Authority are increased by 3.5 cents per litre to 6.75 cents per litre throughout the province.

          To maintain the policy that auto propane is taxed at 25 per cent of the tax rate for clear gasoline, on an energy equivalent basis, the tax rate for propane is increased by 0.6 cents to 2.7 cents per litre.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


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          HISTORICAL TAX RATES UNDER BUILD BC ACT REGULATION

          Amendments are introduced to implement the historical fuel tax rates collected on behalf of BC Transportation Financing Authority under the BUILD BC ACT regulations. The rates are:

          -    3 cents per litre effective June 1, 1999 to March 31, 2000

          -    3.25 cents per litre effective April 1, 2000 to February 28, 2003

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          TOBACCO TAX ACT

          TOBACCO TAX RATE

          Effective February 19, 2003, the tax rate on cigarettes is increased to $32 from $30 per carton of 200 cigarettes, and the tax rate on fine-cut tobacco to 16 cents from 15 cents per gram.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          SCHOOL ACT

          SCHOOL TAX RATES

          In general, a separate residential tax rate is set for each school district. For the 2003 calendar year and future years, average residential school taxes before application of the home owner grant will be increased by the provincial inflation rate in the previous year. For 2003, the increase on a medium-valued home will be less than $20 annually. Residential school property tax rates will be calculated in accordance with the residential school tax formula, which has been used since 1991.

          Residential tax rates will be set in April when authenticated assessment roll data are available to calculate the rates according to the provincial residential school tax rate formula. Even though the average residential tax is increased, the change in individual tax bills will vary. Some homeowners will experience an increase in their school taxes, while others will have reductions. The variation in individual tax bills will occur because changes in the assessed value of any individual property are likely to differ from changes in average provincial and school district assessed values.


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          For each of the eight non-residential property classes, a single, province-wide rate is set. Non-residential school tax rates will remain unchanged from 2002 levels.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          TAXATION (RURAL AREA) ACT

          PROVINCIAL RURAL TAX RATES

          For the 2003 calendar year and future years, average residential provincial rural area taxes will be increased by the provincial inflation rate in the previous year. Average rural residential values increased over the past year. Even with the increase in the average tax, the provincial rural residential tax rate will fall from $1.04 per thousand dollars of assessed value to $1.03 per thousand. Non-residential rural area tax rates remain unchanged.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          INSURANCE PREMIUM TAX ACT

          PROPERTY INSURANCE TAX RATE

          Effective January 1, 2004, the tax rate on property insurance premiums collected by insurance companies is increased to 4.4 per cent from 4.0 per cent. The increase will generate about $14 million annually which will help to offset the cost of the provincial forest fire suppression program provided by the BC Forest Service. Forest fire control is essential to minimize property loss or damage from forest fires.

          The tax increase applies to all property and automobile insurance. Aircraft insurance and hail insurance are not affected.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          TAXABLE INSURERS

          Effective February 19, 2003, the definition of "taxable insurer" under the Act is amended to include all insurers that have, or are required to have, a business authorization under the FINANCIAL INSTITUTIONS ACT. This measure levels the playing field for anyone who conducts insurance business in the province.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


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          HOME OWNER GRANT ACT

          DISABILITY PORTION OF THE HOME OWNER GRANT

          Administrative changes to the additional grant for persons with disabilities simplified the application process in 2002. After reviewing other options for providing these benefits, the government has decided to continue with the existing program. The regulations are amended to ensure that home owners who received the additional grant as persons with disabilities in 2001, prior to the administrative changes, will not have to re-qualify for the grant.

          The Home Owner Grant program is administered by municipal collectors in incorporated areas and by the provincial Surveyor of Taxes in rural areas of the province, and is applied as a reduction of provincial school property taxes.

          The additional grant for persons with disabilities, introduced in 1981, provides an additional $275 annually to home owners with a permanent disability or who are living with a person with a permanent disability. The intent of the grant is to provide financial relief to persons who, due to a loss of mobility, are required to make costly modifications to their home or to have physical assistance to allow them to live independently.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          PROPERTY TRANSFER TAX ACT

          CHANGES TO FIRST TIME HOME BUYERS' PROGRAM

          Effective for registrations after February 18, 2003, the following changes are made to enhance the fairness and effectiveness of the First Time Home Buyers' exemption.

          - A proportional exemption is provided for properties that have a fair market value of up to $25,000 above the current eligible property value thresholds of $275,000 in the Capital Regional District, the Greater Vancouver Regional District, and the Fraser Valley Regional District and $225,000 throughout the rest of the province.

          - A pro-rated reduction in tax liability is provided for otherwise eligible first-time buyers who do not fulfill the requirement to live in the home or maintain the required level of financing for one full year following the date of registration. Until now, first-time buyers were disqualified from the exemption if they failed to meet the one year requirements. This change is effective for first time buyers who fail to fulfill either of these one-year requirements on or after February 19, 2003.

          - The requirement that a first-time buyer must reside in the province for at least one year prior to purchasing a home to qualify for the exemption is

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70                           REVENUE MEASURES
--------------------------------------------------------------------------------

               expanded to include first-time buyers who have filed income tax returns in British Columbia for any two of the previous six years. This change allows long-time B.C. residents who reside outside the province for short periods of time for educational, employment or other purposes to qualify for the exemption immediately upon their return to the province.

          - The definition of "eligible financing" is amended to prevent the use of financing from family trusts and family corporations. An arms' length financing requirement is imposed to target the exemption to those most in need of the exemption.

          - Other changes include clarification of the definition of permanent resident and clarification of the penalty provision for those who apply for the benefit more than once to ensure it can be effectively enforced.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          VARIOUS STATUTES

          RURAL PROPERTY TAX ADMINISTRATION FEE

          Effective for the property tax year beginning January 1, 2004, amendments to several acts will allow the provincial Surveyor of Taxes to levy its longstanding administration fee on three additional taxing authorities: hospital districts, Municipal Finance Authority and BC Transit. The province's Surveyor of Taxes is responsible for levying, collecting, and recovering taxes on behalf of all taxing authorities in rural areas, as well as guaranteeing revenue for rural local taxing authorities. The broader base will allow a lower administration fee for those rural taxing authorities already paying the fee. No increase in provincial revenue is expected, nor any adverse impacts on rural taxpayers.


          UNIVERSITY ACT

          PROPERTY TAX ON UNIVERSITY LAND

          Effective January 1, 2003, the UNIVERSITY ACT is amended to confirm longstanding assessment and taxation policy for university land.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


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                             REVENUE MEASURES                                 71
--------------------------------------------------------------------------------


          LOCAL GOVERNMENT ACT, VANCOUVER CHARTER, AND TAXATION (RURAL AREA) ACT

          EXEMPTION FOR DUST AND PARTICULATE MATTER ELIMINATORS

          The exemption for dust and particulate matter eliminators is amended to apply only to equipment that is used to eliminate dust and particulate matter. A recent court ruling had broadened the initial intent of the exemption.

          Making these amendments is intended to ensure that only equipment and machinery used for this purpose is exempt, and that any building, room or tank that simply collects or reduces the flow of such materials is taxable.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          AUTHORITY TO CALCULATE INTEREST ON A COMPOUND BASIS

          Authority is provided under the following statutes to calculate interest on a compound basis and to validate interest that has been paid: SOCIAL SERVICE TAX ACT; HOTEL ROOM TAX ACT; MOTOR FUEL TAX ACT; TOBACCO TAX ACT; LOGGING TAX ACT; INSURANCE PREMIUM TAX ACT; CORPORATION CAPITAL TAX ACT; and TAXATION (RURAL AREA) ACT. This provides clear legislative authority for the historical application on interest under these statutes, and does not result in any additional interest liability.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


          OTHER REVENUES

          TRANSLINK REVENUE

          Effective April 1, 2003, the portion of the clear motor fuel tax collected in the Greater Vancouver transportation service region for TransLink is increased to 11.5 cents per litre from 11 cents. There will be an equal decrease in the provincial clear fuel rates within the transportation service region so there will be no effect on motor fuel tax rates paid by consumers. The additional 0.5 cents per litre is expected to raise $11 million annually to help finance the development and maintenance of roads and bridges, as well as expansion and operation of the public transit system in the Greater Vancouver transportation service region.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


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          BRITISH COLUMBIA FERRY CORPORATION REVENUE

          Effective April 1, 2003, the 1.25 cent per litre clear motor fuel tax currently paid to British Columbia Ferry Corporation is redirected to the consolidated revenue fund. BC Ferries, which currently operates as a taxpayer-supported Crown corporation, will be restructured and renamed BC Ferry Services. The government will support coastal ferry services through an annual grant negotiated with the new company.

          (See Ministry of Provincial Revenue website at: www.gov.bc.ca/rev/ for more details on tax changes.)


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--------------------------------------------------------------------------------
              Part 3: BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------

OVERVIEW(1)    The British Columbia economy rebounded strongly in the first half of 2002, moderating later in the year in line with a hesitant U.S. recovery. The Ministry of Finance estimates that the B.C. economy grew 1.9 per cent in 2002, following a 0.2 per cent decline in 2001.

               B.C. real GDP is forecast to grow 2.4 per cent in 2003 and 3.0 per cent in 2004. This is slightly lower than the average of the independent Economic Forecast Council, a group of private sector economists who provide advice to the Minister of Finance on the provincial economic outlook. The Council forecasts growth in British Columbia of 2.7 per cent in 2003 and 3.3 per cent in 2004 (see Chart 3.1). The topic box at the end of Part Three reports on the December 2002 consultation with the Council.

               In the period 2005 through 2007, the British Columbia economy is expected to grow about 3.0 per cent per year in line with higher commodity prices and economic growth in the province's key trading partners. Investment in the province is forecast to increase due to improved business confidence and increased opportunities resulting from federal and provincial tax cuts, deregulation and investment in infrastructure.


               CHART 3.1 BRITISH COLUMBIA ECONOMIC OUTLOOK


               [GRAPH]

               Sources: Statistics Canada, B.C. Ministry of Finance and
                        Economic Forecast Council forecasts.

RECENT         While the B.C. economy bounced back strongly during the first
DEVELOPMENTS   six months of the year, the hesitant U.S. recovery and increasing geopolitical tensions began to affect the province's economy in the latter half of 2002. Key economic indicators in the final quarter continued the mixed performance experienced

--------
(1) This report incorporates information available as of February 7, 2003. All annual and quarterly references are for the calendar year.


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74                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
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TABLE 3.1    BRITISH COLUMBIA QUARTERLY ECONOMIC TRENDS(1)
--------------------------------------------------------------------------------

                                                        THIRD QUARTER              FOURTH QUARTER           YEAR TO DATE
                                                     July to Sept. 2002           Oct. to Dec. 2002        Jan. to Dec. 2002
                                                         change from                 change from             change from
                                                      April to June 2002         July to Sept. 2002       Jan. to Dec. 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Per cent change
                                                    -------------------------------------------------------------------------------
Employment .........................................        2.0                          0.0                      1.6
Manufacturing Shipments(2) .........................        1.4                          0.3                     -0.3
Exports(2),(3) .....................................       -0.5                         -1.0                     -8.6
Retail Sales(2) ....................................       -0.7                          1.6                      5.9
Housing Starts .....................................       17.5                         -0.4                     25.5
Non-residential Building Permits ...................       -6.7                          2.2                    -16.9

(1)  All data are seasonally-adjusted.
(2)  Data available to November 2002 only.
(3) Statistics Canada misallocated energy exports in October. BC STATS has provided an interim correction.
--------------------------------------------------------------------------------

               in the third quarter (see Table 3.1). Employment growth paused, following strong growth in the previous three quarters. Retail sales bounced back from a decline in the July to September period, posting a 1.6 per cent quarterly increase (based on data to November). Housing starts paused following strong growth in the July through September quarter, and closed the year with a
               25.5 per cent gain. The value of non-residential building permits grew a modest 2.2 per cent after declining during much of the year. On the external side, manufacturing shipments were up slightly, while the value of exports were down, mostly as a result of lower lumber export prices.


THE OUTLOOK    During 2002, the North American economy expanded at a moderate
FOR THE        pace, reflecting a hesitant U.S. recovery. A much stronger
EXTERNAL       recovery in Canada was evidenced by growth in employment, housing
ENVIRONMENT    construction and trade. Geopolitical uncertainties heated up in
               2002 as tensions around the war on terrorism, the situation in the Middle East, the revelation of North Korea's nuclear program and the oil sector strike in Venezuela raised concerns for the global economy.

               The U.S. economy expanded 2.4 per cent in 2002, an improvement from the 0.3 per cent growth recorded in 2001 when the U.S. dipped into recession. Consumer spending was up strongly due to increased sales of consumer durables and a surge in automobile sales caused by dealer incentives and low interest rates. Housing starts rose 6.4 per cent to 1.7 million units, the highest level since 1986. However, behind the improvement in total output were signs of slowing business investment and manufacturing output. Industrial production declined 0.7 per cent in 2002. Spending on non-residential structures declined 17.0 per cent as a result of the significant excess capacity that has plagued the U.S.
               economy in recent years.

               As a result of the hesitant U.S. recovery and increasing geopolitical uncertainty, forecasters have gradually lowered their 2003 U.S. outlook. The

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                75
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               latest CONSENSUS FORECASTS (published January 13, 2003) predicts growth of 2.7 per cent in 2003, down from the 3.6 per cent forecast in July 2002 (see Chart 3.2). Most forecasters expect the low interest rates that have been in place for the last year coupled with the federal administration's stimulus package to eventually lead the U.S. economy to more solid growth by 2004.
               The consensus is that growth will improve to 3.7 per cent in 2004.


               CHART 3.2 EVOLUTION OF THE U.S. CONSENSUS FORECAST, 2003


               [GRAPH]

               Source: Consensus Economics Forecast

               The Ministry of Finance assumes U.S. growth will be a modest 2.4 per cent in 2003, the same growth recorded in 2002 and lower than the consensus. In 2004, the U.S. economy is assumed to expand 3.3 per cent, followed by a moderate 3.0 per cent per year over the medium term. This somewhat conservative outlook is imparted by concerns about the geopolitical situation, as well as low business investment growth. Consumer spending is expected to be moderate until the recovery generates stronger employment growth. Core inflation should continue to be muted given the lack of bottlenecks in key areas of the economy.


TABLE 3.2    MINISTRY OF FINANCE ECONOMIC FORECAST:  KEY ASSUMPTIONS

--------------------------------------------------------------------------------------------------------------
                                                                                 Forecast
                                                              ------------------------------------------------
                                                    2002       2003       2004       2005       2006      2007
--------------------------------------------------------------------------------------------------------------
                                                                    Per cent change unless otherwise noted
Canada Real GDP ...............................      3.3(e)     3.1        3.2        3.0        3.0       3.0
U.S. Real GDP .................................      2.4        2.4        3.3        3.0        3.0       3.0
Japan Real GDP ................................     -0.3(e)     0.4        0.8        1.0        1.0       1.0
Europe Real GDP ...............................      1.0(e)     1.3        2.5        2.5        2.5       2.5
Short-term Interest Rates(1) ..................      2.6        3.3        4.6        5.0        5.0       5.0
Long-term Interest Rates(2) ...................      5.3        5.1        5.9        6.3        6.3       6.3
U.S. cents / Canadian dollar ..................     63.7       64.5       65.8       67.3       67.5      67.5

(e)  Ministry of Finance estimate.
(1)  Canada 3-month treasury bills.
(2)  Government of Canada 10 year bonds.
--------------------------------------------------------------------------------

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76                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
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               The Canadian economy outperformed the U.S. economy in 2002, growing an estimated 3.3 per cent. Unlike the U.S., growth in Canada was broadly based and accompanied by significant gains in employment. Canadian interest rates remained near historically low levels despite a modest increase in July. Consumer spending was strong with retail sales up 6.3 per cent in the first eleven months of 2002, compared to the same period in 2001. Purchases of larger consumer durables, like furniture and appliances, as well as new motor vehicles drove the year-to-date increase. The manufacturing sector in Canada benefited from lower production costs on goods sold into the U.S. market thanks to a weak Canadian dollar.

               The Ministry of Finance forecast assumes the Canadian economy will outperform the U.S. in 2003, with real GDP expanding 3.1 per cent. Growth is expected to be broad based with most sectors contributing to the increase in economic activity. However in 2004, Canadian economic growth is assumed to be slightly lower than the U.S. This is due to the return to solid growth south of the border rather than slower growth in Canada. Consumer price inflation is assumed to be slightly above the Bank of Canada's one to three per cent target range in the near term due to one-off price effects. Over the medium term, the Canadian economy is expected to expand 3.0 per cent per year, in line with growth of its major trading partner, the U.S. economy. The latest CONSENSUS FORECASTS predicted Canadian growth of 3.2 per cent in 2003 and 3.4 per cent in 2004.

               Overseas, economic conditions were stagnant in Japan. Japanese real GDP contracted by an estimated 0.3 per cent in 2002, following growth of just 0.3 per cent in 2001. High oil prices, resulting from the strike in Venezuela and rising tensions in the Middle East, have hurt the economy. The outlook for Japanese economic growth remains weak.

               Elsewhere, the European economy is confronting challenges including weakening domestic demand and, in Germany, a fragile banking system. The German economy grew just 0.2 per cent in 2002, the slowest growth in nine years. Robust growth in exports saved Europe's largest economy from slipping into a recession last year. Excluding exports, Germany's real GDP contracted 1.3 per cent.

               In 2003, Europe is expected to grow a modest 1.3 per cent. Growth is forecast to pick up to 2.5 per cent in 2004 through 2007.

FINANCIAL      Interest rates held steady for most of 2002. Before the 50 basis
MARKETS        point reduction in the federal funds rate in November, this key
               U.S. interest rate had been unchanged since December 2001. In
               Canada, the Bank of Canada raised the overnight target rate by 75 basis points between April and July 2002 and then stayed on the sidelines for the remainder of the year.

               The relative lack of movement in U.S. interest rates reflected the weakness of the U.S. recovery. At the same time, Canada's economy was rebounding

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                77
--------------------------------------------------------------------------------

               strongly and output was moving closer to full capacity. Rising geopolitical uncertainty and a lack of a solid global recovery helped ease some of the pressure to raise domestic interest rates.


               CHART 3.3 INTEREST RATES ARE FORECAST TO RISE


               [GRAPH]

               Sources: Bank of Canada and U.S. Federal Reserve Board, B.C.
                        Ministry of Finance forecast

               OUTLOOK: Monetary conditions are expected to change gradually during the forecast period as the U.S. recovery gathers momentum. Interest rates are forecast to rise to historical averages by 2005 (see Chart 3.3). The Canadian three-month treasury bill rate is forecast to average 3.3 per cent in 2003, rising to 5.0 per cent in 2005 through 2007. Ten-year Government of Canada bonds are forecast to average 5.1 per cent in 2003, rising to 6.3 per cent in 2005 through 2007.

               The value of the Canadian dollar averaged 63.7 cents US in 2002, down from 64.6 cents US in 2001. Signs of weakness in the global recovery and the related lack of demand for commodities contributed to the depreciation of the Canadian dollar. For 2003, the Canadian dollar is forecast to appreciate slightly, averaging
               64.5 cents US, then rise gradually to 67.5 cents US in 2006.

THE BRITISH    The British Columbia economy grew an estimated 1.9 per cent in
COLUMBIA       2002. Growth was mainly due to increased domestic activity.
OUTLOOK        Consumer spending, which


TABLE 3.3    BRITISH COLUMBIA ECONOMIC OUTLOOK

--------------------------------------------------------------------------------------------------------------
                                                                                 Forecast
                                                               -----------------------------------------------
                                                    2002       2003       2004       2005       2006      2007
--------------------------------------------------------------------------------------------------------------
                                                                    Per cent change unless otherwise noted
Ministry of Finance Economic Forecast..........      1.9(e)     2.4        3.0        3.0        3.0       2.9
Economic Forecast Council(1)...................      1.9        2.7        3.3        3.1        3.1       3.1

(e) Ministry of Finance estimate.
(1) Average of the fourteen members who provided forecasts.
    (The Council provided an average annual growth rate for 2005 through 2007.)
--------------------------------------------------------------------------------

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78                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
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               accounts for about two-thirds of economic activity in the
               province, benefited from continued low interest rates, growth in employment and federal and provincial tax cuts. Investment in residential construction also increased as new home construction had its best year since 1997. However, the value of non-residential building permits declined due to a reduction in commercial, institutional and government construction. On the external side, real exports of goods and services posted modest growth, reflecting the hesitant U.S. recovery.

               The British Columbia economic recovery, which began in earnest early in 2002 then faded as global uncertainties emerged, is expected to continue at a moderate pace during the foreseeable future. Growth in B.C. real GDP is forecast at a moderate 2.4 per cent in 2003. Given the risks and uncertainties in the external outlook and the ongoing effects of the softwood lumber dispute, the British Columbia economy is expected to post a gradual recovery with the pace of expansion increasing to around 3.0 per cent in the medium term. Table 3.4 presents the economic outlook for key indicators, while the tables at the back of Part Three provide further detail on the economic forecast.

EXTERNAL TRADE Developments in external trade and commodity markets during 2002 AND COMMODITY reflected global economic conditions. Overall, commodity markets
MARKETS were flat, with some weakening in forest product prices as Canadian lumber producers contributed to oversupply in U.S. markets. The average price of British Columbia goods and services exports declined an estimated 2.6 per cent in 2002, due to lower prices for key commodities, including pulp, newsprint, copper, natural gas and lumber, although several of these prices have picked up in recent months.


TABLE 3.4    MINISTRY OF FINANCE ECONOMIC FORECAST:  KEY ECONOMIC INDICATORS

--------------------------------------------------------------------------------------------------------------
                                                                                 Forecast
                                                               -----------------------------------------------
                                                    2002       2003       2004       2005       2006      2007
--------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA ECONOMIC INDICATOR                         Per cent change unless otherwise noted
Real GDP.......................................      1.9(e)     2.4        3.0        3.0        3.0       2.9
Nominal GDP ...................................      2.2(e)     4.3        5.3        5.0        4.6       4.5
Employment ....................................      1.6        1.7        2.4        1.9        1.8       1.8
Unemployment Rate .............................      8.6        8.5        7.6        7.4        7.3       7.2
Net In-migration (thousands of persons) .......     28.5(1)    31.9       38.7       41.7       44.3      46.6
Personal Income ...............................      2.4(e)     3.1        4.2        4.3        4.1       4.0
Corporate Pre-tax Profits .....................      1.1(e)     3.5        8.1        9.6        5.0       5.0
Housing Starts (thousands of units) ...........     21.6       22.5       23.1       23.6       24.3      24.9
Retail Sales ..................................      5.9        4.8        5.3        4.8        4.8       4.9
Inflation Rate ................................      2.3        2.2        2.0        2.0        1.9       2.0
B.C. Goods and Services Export Price Deflator..     -2.6(e)    -0.3        1.7        1.4        1.0       1.1

(e)  Ministry of Finance estimate.
(1)  BC STATS estimate.

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                79
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               CHART 3.4 NATURAL GAS PRICES TO REMAIN HIGH IN 2003


               [GRAPH]


               Source: B.C. Ministry of Energy and Mines

               In addition to lower commodity prices in 2002, the province's forest sector was required to pay a 27 per cent average tariff on softwood lumber exports to the U.S. after May 22, 2002. Lumber exports were higher than expected, as British Columbia mills ramped up lumber production as a way to reduce unit costs. Without prejudice to the outcome of negotiations, the forecast assumes a status quo situation in the forest sector.

               OUTLOOK: Real exports of goods and services are expected to grow
               2.0 per cent in 2003 and 3.9 per cent in 2004, as the U.S. recovery begins to gather momentum and as geopolitical uncertainties subside. Most commodity prices are forecast to increase gradually beginning in mid-2003. Natural gas prices have risen in recent months, and are expected to remain high in 2003. The average price of British Columbia goods and services exports is forecast to decline a slight 0.3 per cent in 2003, and then pick up to 1.7 per cent growth in 2004.


               CHART 3.5 EXPORT TRENDS REFLECT NORTH AMERICAN GROWTH


               [GRAPH]


               e: Ministry of Finance estimate
               Sources: Statistics Canada and B.C. Ministry of Finance forecast

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80                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
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THE LABOUR     Employment in British Columbia averaged 1,973,200 persons in
MARKET 2002, up from 1,942,100 persons in 2001, an average gain of 31,100 jobs (see Chart 3.6). Employment climbed from December 2001 through September 2002, adding 84,400 jobs during that period, almost two-thirds of which were full-time jobs. Employment growth paused in the fourth quarter of 2002 mainly due to a small decline in construction, public administration and community and personal services. In addition, an increase in part-time employment was offset by a decline in full-time employment during the October to December quarter. The unemployment rate averaged 8.6 per cent in 2002, up from 7.7 per cent in 2001, as growth in the labour force outweighed the annual employment gains.


               CHART 3.6 EMPLOYMENT INCREASED SHARPLY IN 2002


               [GRAPH]


               Source:  Statistics Canada


               CHART 3.7 UNEMPLOYMENT RATE FORECAST TO DECLINE


               [GRAPH]


               Sources: Statistics Canada and B.C. Ministry of Finance forecast


               OUTLOOK: Employment is forecast to increase 1.7 per cent, or 34,000 jobs for 2003, rising to 2.4 per cent (or a gain of 49,000 jobs) for 2004. As economic growth picks up, it is expected that a larger share of the job gains will be in full-time employment. The unemployment rate is expected to average 8.5 per cent in 2003, and then decline to 7.6 per cent in 2004.

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                81
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DOMESTIC       Much of the strength in the British Columbia economy during 2002
DEMAND came from the domestic side of the economy. Housing starts and retail sales, two key indicators of consumer spending, recorded solid annual growth with annual housing starts up 25.5 per cent and the value of retail sales increasing an estimated 5.9 per cent last year. Employment gains, low interest rates, as well as federal and provincial tax cuts supported the consumer sector last year. At the same time, reduced business investment, as well as reduced spending by the combined three levels of government, restricted economic growth.

               In 2003 and beyond, the domestic side of the economy is expected to post continued growth as strong consumer spending continues and business investment picks up.

CONSUMER       The value of retail sales rose 5.9 per cent in the first eleven
SPENDING       months of 2002, compared to the same period in 2001. The increase
AND HOUSING    was mainly due to the higher value of large consumer durables including new motor vehicles, furniture and appliances. The removal of the luxury tax on mid-range vehicles combined with deep discounting by auto dealers early in the year, as well as a booming housing sector, helped fuel demand for these goods and related services. The volume of new motor vehicle sales was up
               14.6 per cent in the first eleven months of 2002, compared to the same period in 2001, the second highest increase in Canada and well above the national average of 9.0 per cent (see Chart
               3.8).


               CHART 3.8 NEW MOTOR VEHICLE SALES SURGED IN 2002


               [GRAPH]


               Source: Statistics Canada

               The residential construction sector was a source of strength in the British Columbia economy in 2002. Low mortgage interest rates and employment gains helped increase the demand for housing. Major residential markets in the province recorded rising prices as demand from homes outpaced available supply. As a result, housing starts totalled 21,625 units in 2002, a 25.5 per cent increase from 2001.

               OUTLOOK: Consumer demand for goods and services will be supported by employment gains and continued low interest rates during the next few

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82                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
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               years. With pent-up demand fuelling housing construction, related consumer purchases should continue to expand.

               Housing starts are forecast to total 22,500 units in 2003 and 23,060 units in 2004. Over the 2005 to 2007 period, growth in housing starts is expected to average 2.6 per cent per year to reflect growth in the province's population and the aging of the existing housing stock. After adjusting for inflation, consumer spending is forecast to grow 3.1 per cent in 2003 and 3.9 per cent in 2004 and then average 2.6 per cent in 2005 through 2007.


               CHART 3.9 RESIDENTIAL CONSTRUCTION GROWTH TO CONTINUE

               [GRAPH]


               Sources: Canada Mortgage and Housing Corporation and B.C.
                        Ministry of Finance forecast

BUSINESS AND   One of the key factors behind the lack of stamina in the U.S.
GOVERNMENT     economic recovery in 2002 and early 2003 has been low business investment. This has been a lesser problem in Canada because there was less excess production capacity than in the U.S. In
               British Columbia, growth in corporate profits was slightly better in 2002 than in 2001, but remained under downward pressure due to the continued impact of the softwood lumber dispute in the forest sector.

               Business investment in machinery and equipment, non-residential structures and inventories, accounts for about 10 per cent of economic activity. The Ministry of Finance estimates that total investment (business, government and residential) increased 4.4 per cent in 2002.

               Spending by the three levels of government (local, provincial and federal) accounts for about 20 per cent of economic activity in British Columbia. In 2002, total government spending is estimated to have declined 0.6 per cent in inflation adjusted terms.

               OUTLOOK: Total investment in British Columbia is forecast to grow
               3.5 per cent in 2003 and then average around 4.5 per cent per year in the 2004 to 2007 period. Most of the near-term growth is in residential investment and stems

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                83
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               from a very active housing market, fuelled by low mortgage rates and federal and provincial tax cuts.

               In the medium term, the improving outlook is due to increased business investment in machinery and equipment and non-residential structures, by the oil and gas, high-tech and other manufacturing sectors such as electronic, communications, aircraft parts and biotech industries. The service sector is also forecast to grow in line with increased demand, lower prices for investment goods and lower corporate income tax rates.


               CHART 3.10 INVESTMENT TO INCREASE



               [GRAPH]


               e: Ministry of Finance estimate
               Sources: Statistics Canada and B.C. Ministry of Finance forecast

               In inflation-adjusted terms, spending by the three levels of government is expected to decline a combined 1.6 per cent in 2003 and 3.4 per cent in 2004. The decline reflects the lower provincial government spending necessary to balance the budget beginning in 2004/05. Over the 2005 through 2007 period, inflation-adjusted government spending is forecast to average
               1.6 per cent growth per year as the provincial government begins to achieve surpluses.

               The forecast reflects provincial government measures announced in BUDGET 2003, as well as planned provincial, federal and public-private partnership and transportation projects.


INFLATION      Consumer price inflation was moderate for the first half of
               2002 as prices rose at a gradual rate. However, by the fall of 2002, the year-over-year change in the consumer price index had gone above the Bank of Canada's one to three per cent target range. In January 2002, the national rate of inflation was 1.3 per cent, but by December it had climbed to 3.9 per cent. The increase in the rate of inflation was a result of falling prices in the wake of the events of September 11, 2001 as well as various one-off price increases in 2002 including higher auto insurance premiums across the country. In British Columbia, inflation climbed to 3.5 per cent in December from 0.8 per cent in January 2002.

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84                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
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               OUTLOOK: Consumer price inflation is expected to moderate in early 2003 as the influence of price discounting in the last quarter of 2001 diminishes. As a result, inflation is forecast at 2.2 per cent in 2003 and 2.0 per cent in 2004. Over the medium term, inflation is expected to average 2.0 per cent. This is in line with the midpoint of the Bank of Canada's stated inflation target range of one to three per cent.

RISKS TO THE   The economic forecast is based on a set of assumptions regarding
OUTLOOK        growth in external trading partners, interest rates and the exchange rate. As with all forecasts, there are risks that could alter the outlook to produce stronger or weaker-than-expected growth in British Columbia. The global outlook has deteriorated somewhat in the past six months as geopolitical uncertainties have increased. In light of these developments, the Ministry's external growth assumptions are lower than the latest available
               CONSENSUS FORECASTS.

               The most significant risk to the British Columbia outlook remains the strength of the U.S. recovery. The potential impacts on the British Columbia economy of the ratified Kyoto agreement on climate change are not well established. However, any such impacts are not expected until later in the forecast period.

               Economic growth in British Columbia could be lower than forecast if:

               - The sluggish growth in the U.S. economy reflects a shift to a lower long-term productivity growth path, or potentially a double-dip recession.

               - The gap between growth in the Canadian and U.S. economies closes more quickly than expected as economic growth in Canada slows.

               - Business and consumer confidence, weakened by stock market declines and by the fallout from corporate accounting problems, does not recover. Weakening confidence could stall the hesitant U.S. recovery currently underway.

               On the other hand, implementation of the provincial government's integrated transportation plan will bring forward economic development opportunities and partnering opportunities for investment in the highway system, public transit and community airports. The Vancouver/Whistler bid for the 2010 Olympic Winter Games also poses opportunities related to investment in infrastructure.

               Economic growth in British Columbia could be stronger than forecast if:

               - Canada and the U.S. return to the high-productivity fuelled growth recorded in the late 1990s, generating stronger demand for goods and services.

               - A favourable resolution to the softwood lumber agreement is reached, providing greater certainty for investment in the province.

               - British Columbia business and consumer confidence strengthen further, resulting in increased investment and providing a base for stronger economic growth in the province.

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                85
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TABLE 3.5    BRITISH COLUMBIA ECONOMIC REVIEW

---------------------------------------------------------------------------------------------------------------------------
                                                                                             Budget 2002           Actual/
                                                                            Actual             Forecast           Estimate
                                                                             2001                2002               2002
---------------------------------------------------------------------------------------------------------------------------
                                                                                      Per cent change unless otherwise note
Gross Domestic Product (current dollars; per cent change) ............         1.2                1.0                 2.2(1)
Real Gross Domestic Product (per cent change) ........................        -0.2                0.6                 1.9(1)
  Consumer Expenditure ...............................................         2.9                1.9                 2.3
  Capital Investment .................................................         5.2                2.3                 4.4
  Government Expenditure .............................................         5.7               -1.4                -0.6
  Exports of Goods and Services ......................................        -4.3               -0.6                 1.5
  Imports of Goods and Services ......................................         1.0                1.2                 3.1
  Inventory Investment (change in billions of constant 1997 dollars)..        -1.7                0.1                 0.7
B.C. Economic Forecast Council - Real GDP growth .....................        -0.2                0.7                 1.9
Population July 1 (per cent change) ..................................         1.0                0.8                 1.0
Net In-migration (persons) ...........................................      31,634             28,800              28,500(2)
  Interprovincial ....................................................      -6,332             -3,000              -3,700(2)
  International ......................................................      37,966             31,800              32,200(2)
Labour Force (thousands of persons) ..................................       2,103              2,123               2,158
  (per cent change) ..................................................         0.2                0.9                 2.6
Employment (thousands of persons) ....................................       1,942              1,939               1,973
  (per cent change) ..................................................        -0.3               -0.2                 1.6
Unemployment Rate (per cent) .........................................         7.7                8.7                 8.6
Retail Sales (millions of current dollars) ...........................      37,979             39,000              40,220(1)
  (per cent change) ..................................................         6.0                2.9                 5.9
Labour Income(3) .....................................................      69,882             69,860              70,990(1)
  (per cent change) ..................................................         2.2                1.1                 1.6
Corporate Pre-tax Profits (millions of current dollars)...............      10,009              8,080              10,120(1)
  (per cent change) ..................................................        -2.8               -7.5                 1.1
Housing Starts .......................................................      17,234             18,200              21,625
  (per cent change) ..................................................        19.5                5.6                25.5
Consumer Price Index (1992 = 100) ....................................       115.2              116.8               117.9
  (per cent change) ..................................................        1.7                 1.4                 2.3

Key Assumptions:
  Economic Growth (per cent)
     Canada ..........................................................        1.5                 1.0                 3.3(1)
     United States ...................................................        0.3                 0.9                 2.4
     Japan ...........................................................        0.3                -1.0                -0.3(1)
     Europe ..........................................................        1.6                 1.0                 1.0(1)
  Housing Starts (per cent change)
     Canada ..........................................................        7.3                -3.5                26.0
     United States ...................................................        1.9                -4.4                 6.4
     Japan ...........................................................       -4.6                -1.7                -1.2(1)
  Industrial Production (per cent change)
     United States ...................................................       -3.5                -1.8                -0.7
     Japan  ..........................................................       -7.5                -4.5                -1.5
  Consumer Prices (per cent change)
     Canada ..........................................................        2.5                 1.6                 2.2
     United States ...................................................        2.8                 1.6                 1.6
  Canadian Interest Rates (per cent; annual average)
     3-month Treasury Bills ..........................................        3.8                 2.4                 2.6
     Government of Canada 10-year+ Bonds .............................        5.5                 5.7                 5.3
  United States Interest Rates (per cent; annual average)
     3-month Treasury Bills ..........................................        3.4                 2.1                 1.6
     Government 10-year+ Bonds .......................................        5.0                 5.6                 4.6
  U.S. cents / Canadian Dollar (annual average) ......................       64.6                63.5                63.7
  BC Goods and Services Export Price Deflator (Cdn$; per cent change).        2.9                -0.6                -2.6(1)

(1)   Ministry of Finance estimate.
(2)   BC STATS estimate.
(3)   Wages, salaries and supplementary labour income.
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86                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
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TABLE 3.6.1    GROSS DOMESTIC PRODUCT:  BRITISH COLUMBIA AND CANADA

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                Forecast
                                                                        --------------------------------------------------------
                                                  2001        2002(e)     2003         2004        2005         2006      2007
--------------------------------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA:
GROSS DOMESTIC PRODUCT
  AT MARKET PRICES:
  - REAL (1997 $ MILLION; CHAIN-WEIGHTED)...     123,912     126,210     129,220      133,090     137,080     141,180    145,300
    (% CHANGE) .............................        -0.2         1.9         2.4          3.0         3.0         3.0        2.9
  - Current Dollar ($ million) .............     130,859     133,800     139,540      146,880     154,280     161,380    168,710
    (% change) .............................         1.2         2.2         4.3          5.3         5.0         4.6        4.5
  - GDP Price Deflator (1997 = 100).........       105.6       106.0       108.0        110.4       112.5       114.3      116.1
    (% change) .............................         1.3         0.4         1.9          2.2         2.0         1.6        1.6
Real GDP Per Person
    (1997 $; chain-weighted) ...............      30,211      30,476      30,915       31,500      32,070      32,638     33,183
    (% change) .............................        -1.2         0.9         1.4          1.9         1.8         1.8        1.7
Real GDP Per Employed Person
    (% change; chain-weighted) .............         0.1         0.3         0.7          0.6         1.1         1.2        1.1
Real GDP (% change; fixed-weighted)(1)......         0.8         2.0         2.4          3.1         3.1         3.0        2.9
Unit Labour Cost(2) (% change) .............         2.4        -0.3         0.8          1.8         1.6         1.5        1.3

CANADA:
GROSS DOMESTIC PRODUCT
  AT MARKET PRICES:
  - Real (1997 $ billion; chain-weighted)...       1,028       1,061       1,093        1,128       1,162       1,197      1,233
    (% change) .............................         1.5         3.3         3.1          3.2         3.0         3.0        3.0
  - Current Dollar ($ billion) .............       1,092       1,140       1,201        1,263       1,324       1,390      1,459
    (% change) .............................         2.6         4.4         5.3          5.2         4.9         5.0        5.0
  - GDP Price Deflator (1997 = 100).........       106.3       107.5       109.8        112.0       114.0       116.2      118.4
    (% change) .............................         1.0         1.1         2.2          1.9         1.8         1.9        1.9
Real GDP Per Person (1997 $) ...............      33,028      33,775      34,530       35,346      36,144      36,942     37,784
    (% change) .............................         0.5         2.3         2.2          2.4         2.3         2.2        2.3
REAL GDP PER EMPLOYED PERSON
    (% change) .............................         0.4         1.1         0.6          1.2         1.3         1.2        1.3

(e) British Columbia GDP figures for 2002 are Ministry of Finance estimates.
(1) All constant dollar or "real" figures in Tables 3.6.1-3.6.5 are chain-weighted, except for this "fixed-weighted" measure, reflecting Statistic Canada's former method of measuring provincial and federal GDP.
    In November 2002, Statistics Canada introduced chain weighting to provincial GDP measures. Statistics Canada's new method of measuring constant dollar GDP ("chain-weighted") updates the weights of GDP components annually. Prior to this change, the Laspeyres, or "fixed-weighted", method was used to measure constant dollar GDP, where the weights were held constant for five years. For comparison purposes, we report both the chain-weighted and fixed-weighted real GDP forecast for British Columbia in Table 3.6.1.
(2) Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.
--------------------------------------------------------------------------------

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                87
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TABLE 3.6.2    COMPONENTS OF BRITISH COLUMBIA REAL GDP AT MARKET PRICES


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                Forecast
                                                                        --------------------------------------------------------
                                                  2001        2002(e)     2003         2004        2005         2006      2007
--------------------------------------------------------------------------------------------------------------------------------
                                                                    1997 $ billion; chain-weighted

Personal Expenditure on Goods and Services..        80.3        82.1        84.6         87.9        90.3        92.7       95.1
    (% change) .............................         2.9         2.3         3.1          3.9         2.7         2.6        2.6
  - Goods ..................................        34.7        35.7        36.8         38.4        39.3        40.2       41.0
    (% change) .............................         3.2         2.9         3.2          4.2         2.4         2.3        2.1
  - Services ...............................        45.6        46.4        47.8         49.6        51.0        52.5       54.0
    (% change) .............................         2.6         1.8         3.0          3.6         3.0         2.9        2.9

Government Current Expenditures
  on Goods and Services ....................        24.7        24.6        24.2         23.4        23.4        23.9       24.5
    (% change) .............................         5.7        -0.6        -1.6         -3.4        -0.1         2.5        2.5
  Investment in Fixed Capital ..............        25.4        26.5        27.4         28.7        30.5        31.7       32.9
    (% change) .............................         5.2         4.4         3.5          4.6         6.1         3.9        3.8
FINAL DOMESTIC DEMAND ......................       130.4       133.1       136.2        139.9       144.0       148.1      152.3
    (% CHANGE) .............................         3.8         2.1         2.3          2.7         2.9         2.9        2.8
Exports Goods & Services ...................        55.0        55.8        56.9         59.1        61.3        63.4       65.7
    (% change) .............................        -4.3         1.5         2.0          3.9         3.7         3.5        3.6
Imports Goods & Services ...................        60.7        62.6        64.2         66.7        69.0        71.0       73.2
    (% change) .............................         1.0         3.1         2.6          3.8         3.4         2.9        3.1
Inventory Change ...........................        -0.2         0.4         0.9          1.3         1.3         1.2        1.2
Statistical Discrepancy ....................        -0.3        -0.3        -0.3         -0.3        -0.3        -0.3       -0.3
REAL GDP AT MARKET PRICES ..................       123.9       126.2       129.2        133.1       137.1       141.2      145.3
    (% change) .............................        -0.2         1.9         2.4          3.0         3.0         3.0        2.9

(e)  Figures for 2002 are Ministry of Finance estimates.
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88                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
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TABLE 3.6.3    COMPONENTS OF NOMINAL INCOME AND EXPENDITURE

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                Forecast
                                                                        --------------------------------------------------------
                                                  2001        2002        2003         2004        2005         2006      2007
--------------------------------------------------------------------------------------------------------------------------------
Labour Income(1) ($ million) ...............      69,882      70,990(e)   73,290       76,830      80,430      84,040     87,650
    (% change) .............................         2.2         1.6         3.2          4.8         4.7         4.5        4.3
Personal Income ($ million) ................     110,258     112,910(e)  116,460      121,340     126,560     131,800    137,120
    (% change) .............................         2.6         2.4         3.1          4.2         4.3         4.1        4.0
Corporate Profits Before Taxes ($ million)..      10,009      10,120(e)   10,470       11,320      12,410      13,030     13,680
    (% change) .............................        -2.8         1.1         3.5          8.1         9.6         5.0        5.0
Retail Sales ($ million) ...................      37,979      40,220(e)   42,150       44,370      46,490      48,740     51,150
    (% change) .............................         6.0         5.9         4.8          5.3         4.8         4.8        4.9
Housing Starts .............................      17,234      21,625      22,500       23,060      23,630      24,330     24,910
    (% change) .............................        19.5        25.5         4.0          2.5         2.5         3.0        2.4
Residential Investment(2) ($ million) ......       7,569       9,096(e)   10,034       10,751      11,213      11,854     12,501
    (% change) .............................        11.3        20.2        10.3          7.1         4.3         5.7        5.5
B.C. Consumer Price Index (1992 = 100)......       115.2       117.9       120.5        122.9       125.3       127.8      130.3
    (% change) .............................         1.7         2.3         2.2          2.0         2.0         1.9        2.0

(e)  Ministry of Finance estimate.
(1)  Domestic basis; wages, salaries and supplementary labour income.
(2)  Includes renovations and improvements.


TABLE 3.6.4    LABOUR MARKET INDICATORS

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                Forecast
                                                                        --------------------------------------------------------
                                                  2001        2002        2003         2004        2005         2006      2007
--------------------------------------------------------------------------------------------------------------------------------
Population (on July 1) (000's) .............       4,102       4,141       4,180        4,225       4,274       4,326      4,379
    (% change) .............................         1.0         1.0         0.9          1.1         1.2         1.2        1.2
Labour Force Population, 15+ Years (000's)..       3,280       3,325       3,372        3,424       3,480       3,536      3,594
    (% change) .............................         1.3         1.4         1.4          1.5         1.6         1.6        1.6
Net In-Migration
  - International(2) .......................      37,966      32,200(1)   29,600       30,700      31,500      32,200     32,600
  - Interprovincial ........................      -6,332      -3,700(1)    2,300        8,000      10,200      12,100     13,900
  - Total(3) ...............................      31,634      28,500(1)   31,900       38,700      41,700      44,300     46,600
Participation Rate(4) (%) ..................        64.1        64.9        65.0         64.9        65.0        65.1       65.1
Labour Force (000's) .......................       2,103       2,158       2,193        2,223       2,262       2,301      2,340
    (% change) .............................         0.2         2.6         1.6          1.4         1.7         1.7        1.7
Employment (000's) .........................       1,942       1,973       2,007        2,056       2,095       2,133      2,171
    (% change) .............................        -0.3         1.6         1.7          2.4         1.9         1.8        1.8
  - Goods Sector Employment (000's).........         380         387         391          399         409         418        425
    (% change) .............................        -5.7         1.7         1.0          2.2         2.5         2.0        1.8
  - Service Sector Employment (000's).......       1,562       1,587       1,616        1,656       1,686       1,715      1,745
    (% change) .............................         1.0         1.6         1.9          2.5         1.8         1.8        1.8
Unemployment Rate (%) ......................         7.7         8.6         8.5          7.6         7.4         7.3        7.2

(e)  Ministry of Finance estimate.
(1)  BC STATS estimate.
(2) International migration includes net non-permanent residents and returning emigrants less net temporary abroad.
(3)  Total may not add due to rounding.
(4)  Percentage of the population 15 years of age and over in the labour force.
--------------------------------------------------------------------------------

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                89
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TABLE 3.6.5    MAJOR ECONOMIC ASSUMPTIONS

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                Forecast
                                                                        --------------------------------------------------------
                                                  2001        2002        2003         2004        2005         2006      2007
--------------------------------------------------------------------------------------------------------------------------------
REAL GDP (BILLIONS)
  Canada (1997 $; chain-weighted)...........       1,028       1,061(e)    1,093        1,128       1,162       1,197      1,233
    (% change) .............................         1.5         3.3         3.1          3.2         3.0         3.0        3.0
  U.S.A. (1996 U.S.$; chain-weighted).......       9,215       9,436       9,660        9,975      10,273      10,577     10,898
    (% change) .............................         0.3         2.4         2.4          3.3         3.0         3.0        3.0
  Japan (1990 Yen) .........................     536,030     534,462(e)  536,823      540,998     546,357     551,705    557,409
    (% change) .............................         0.3        -0.3         0.4          0.8         1.0         1.0        1.0
  Europe(1) (% change) .....................         1.6         1.0(e)      1.3          2.5         2.5         2.5        2.5
HOUSING STARTS(2) (000'S)
  Canada ...................................         163         205         181          171         166         166        166
    (% change) .............................         7.3        26.0       -11.9         -5.6        -2.9         0.0        0.0
  U.S.A ....................................       1,603       1,705       1,613        1,613       1,613       1,613      1,613
    (% change) .............................         1.9         6.4        -5.4          0.0         0.0         0.0        0.0
  Japan ....................................       1,174       1,151       1,161        1,171       1,177       1,183      1,189
    (% change) .............................        -4.6        -1.9         0.9          0.9         0.5         0.5        0.5
CONSUMER PRICE INDEX
  Canada (1992=100) ........................       116.4       119.0       122.0        124.4       126.9       129.5      132.1
    (% change) .............................         2.5         2.2         2.5          2.0         2.0         2.0        2.0
  U.S.A. (1982-1984=100) ...................       177.1       179.9       183.8        188.1       192.8       197.6      202.5
    (% change) .............................         2.8         1.6         2.2          2.3         2.5         2.5        2.5
CANADIAN INTEREST RATES (%)
  3-Month Treasury Bills ...................         3.8         2.6         3.3          4.6         5.0         5.0        5.0
  Long-Term Government Bonds (10 year) .....         5.5         5.3         5.1          5.9         6.3         6.3        6.3
UNITED STATES INTEREST RATES (%)
  3-Month Treasury Bills ...................         3.4         1.6         1.6          3.3         4.8         5.0        5.0
  Long-Term Government Bonds (10 year) .....         5.0         4.6         4.3          5.6         6.0         6.0        6.0
EXCHANGE RATE (U.S. CENTS / CANADIAN $) ....        64.6        63.7        64.5         65.8        67.3        67.5       67.5
BRITISH COLUMBIA GOODS AND SERVICES
  EXPORT PRICE DEFLATOR (% CHANGE)..........         2.9        -2.6(e)     -0.3          1.7         1.4         1.0        1.1

(e)  Ministry of Finance estimate.
(1) European Union less Luxembourg, plus Austria, Finland, Iceland, Norway, Sweden, Switzerland, Turkey, and former Yugoslavia.
(2)  British Columbia housing starts appear in Table 3.6.3
--------------------------------------------------------------------------------

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90                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------

                       THE ECONOMIC FORECAST COUNCIL, 2003

INTRODUCTION

Prior to the annual budget, the Minister of Finance seeks the advice of the Economic Forecast Council (the Council) on the outlook for the provincial economy and presents their forecasts with the budget. This consultation process is laid out in the BUDGET TRANSPARENCY AND ACCOUNTABILITY ACT.

The Minister met with the Council on December 9, 2002 to discuss the economic outlook. Council members' forecasts were made public at that time. The underlying forecast details are summarized in the table at the end of the topic box.

Council members discussed their views on the province's near-term economic outlook, as well as factors affecting the province's medium-term outlook. This was followed by a discussion of the impact of fiscal policy and other issues facing the British Columbia economy.


OVERVIEW

British Columbia outperformed the Council's earlier forecast of 0.7 per cent for 2002, growing an estimated 1.9 per cent last year. The stronger-than-expected growth reflected the province's rapid turnaround early in 2002. The Council indicated that the increased economic activity was mainly due to a surge in home construction and sales, as well as other consumer spending fuelled by federal and provincial tax cuts and lower-than-expected interest rates.

The general view of the Council was that the British Columbia economy would post stronger growth in 2003 and 2004 then grow 3.1 per cent on average in the 2005 through 2007 period.

The Canadian economy was expected to continue to outpace the U.S. economy in 2003 but stronger U.S. growth in 2004 would close the gap between the two countries. The discussion focused on the strength of the recovery in the U.S., the lack of job growth in the U.S. and implications for consumer spending, as well as the risk of a "double dip" recession in the U.S. The Japanese economy was not expected to improve.


INTERNATIONAL OUTLOOK

Most Council members expected the economic recovery in Canada, which began in early 2002, to continue. The Canadian economy was forecast to outpace the U.S. economy in 2003. Subsequently, stronger U.S. economic growth in 2004 through 2007 would result in the U.S. growing at a slightly faster pace than Canada.

The recovery in the U.S. economy, which was weak during 2002, was expected to gain strength in 2003 and beyond. In 2002, there had been a notable absence of business investment. As a result, economic growth was mainly due to consumer spending and residential investment. Changes in inventories also contributed to growth.

The majority of Council members agreed that there is considerable monetary stimulus in the U.S. economy to support a strong recovery. With interest rates at 40-year lows, the interest sensitive sectors of the economy, including housing and consumer spending, would continue to grow.

However, some Council members expressed concern about the risk of slower growth in the U.S. during 2003. In part, this was attributed to a lack of job growth putting at risk the ability of consumers to fuel further economic growth. Recent stock market declines, high consumer debt levels and lack of job growth could result in lower consumer spending and reduce overall economic growth.

Forecasts for the U.S. economy had a wider range than those for the Canadian economy

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                  BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK                91
--------------------------------------------------------------------------------

in 2003, reflecting the divergent views about the strength of the U.S.
recovery. Overall, the U.S. economy is forecast to grow on average 2.8 per cent in 2003 and 3.7 per cent in 2004, before slowing to 3.3 per cent during the 2005 to 2007 period.

Council members generally agreed that the Japanese economy continues to face structural problems and is not expected to improve substantially until these problems are addressed.


THE CANADIAN ECONOMY

Last year, the Canadian economy outpaced the U.S. economy in terms of job creation and overall growth. Canadian consumer spending reflected a greater degree of pent-up demand and stronger job creation than south of the border. This broad-based Canadian expansion was widely expected to continue in 2003. Some members of the Council suggested that the slower U.S. recovery would eventually have a dampening effect on economic growth in Canada as demand for Canadian goods could slow.

The Canadian economy was forecast to grow 3.4 per cent in 2003 and 3.6 per cent in 2004, before moderating to 3.1 per cent on average in 2005 through 2007.

Although Council members do not forecast real GDP for Europe, the Council discussed the European outlook. In general, the outlook for the region was for sluggish growth. One Council member noted that Europe was in need of labour market changes to boost economic growth. Another noted that the efforts by some European Union member countries to meet the EU required fiscal targets could be a drag on economic growth.


FINANCIAL MARKETS

In the U.S., the Federal Reserve Board was generally not expected to begin raising interest rates until mid-2003. Council opinions differed as to how fast interest rates would rise. For example, those who expected slower economic growth had interest rates staying lower for a longer period than those who predicted stronger economic growth.


BRITISH COLUMBIA ECONOMIC FORECAST COUNCIL:  SUMMARY OF FORECASTS
DECEMBER 9, 2002 SURVEY

------------------------------------------------------------------------------------------------------
                                                                                             2005-2007
Participant             Organization                          2002       2003       2004       Average
------------------------------------------------------------------------------------------------------
                                                                     Per cent change in real GDP
Derek Burleton          TD Bank                               2.0        2.9        3.9        3.1
Peter Hall              Conference Board                      2.7        2.9        2.9        2.6
John DeWolf             CCG Consulting                        2.0        2.7        3.3         na
Jock Finlayson          BC Business Council                   1.8        2.9        3.7         na
Warren Jestin           Scotiabank                            2.1        2.7        3.3        3.2
Craig Wright            RBC Financial Group                   1.5        2.1        3.3        3.5
Rick Egelton            Bank of Montreal                      1.9        2.8        3.3        3.2
Dale Orr                Global Insight                        2.2        2.5        2.6        3.0
Helmut Pastrick         Credit Union Central of BC            1.0        2.5        3.8        3.3
George Pedersson        G.A. Pedersson & Associates           1.5        1.5        3.0        3.0
Warren Lovely           CIBC                                  2.0        2.7        3.7        3.1
Carl Sonnen             Informetrica                          2.1        3.0        3.5        2.6
Ernie Stokes            Stokes Economic Consulting            2.4        2.9        2.6        3.8
William Tharp           M. Murenbeeld & Associates            1.9        3.0        3.3        2.8

AVERAGE                                                       1.9        2.7        3.3        3.1
------------------------------------------------------------------------------------------------------
* Dave Park, John Helliwell, Paul Bowles and Michael Goldberg did not provide a forecast.


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92                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------

Most Council members agreed that interest rates in the U.S. were low enough to support a relatively strong recovery by 2004. The intended federal funds rate was projected to be 1.9 per cent on average in 2003, rising to 3.5 per cent in 2004 and 4.3 per cent in the longer term.

In Canada, the Bank of Canada's overnight target rate was forecast to increase from 3.4 per cent in 2003 to 4.6 per cent in 2004. Some Council members suggested interest rates in Canada would rise sooner than in the U.S. given the stronger recovery north of the border.

The positive interest rate spread between Canada and the U.S. was expected to support a rising Canadian dollar. The value of the Canadian dollar was forecast at 65.2 cents US in 2003 and 66.7 cents US in 2004. For the 2005 to 2007 period, forecasts ranged from 62.0 to 73.8 cents US. The widening range of forecasts in the longer term reflects the divergent views among Council members on the ability of the Canadian dollar to appreciate against a strong U.S. currency.


BRITISH COLUMBIA FORECAST

On average, participants at the Economic Forecast Council meeting expected B.C.'s economy to grow 2.7 per cent in 2003, 3.3 per cent in 2004 and 3.1 per cent per year in 2005 through 2007. Opinions for 2003 ranged from 1.5 per cent to 3 per cent. Forecasts of growth in 2003 were highly concentrated with 12 Council members predicting growth at or above 2.5 per cent. There were two lower forecasts of 1.5 per cent and 2.1 per cent.


ECONOMIC FORECAST COUNCIL OUTLOOK FOR THE
BRITISH COLUMBIA ECONOMY


[GRAPH]




ECONOMIC GROWTH FORECASTS, 2003


[GRAPH]



EXTERNAL ISSUES

Participants cited the softwood lumber dispute with the U.S. as the biggest factor affecting the outlook for the BC economy. Council members agreed that a resolution to the softwood lumber dispute would benefit the province.

Two Council members noted that British Columbia is uniquely positioned to expand trade into the non-Japanese Asian markets, particularly China.

Increasing geopolitical uncertainty, the risk of terrorist attacks and a possible war with Iraq were mentioned as external issues that could affect the British Columbia economic outlook.


SECTORAL ISSUES

The Council discussed recent developments in the domestic economy then focused on the outlook for consumer spending, housing and net in-migration.

Most Council members agreed that consumer spending in British Columbia was one of the main engines of growth in 2002. The consumer sector was largely expected to continue to contribute to overall economic growth in the forecast period. Retail sales were predicted to increase 4.8 per cent in 2003, 5.5 per cent in 2004 and 5.3 per cent per year in 2005 through 2007. Retail sales growth was supported by low interest rates in the short-term and gains

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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

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93                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------

in employment and incomes over the medium to longer term.

Residential construction was generally forecast to grow during the forecast period reflecting pent-up demand for housing and relatively low interest rates.


ECONOMIC GROWTH FORECASTS, 2004


[GRAPH]



Some Council members expected continued high international in-migration levels accompanied by a turnaround in net interprovincial in-migration. The return to positive net inflows of people from other provinces was due to improved employment prospects during the next few years, as well as the establishment of a more competitive tax environment. Others forecast a continued exodus from British Columbia to other provinces, despite improved economic growth.

The divergent views were reflected in the wide range of forecasts of net in-migration. Forecasts ranged from 13,000 to 40,500 people in 2003.

Several Council members noted an improved level of consumer and business confidence in the province since the provincial and federal government tax cuts in mid-2001, and that improved business confidence was key to increasing business investment.

Council members also commented that the absence of settled native land claims was a potential deterrent to investment in land-intensive sectors of the provincial economy.

In particular, investments in mining may be held up because of uncertain access to land.


FORECAST DEVELOPMENTS, ECONOMIC FORECAST COUNCIL


[GRAPH]


GOVERNMENT

Council members commented on the government's three-year plan. Several stressed the importance of maintaining the commitment to balance the budget beginning in 2004/05. Most participants agreed that an increase in business investment was needed to put the province on a faster growth path. Some stressed that the existing tax cuts were necessary to attract investment. As well, some Council members noted that plans to continue with further business tax reductions in Ontario and Alberta would put competitive pressure on British Columbia over the next two to three years. Other Council members noted that reduced government spending would be a drag on overall economic growth.


RISKS TO THE OUTLOOK

The Council discussed the major risks to the outlook for the British Columbia economy. On the upside, a possible resolution of the softwood lumber agreement would improve prospects for the BC economy. On the downside, a possible war with Iraq, and a continuation of the jobless recovery in the U.S. could jeopardize growth in BC. The Kyoto Protocol was recognized as a potential risk to the outlook although the implications were unclear.

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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

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94                BRITISH COLUMBIA ECONOMIC REVIEW AND OUTLOOK
--------------------------------------------------------------------------------


FORECAST SURVEY - PARTICIPANTS' OPINIONS

-----------------------------------------------------------------------------------------------------------------------------------
All figures are based                 2002                       2003                       2004                  2005 to 2007(2)
on annual averages            Range        Average(1)     Range        Average(1)    Range      Average(1)      Range     Average(1)
-----------------------------------------------------------------------------------------------------------------------------------

UNITED STATES

Real GDP (% change).....      1.8 - 2.6    2.4 (14)(3)   2.3 - 3.6    2.8 (14)      3.0 - 4.3    3.7 (14)      2.8 - 3.8   3.3 (12)
Intended Federal Funds
   rate (%).............    1.25 - 1.75    1.6 (13)      1.1 - 3.0    1.9 (13)      1.5 - 5.0    3.5 (13)      1.6 - 5.2   4.3 (11)
Housing starts
   (million units)......    1.60 - 1.70   1.68 (13)    1.50 - 1.70   1.62 (13)    1.25 - 1.69   1.59 (12)    1.47 - 1.71  1.57 (10)
-----------------------------------------------------------------------------------------------------------------------------------

CANADA

Real GDP (% change).....      3.1 - 3.5    3.3 (14)      2.8 - 3.8    3.4 (14)      2.7 - 4.4    3.6 (14)      2.6 - 4.0   3.1 (12)
Bank of Canada Overnight
   Target rate (%)......      2.4 - 2.8    2.5 (11)      2.7 - 4.0    3.4 (11)      2.9 - 5.5    4.6 (11)      2.8 - 6.0   4.8 (10)
Exchange rate (US cents/C$) 63.5 - 64.2   63.8 (14)    62.5 - 67.4   65.2 (14)    62.0 - 70.4   66.7 (14)    62.0 - 73.8  68.0 (12)
-----------------------------------------------------------------------------------------------------------------------------------

BRITISH COLUMBIA

Real GDP (% change).....      1.0 - 2.7    1.9 (14)      1.5 - 3.0    2.7 (14)      2.6 - 3.9    3.3 (14)      2.6 - 3.8   3.1 (12)
Nominal GDP (% change)..      1.7 - 3.9    3.0 (13)      3.9 - 5.3    4.6 (13)      4.2 - 6.2    5.3 (13)      4.3 - 6.0   5.0 (11)
Personal Income (% change)    1.0 - 4.4    2.9 (12)      3.1 - 5.2    4.1 (12)      3.5 - 6.5    5.2 (12)      3.6 - 6.2   5.0 (10)
Net Migration (thousand
   persons).............     8.0 - 37.3   24.7 (12)    13.0 - 40.5   27.9 (12)    14.0 - 47.5   32.8 (11)    15.0 - 53.8   36.8 (9)
Employment (% change)...      1.0 - 2.0    1.4 (13)      0.9 - 4.0    1.9 (13)      1.0 - 5.0    2.3 (13)      1.1 - 2.7   1.9 (10)
Unemployment rate (%)...      8.5 - 8.8    8.6 (14)      7.8 - 8.8    8.2 (14)      7.3 - 8.4    7.8 (14)      7.0 - 7.7   7.3 (11)
Corporate pre-tax profits
   (% change)...........     -4.0 - 6.1     0.5 (6)    -1.4 - 10.1     6.2 (6)     2.5 - 15.0    10.7 (6)      0.7 - 8.0    5.3 (5)
Housing starts (thousand
   units)...............    19.0 - 22.6   21.0 (14)    18.5 - 25.4   21.5 (14)    17.0 - 26.0   22.0 (14)    17.8 - 31.0  23.5 (11)
Retail sales (% change).      4.0 - 6.7    5.7 (14)      3.0 - 6.5    4.8 (14)      4.0 - 7.0    5.5 (14)      4.0 - 6.8   5.3 (12)
-----------------------------------------------------------------------------------------------------------------------------------

(1)  Based on responses from participants providing forecasts.
(2)  Participants provided an average forecast for 2005 to 2007.
(3)  Number of respondents shown in parenthesis.
--------------------------------------------------------------------------------

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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

--------------------------------------------------------------------------------
PART 4: 2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------

TABLE 4.1     2002/03 BUDGET AND FORECAST UPDATES

---------------------------------------------------------------------------------------------------------------
                                                                   FIRST            SECOND             THIRD
                                                                 QUARTERLY         QUARTERLY         QUARTERLY
($ millions)                                      BUDGET           REPORT            REPORT            REPORT
---------------------------------------------------------------------------------------------------------------
CONSOLIDATED REVENUE FUND (CRF)
   Revenue .................................      22,038            22,266            21,926            22,093
   Expense .................................     (25,556)          (25,366)          (25,300)          (25,412)
                                                 -------           -------           -------           -------
   CRF BALANCE .............................      (3,518)           (3,100)           (3,374)           (3,319)
                                                 -------           -------           -------           -------
CROWN CORPORATIONS AND AGENCIES
   Taxpayer-supported ......................        (206)             (208)             (174)             (243)
   Self-supported commercial ...............          74                43                48                62
                                                 -------           -------           -------           -------
   CROWN CORPORATION AND AGENCY
      NET RESULTS(1) .......................        (132)             (165)             (126)             (181)
                                                 -------           -------           -------           -------
SUBTOTAL ...................................      (3,650)           (3,265)           (3,500)           (3,500)
   Forecast allowance ......................        (750)             (750)             (500)             (300)
                                                 -------           -------           -------           -------
DEFICIT ....................................      (4,400)           (4,015)           (4,000)           (3,800)
                                                 -------           -------           -------           -------
                                                 -------           -------           -------           -------
---------------------------------------------------------------------------------------------------------------

(1)  Net of dividend payments and contributions to/from the CRF.

                  The deficit forecast for 2002/03 has improved by $200 million from the second QUARTERLY REPORT forecast. At $3.8 billion, the deficit which includes a $300 million forecast allowance for potential negative developments over the rest of the year, is now projected to be $600 million lower than forecast in the February 19, 2002 budget. Excluding forecast allowances, the updated deficit forecast would be $3.5 billion, $150 million less than the comparable budget forecast of $3.65 billion.

                  CHART 4.1 PROGRESS OF 2002/03 FINANCIAL FORECASTS

                                       [CHART]




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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

96        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------

                Since the second QUARTERLY REPORT in November:

                o The CRF revenue forecast has increased by $167 million,
                  mainly due to improving natural resource revenues. This is partially offset by lower tax revenues resulting from weaker final 2001 corporation income tax assessments and a lower forecast for 2002 and 2003 income tax growth.

                o The CRF spending forecast increased $112 million. A $275 million spending provision to assist with the transition to a sustainable forestry sector is partially offset by further below-budget spending due to lower debt interest costs, lower employment assistance caseloads in the Ministry of Human Resources and reduced spending in other areas.

                o Crown corporations show a $55 million deterioration mainly due to a one-time $77 million negative accounting adjustment to BC Ferries' asset values, partially offset by improved operating results for ICBC.

                o The forecast allowance has been lowered $200 million in
                  recognition of reduced uncertainties remaining over the final quarter of the year.

                Table 4.2 provides details on developments since the second QUARTERLY REPORT.


REVENUE The revenue forecast is $167 million higher than the second QUARTERLY REPORT. Significant changes include:

                o PERSONAL INCOME TAX - down $34 million due to weaker assumed personal income tax growth in 2002/03.

                o CORPORATION INCOME TAX - down $19 million due to
                  lower-than-assumed final assessments for the 2001 tax year that reduces the provincial share of the national tax base. In addition, the federal government reduced its forecast of the 2003 national tax base, thereby lowering March 2003 payments.

                o SOCIAL SERVICE TAX - down $20 million reflecting
                  lower-than-expected revenue during the nine months up to December 2002.

                o PROPERTY TRANSFER TAX - up $18 million reflecting a strong housing market.

                o NATURAL RESOURCES - up $164 million. Revenue from petroleum, natural gas and minerals is expected to increase $72 million mainly due to higher natural gas prices. Forests revenue is forecast to be up $92 million due to higher timber harvest volumes.

                o FEDERAL TRANSFER PAYMENTS - up $12 million as final 2001 provincial income tax bases result in lower equalization payments, offset by higher Canada health and social transfer payments.


                Further details on the full year revenue forecast are shown in Table 4.7 and key assumptions are provided in Appendix Table A.11.




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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)           97
--------------------------------------------------------------------------------

TABLE 4.2     SUMMARY OF UPDATES SINCE THE SECOND QUARTERLY REPORT

-------------------------------------------------------------------------------------------------------------------
                                                                                                           Updated
                                                                                           Change          Forecast
-------------------------------------------------------------------------------------------------------------------
                                                                                             ($ millions)
2002/03 DEFICIT - SECOND QUARTERLY REPORT UPDATED FORECAST ....................                             (4,000)
THIRD QUARTERLY REPORT UPDATES
 CONSOLIDATED REVENUE FUND (CRF) UPDATES
  REVENUE
    - Lower tax revenues mainly due to a weaker estimate for personal and
      corporation income taxes in 2002/03 .....................................        (53)
    - Higher natural gas, petroleum and mineral revenues ......................         72
    - Higher forestry revenue reflecting stronger harvest volumes to December .         92
    - Lower equalization entitlements due to changes in the provincial
      distribution of the national income tax bases ...........................       (102)
    - Higher CHST revenues offsetting loss in equalization transfers ..........        114
    - Other revenue changes, mainly in MSP premiums ...........................         44         167
                                                                                    ------
  EXPENSE
    - Lower interest costs mainly due to lower debt levels and
      lower short-term interest rates .........................................         70
    - Human Resources - lower employment assistance caseloads and cost per case         47
    - Restructuring - lower expected costs ....................................          9
    - Savings in other ministries .............................................         37
                                                                                    ------
        Total ministry changes ................................................        163
    - Forest restructuring - provision to assist the transition to a
        sustainable forestry sector ...........................................       (275)       (112)         55
                                                                                                 -----
 CROWN CORPORATION UPDATES
  TAXPAYER-SUPPORTED
    - BC Transportation Financing Authority - lower interest costs ............         17
    - Accounting adjustment for previous capital grants to BC Ferries .........        (77)
    - Other changes and adjustments ...........................................         (9)        (69)
                                                                                    ------
  SELF-SUPPORTED COMMERCIAL
    - ICBC - improved operating results .......................................         18
    - Other changes and adjustments ...........................................         (4)         14         (55)
                                                                                    ------       -----
  FORECAST ALLOWANCE REDUCTION ................................................                                200
                                                                                                            ------
2002/03 DEFICIT - THIRD QUARTERLY REPORT UPDATED FORECAST .....................                             (3,800)
                                                                                                            ------
                                                                                                            ------


SPENDING The spending forecast increased $112 million from the second QUARTERLY REPORT. Further below-budget spending of $163 million in ministries and in other areas is offset by a provision of $275 million for costs associated with the transition to a sustainable forestry sector.


                  The forecast update for ministries and other programs in part reflects spending trends experienced in the first nine months. During the first nine months ending December 31, 2002 spending was $826 million lower than expected reflecting below-budget spending in almost all programs and lower debt interest costs.


                  By year-end, all ministries and programs are expected to be on or below budget before factoring in a provision for forestry sector restructuring. After taking into account the one-time provision to assist with the transition to a sustainable forestry sector, total CRF spending will be $144 million below budget for the year.


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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

98        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------

                Significant changes since the second QUARTERLY REPORT include:

                o Ministry of Human Resources - down $47 million mainly
                  reflecting a continuation of a downward trend in the employment assistance caseload and average costs per case. Based on current and expected trends, the monthly caseload is forecast to average about 132,000 or 10 per cent below budget for the year.

                o Management of Public Funds and Debt (debt interest) - down
                  $70 million mainly due to lower expected debt levels to year-end and lower expected short-term interest rates in the final quarter of the fiscal year.

                o Forest Restructuring - A $275 million spending provision has been included in the forecast to assist with the transition to a sustainable forestry sector. Legislative and policy changes are still being developed and will be announced shortly. A supplementary estimate will be presented to the Legislature before the fiscal year-end.

                As a result of successful management of ministry budgets and earlier-than-expected progress in meeting three-year service plan targets, ministries are reviewing their spending plans over the remainder of the 2002/03 fiscal year in order to address one-time funding needs in a number of priority areas. Some of these include:

                  PRIORITY SPENDING                                                                        ($ millions)
                  -----------------------------------------------------------------------------------------------------
                  MINISTRY OF ADVANCED EDUCATION
                  o Genome research - grants to promote enhanced research...............................              5
                  o Leadership and Regional Innovation Chairs - funding grants for
                    university and college chairs ......................................................             18
                  MINISTRY OF CHILDREN AND FAMILY DEVELOPMENT
                  o Early Childhood Development (ECD) Partnership Fund - grant to allow
                    creation of endowment fund to increase ECD capacity ................................             10
                  o Aboriginal Early Childhood Development Research Chair - funding grant for
                    university/college chair ...........................................................              2
                  MINISTRY OF EDUCATION
                  o School districts - one-time grants to improve student achievement...................             50
                  MINISTRY OF HEALTH SERVICES
                  o Genome research - grants to promote enhanced research...............................             21
                  o Leadership Chairs - funding grants for university chairs............................              6
                                                                                                                -------
                                Total ..................................................................            112
                                                                                                                -------
                                                                                                                -------


                  These priority spending initiatives are included in the updated ministry spending forecasts shown in Table 4.8.

                  The second QUARTERLY REPORT identified spending pressures for the Ministries of Forests and Public Safety and Solicitor General. The updated forecast assumes that these pressures will be managed within ministry budgets or funded through the Contingencies Vote as shown in Table 4.3.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)           99
--------------------------------------------------------------------------------

TABLE 4.3          CONSOLIDATED REVENUE FUND - 2002/03
                   PRESSURES ALLOCATED TO THE CONTINGENCIES VOTE
--------------------------------------------------------------------------------

                                                                              ($ millions)
CONTINGENCIES ALLOCATION:
Advanced Education - grant to University of BC (UBC) Foundation - UBC library       10
Agriculture, Food and Fisheries - grant for transition of the Okanagan Valley
  Tree Fruit Authority to the private sector.................................        9
Children and Family Development - school-based programs .....................       31
Energy and Mines - offshore oil and gas development .........................        2
Finance - seismic mitigation grants .........................................       18
Public Safety and Solicitor General - Emergency Program Act - floods ........       15
Public Safety and Solicitor General - missing persons investigation .........       16
Transportation - Public Transit - deferred interest and start-up costs ......       26
                                                                              --------
  SUBTOTAL ..................................................................      127
Unallocated .................................................................       83
                                                                              --------
  TOTAL CONTINGENCIES BUDGET ................................................      210
                                                                              --------
                                                                              --------

                A total of $127 million has been allocated to the Contingencies Vote, leaving $83 million available to address other spending pressures over the rest of the year. Further details on the spending forecasts are shown in Table 4.8 and assumptions are provided in Appendix Table A12.


CROWN           Crown corporation and agency net losses are projected to be
CORPORATIONS    $55 million higher than the second QUARTERLY REPORT.
AND AGENCIES    Significant changes include:

                o BC TRANSPORTATION FINANCING AUTHORITY (BCTFA) - a $17 million decrease in net loss reflects lower interest costs due to lower-than-expected interest rates and lower-than-anticipated borrowing reflecting higher fuel tax revenue.

                o ACCOUNTING ADJUSTMENT - a $77 million one-time negative
                  adjustment to BC Ferries' asset values. Previously, an adjustment was made to reflect capital grants to the corporation from the CRF(1). Effective March 31, 2003, this adjustment will be reversed as BC Ferries' assets are being transferred to the new independent, regulated operating company.

                o BRITISH COLUMBIA RAILWAY COMPANY - a $30 million increase in
                  BC Rail's net losses for 2002 is due to further restructuring costs. However, this loss will be offset by a $30 million gain on the anticipated sale of selected BC Marine assets in the first quarter of the 2003 calendar year (the last quarter of government's fiscal year).

                o INSURANCE CORPORATION OF BRITISH COLUMBIA (ICBC) - a
                  projected $18 million increase in net income for 2002 reflects higher premium revenue and lower claims and related costs.


                Further details on the Crown corporation forecasts are shown in Table 4.9.

----------
(1) The grants were used to reduce the capital cost of the ferries in BC Ferries' financial statements. However, on consolidation the grants are eliminated and the assets are recorded at their original capital costs on government's balance sheet.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

100        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------

                  CHART 4.2 CHANGES TO 2002/03 BUDGET FORECAST

                                    [CHART]




2002/03 FISCAL    Since the February 19, 2002 budget, revenue, spending and
YEAR REVIEW       Crown corporation forecasts have, in aggregate, stayed close to or ahead of budget as significant changes to individual elements have largely offset each other.


                  The forecast for income tax revenues fell significantly as assessment reports for the 2001 tax year were received from the federal government. The lower-than-forecast estimates of 2001 personal and corporation income tax revenues reduce the tax base for 2002 and subsequent years. The estimated impact in 2002/03 was a $768 million loss in income tax revenues. This loss was more than offset by increases in other revenue sources, primarily equalization transfers and natural resources.


                  Overall government spending is now projected to be $144 million below budget. Excluding the provision for forestry restructuring, spending for the year would have been $419 million below budget due to lower debt interest costs, lower-than-assumed employment assistance caseloads, and below-budget spending in various ministries.


                  Crown corporation net losses are forecast to be $49 million higher than the February 19, 2002 budget. Taxpayer-supported Crown corporation net losses are forecast to be $37 million higher than budget, primarily due to accounting adjustments resulting from the restructuring of BC Ferries, partially offset by improved operating results for the BCTFA.


                  Commercial Crown corporation net results were $12 million lower than anticipated as an accounting policy change for BC Hydro led to higher contributions paid to the CRF. This was partially offset by improved operating results for ICBC. The deterioration in BC Rail's results during the January-to-March period was included in the province's 2001/02 financial statements. As well, a gain on sale of selected BC Marine assets is expected in the first quarter of 2003. Therefore, the reported losses are offset by an accounting adjustment that reflects BC Rail's net results during the province's fiscal year.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)          101
--------------------------------------------------------------------------------

CAPITAL           Since the second QUARTERLY REPORT, the capital spending
SPENDING AND      forecast has been lowered $268 million to total $2.2 billion.
PROVINCIAL DEBT   Significant changes are shown in Table 4.5.


                  In total, capital spending for the year is $551 million below the February 19, 2002 budget mainly due to lower spending for health and education facilities, ministry minor capital purchases, the SKYTRAIN extension project and ICBC's Surrey Central City project.

TABLE 4.4 2002/03 BUDGET AND FORECAST UPDATES - CAPITAL SPENDING AND PROVINCIAL DEBT

-------------------------------------------------------------------------------------------------------------
                                                                          FIRST        SECOND         THIRD
                                                                        QUARTERLY     QUARTERLY     QUARTERLY
($millions)                                                  BUDGET       REPORT        REPORT        REPORT
-------------------------------------------------------------------------------------------------------------
CAPITAL SPENDING
  Taxpayer-supported..........................                1,669         1,398         1,399         1,181
  Self-supported .............................                1,061         1,071         1,048           998
                                                             ------        ------        ------        ------
  Total capital spending .....................                2,730         2,469         2,447         2,179
                                                             ------        ------        ------        ------
                                                             ------        ------        ------        ------
PROVINCIAL DEBT
  Taxpayer-supported..........................               31,601        30,610        30,766        29,281
  Self-supported .............................                8,377         7,789         7,643         7,687
  Forecast allowance .........................                  750           750           500           300
                                                             ------        ------        ------        ------
  Total provincial debt.......................               40,728        39,149        38,909        37,268
                                                             ------        ------        ------        ------
                                                             ------        ------        ------        ------
Total provincial debt as a per cent of GDP                    31.3%         29.5%         29.2%         27.9%
Taxpayer-supported debt as a per cent of GDP                  24.3%         23.0%         23.1%         21.9%

                  Further details on capital spending are shown in Table 4.10. Information on updated forecasts for major capital projects (those with multi-year budgets totalling $50 million or more) is provided in Table 4.11.


                  Provincial debt is forecast to total $37.3 billion at year-end. The forecast is $1.64 billion lower than the second QUARTERLY REPORT due to an improved CRF deficit forecast, lower capital spending, timing differences between accrued spending and cash payments, lower working capital requirements and a lower debt forecast allowance mirroring the deficit forecast allowance (see Table 4.5). The decreased forecast continues a trend which saw the debt forecast decline by $1.82 billion as of the second QUARTERLY REPORT. Total debt is now forecast to be $3.46 billion below budget.


                  Further information on the debt forecast is shown in Table
                  4.12.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

102        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------

TABLE 4.5 - SUMMARY OF UPDATES SINCE THE SECOND QUARTERLY REPORT - CAPITAL SPENDING AND DEBT

---------------------------------------------------------------------------------------------------------
                                                                                                Updated
                                                                                   Change       Forecast
---------------------------------------------------------------------------------------------------------
                                                                                       ($ millions)
CAPITAL SPENDING - SECOND QUARTERLY REPORT UPDATED FORECAST .......                                2,447
  Taxpayer-supported
    Health facilities..............................................                   (39)
    Rapid Transit Project 2000.....................................                   (37)
    Minor capital purchases by ministries .........................                   (70)
    Other .........................................................                   (72)          (218)
                                                                                    -----
  Self-supported commercial........................................                                  (50)
                                                                                                  ------
CAPITAL SPENDING - THIRD QUARTERLY REPORT UPDATED FORECAST ........                                2,179
                                                                                                  ------
                                                                                                  ------
--------------------------------------------------------------------------------------------------------
PROVINCIAL DEBT AT MARCH 31, 2003 - SECOND QUARTERLY REPORT
  UPDATED FORECAST.................................................                               38,909
  Taxpayer-supported debt
    Provincial government operating
      - improved CRF revenue ......................................                  (167)
      - lower minor capital purchases by ministries ...............                   (70)
      - spending cash/accrual timing differences ..................                  (400)
      - higher cash balances resulting from debt financing
          transactions ............................................                  (314)
      - reduced working capital requirements.......................                  (323)
    Education facilities (mainly lower capital spending)...........                   (31)
    Health facilities (mainly lower capital spending)..............                   (47)
    Transportation (mainly lower capital spending) ................                   (84)
    Other (mainly reduced social housing working capital
      requirements)................................................                   (49)        (1,485)
                                                                                    -----
  Self-supported commercial
    BC Hydro (increased working capital requirements) .............                    63
    Columbia basin power projects (deferred borrowing) ............                   (23)
    Other .........................................................                     4             44
                                                                                    -----
  Debt forecast allowance - reduced to $300 million from
    $500 million...................................................                                 (200)
                                                                                                  ------
PROVINCIAL DEBT AT MARCH 31, 2003 - THIRD QUARTERLY REPORT
  UPDATED FORECAST.................................................                               37,268
                                                                                                  ------
                                                                                                  ------

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)          103
--------------------------------------------------------------------------------

TABLE 4.6   UPDATED FORECAST

------------------------------------------------------------------------------------------------------------------------
                                            Year-to-Date Actual to December 31                   Full Year
                                         ---------------------------------------  --------------------------------------
                                                     2002/03                               2002/03
                                         ----------------------------             ---------------------------
                                                                        Actual             Updated              Actual
($ millions)                              Budget    Actual   Variance  2001/02(1)  Budget   Forecast  Variance  2001/02(1)
------------------------------------------------------------------------------------------------------------------------
                                                                                              v
CONSOLIDATED REVENUE FUND (CRF)
  Revenue .............................   16,368    16,621       253    16,888    22,038    22,093        55    23,125
  Expense .............................  (19,064)  (18,238)      826   (18,341)  (25,556)  (25,412)      144   (25,255)
                                         -------    ------     -----   -------   -------   -------       ---   -------
  CRF BALANCE .........................   (2,696)   (1,617)    1,079    (1,453)   (3,518)   (3,319)      199    (2,130)
                                         -------    ------     -----   -------   -------   -------       ---   -------
CROWN CORPORATIONS AND AGENCIES
  Taxpayer-supported ..................      (94)      (24)       70        71      (206)     (243)      (37)      (83)
  Self-supported commercial ...........      259       353        94      (162)       74        62       (12)     (484)
                                         -------    ------     -----   -------   -------   -------       ---   -------
  CROWN CORPORATION AND AGENCY
    NET RESULTS .......................      165       329       164       (91)     (132)     (181)      (49)     (567)
                                         -------    ------     -----   -------   -------   -------       ---   -------
SUBTOTAL ..............................   (2,531)   (1,288)    1,243    (1,544)   (3,650)   (3,500)      150    (2,697)
  Forecast allowance                        --        --        --        --        (750)     (300)      450      --
                                         -------    ------     -----   -------   -------   -------       ---   -------
DEFICIT BEFORE JOINT TRUSTEESHIP ......   (2,531)   (1,288)    1,243    (1,544)   (4,400)   (3,800)      600    (2,697)
  Joint trusteeship
    (one-time adjustment)..............     --        --        --       1,464      --        --        --       1,464
                                         -------    ------     -----   -------   -------   -------       ---   -------
DEFICIT ...............................   (2,531)   (1,288)    1,243       (80)   (4,400)   (3,800)      600    (1,233)
                                         -------    ------     -----   -------   -------   -------       ---   -------
                                         -------    ------     -----   -------   -------   -------       ---   -------

(1) Restated to be consistent with the presentation used in 2002/03.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

104        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------



TABLE 4.7   CONSOLIDATED REVENUE FUND REVENUE BY SOURCE

----------------------------------------------------------------------------------------------------------------------------------
                                             Year-to-Date Actual to December 31                           Full Year
                                          -----------------------------------------      -----------------------------------------
                                                        2002/03                                    2002/03
                                          -------------------------------                ------------------------------
                                                                             Actual                Updated                  Actual
($ millions)                               Budget(1) Actual(2)   Variance    2001/02     Budget   Forecast(2)  Variance   2001/02(3)
-----------------------------------------------------------------------------------------------------------------------------------
TAXATION:
  Personal income .......................   3,585      3,220        (365)      3,883      4,854      4,220        (634)      5,375
  Corporation income ....................     687        698          11         965        779        645        (134)      1,522
  Social service ........................   2,934      2,934        --         2,730      3,802      3,792         (10)      3,535
  Property transfer .....................     237        310          73         225        297        390          93         303
  Other .................................   2,204      2,244          40       2,267      2,853      2,857           4       2,917
                                           ------      -----        ----      ------     ------     ------        ----      ------
                                            9,647      9,406        (241)     10,070     12,585     11,904        (681)     13,652
                                           ------      -----        ----      ------     ------     ------        ----      ------
NATURAL RESOURCES:
  Natural gas royalties .................     701        661         (40)        682        925        947          22         836
  Permits and fees ......................     219        241          22         263        292        297           5         360
  Petroleum royalties and minerals ......     116        136          20         128        153        180          27         156
  Forests ...............................     751        849          98         849      1,145      1,212          67       1,253
  Columbia River Treaty .................      66         63          (3)        338         85         90           5         360
  Water resources, WILDLIFE ACT and other     205        189         (16)        234        253        261           8         287
                                           ------      -----        ----      ------     ------     ------        ----      ------
                                            2,058      2,139          81       2,494      2,853      2,987         134       3,252
                                           ------      -----        ----      ------     ------     ------        ----      ------
OTHER REVENUE:
  Medical Services Plan premiums ........     973      1,034          61         718      1,299      1,388          89         955
  Other .................................     599        588         (11)        655        895        820         (75)        974
                                           ------      -----        ----      ------     ------     ------        ----      ------
                                            1,572      1,622          50       1,373      2,194      2,208          14       1,929
                                           ------      -----        ----      ------     ------     ------        ----      ------
CONTRIBUTIONS FROM CROWN
  CORPORATIONS ..........................     861        901          40         838      1,420      1,496          76       1,437
                                           ------      -----        ----      ------     ------     ------        ----      ------
CONTRIBUTIONS FROM THE FEDERAL
  GOVERNMENT:
  Canada health and social transfer .....   2,104      1,911        (193)      1,993      2,805      2,649        (156)      2,445
  Equalization ..........................    --          524         524        --         --          668         668         226
  Other .................................     126        118          (8)        120        181        181        --           184
                                           ------      -----        ----      ------     ------     ------        ----      ------
                                            2,230      2,553         323       2,113      2,986      3,498         512       2,855
                                           ------      -----        ----      ------     ------     ------        ----      ------
  TOTAL REVENUE .........................  16,368     16,621         253      16,888     22,038     22,093          55      23,125
                                           ------      -----        ----      ------     ------     ------        ----      ------
                                           ------      -----        ----      ------     ------     ------        ----      ------

(1) Figures reflect nine-month allocations of the full-year budget as presented in the February 19 Budget based on planned activity and seasonal patterns.
(2) Figures for 2002/03 exclude dedicated revenue collected on behalf of, and transferred to, Crown corporations and other agencies and jurisdictions including: Tourism BC, BC Transportation Financing Authority, BC Transit, BC Ferries, the Greater Vancouver Transportation Authority TRANSLINK), and the BC Oil and Gas Commission.
(3) For comparative purposes, the 2001/02 figures have been restated to be consistent with the presentation used in 2002/03. The change reflects the inclusion of Forest Renewal BC's revenue in the CRF.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)          105
--------------------------------------------------------------------------------


TABLE 4.8   CONSOLIDATED REVENUE FUND EXPENSE BY MINISTRY

----------------------------------------------------------------------------------------------------------------------------------
                                           Year-to-Date Actual to December 31                      Full Year
                                         -----------------------------------------  ----------------------------------------------
                                                       2002/03                                      2002/03
                                         ---------------------------------              -------------------------------
                                                                             Actual                Updated               Actual
($ millions)                            Budget(1),(2)  Actual(2)  Variance  2001/02(3)  Budget(2) Forecast(2)  Variance 2001/02(3)
----------------------------------------------------------------------------------------------------------------------------------
Legislation ............................        29           27         (2)        26         39         36         (3)        38
Officers of the Legislature ............        24           17         (7)        36         32         28         (4)        45
Office of the Premier ..................        37           30         (7)        40         50         48         (2)        54
Advanced Education .....................     1,391        1,368        (23)     1,375      1,900      1,900       --        1,935
Agriculture, Food and Fisheries ........        51           46         (5)        41         64         64       --           66
Attorney General .......................       397          365        (32)       391        556        538        (18)       541
Children and Family Development ........     1,177        1,139        (38)     1,120      1,558      1,558       --        1,525
Community, Aboriginal and
  Women's Services .....................       389          418         29        366        555        555       --          518
Competition, Science and Enterprise ....        37           35         (2)        43         54         52         (2)        73
Education ..............................     3,624        3,584        (40)     3,507      4,861      4,861       --        4,840
Energy and Mines .......................        38           33         (5)        47         50         50       --           67
Finance ................................        20           16         (4)        15         27         27       --           26
Forests ................................       474          425        (49)       554        621        621       --          839
Health Planning ........................        13           11         (2)        18         17         17       --           25
Health Services ........................     7,837        7,624       (213)     7,061     10,205     10,205       --        9,689
Human Resources ........................     1,339        1,197       (142)     1,402      1,789      1,625       (164)     1,904
Management Services ....................        37           39          2         59         48         48       --           98
Provincial Revenue .....................        34           26         (8)        35         45         38         (7)        49
Public Safety and Solicitor General ....       377          376         (1)       356        506        506       --          522
Skills Development and Labour ..........        19           18         (1)        21         29         26         (3)        30
Sustainable Resource Management ........        82           83          1         91        118        118       --          130
Transportation .........................       550          525        (25)       509        739        739       --          708
Water, Land and Air Protection .........       122          109        (13)       161        162        162       --          211
Management of Public Funds and Debt ....       680          536       (144)       581        920        730       (190)       761
BC Family Bonus ........................        69           71          2         83         91         91       --          103
Government Restructuring (All Ministries)      158           73        (85)      --          230        221         (9)        81
Contingencies (All Ministries) .........      --           --         --         --          210        210       --         --
Other Appropriations 4 .................        59           47        (12)       403         80         63        (17)       377
                                            ------       ------       ----     ------     ------     ------       ----     ------
    SUBTOTAL ...........................    19,064       18,238       (826)    18,341     25,556     25,137       (419)    25,255
    Forestry Restructuring .............      --           --         --         --         --          275        275       --
    TOTAL EXPENSE ......................    19,064       18,238       (826)    18,341     25,556     25,412       (144)    25,255
----------------------------------------------------------------------------------------------------------------------------------

(1) Figures reflect nine-month allocations of the full-year budget as presented in the 2002/03 Estimates based on planned activities and seasonal patterns and assumes the entire Contingencies budget is allocated to the end of the fiscal year.
(2) Figures have been restated to reflect the government organization as of December 31, 2002. For comparison purposes, 2001/02 CRF expense has been increased to include Forest Renewal BC expenses ($172 million to December 31 and $342 million for the full year). There is no effect on the summary accounts deficit.
(3) Contingencies charges of $181 million for 2001/02 are included in ministry amounts.
(4) Includes various boards, commissions, other votes and special accounts. The large increase in actual expense for 2001/02 reflects assistance to Skeena Cellulose Inc. ($340 million at December 31, 2001 and $307 million full year)

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

106        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------


TABLE 4.9     CROWN CORPORATION AND AGENCY UPDATED FORECAST

-------------------------------------------------------------------------------------------------------------------------------
                                                  Year-to-Date Actual to December 31                     Full Year
                                                 ------------------------------------    --------------------------------------
                                                         2002/03                                 2002/03
                                                 --------------------------              --------------------------
                                                                              Actual             Updated               Actual
($ millions)                                     Budget    Actual  Variance  2001/02(1)  Budget  Forecast  Variance  2001/02(1)
-------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED
  British Columbia Buildings Corporation .....       24        33         9        31        34        35         1        37
  British Columbia Ferry Corporation .........       38        62        24        49        16        24         8       (23)
  BC Transportation Financing Authority ......      (39)       (9)       30        22       (56)      (20)       36      --
  552513 British Columbia Ltd.(2) ............     --        --        --          83      --        --        --          84
  Other ......................................       34        35         1        35         3        (9)      (12)       (6)
    LESS: Accounting adjustments(3) ..........     (151)     (143)        8      (149)     (184)     (254)      (70)     (158)
                                                  -----     -----       ---      ----    ------    ------       ---    ------
  TAXPAYER-SUPPORTED RESULTS BEFORE
    CONTRIBUTIONS TO CRF .....................      (94)      (22)       72        71      (187)     (224)      (37)      (66)
    LESS: Contributions paid to CRF ..........     --          (2)       (2)     --         (19)      (19)     --         (17)
                                                  -----     -----       ---      ----    ------    ------       ---    ------
  TAXPAYER-SUPPORTED NET RESULTS .............      (94)      (24)       70        71      (206)     (243)      (37)      (83)
                                                  -----     -----       ---      ----    ------    ------       ---    ------
SELF-SUPPORTED COMMERCIAL
  British Columbia Hydro & Power Authority ...      204       306       102       181       345       415        70       403
    LESS: Transfer (from) to RSA .............     --        --        --        --           5       (65)      (70)     (145)
                                                  -----     -----       ---      ----    ------    ------       ---    ------
    BC Hydro net operating results ...........      204       306       102       181       350       350      --         258
  Liquor Distribution Branch .................      509       534        25       510       640       651        11       637
  British Columbia Lottery Corporation .......      493       504        11       445       660       670        10       606
  British Columbia Railway Company ...........       14       (83)      (97)     (118)       14       (83)      (97)     (107)
  Insurance Corporation of
    British Columbia..........................      (10)       33        43      (258)      (10)       33        43      (251)
  Other ......................................        5        14         9         2         5        12         7      --
    LESS: Accounting adjustments(4) ..........      (95)      (56)       39       (86)     (184)      (94)       90      (207)
                                                  -----     -----       ---      ----    ------    ------       ---    ------
  SELF-SUPPORTED COMMERCIAL RESULTS
    BEFORE CONTRIBUTIONS TO CRF ..............    1,120     1,252       132       676     1,475     1,539        64       936
    LESS: Contributions paid to CRF ..........     (861)     (899)      (38)     (838)   (1,401)   (1,477)      (76)   (1,420)
                                                  -----     -----       ---      ----    ------    ------       ---    ------
  SELF-SUPPORTED COMMERCIAL NET RESULTS ......      259       353        94      (162)       74        62       (12)     (484)
                                                  -----     -----       ---      ----    ------    ------       ---    ------
  CROWN CORPORATION AND AGENCY NET RESULTS ...      165       329       164       (91)     (132)     (181)      (49)     (567)
                                                  -----     -----       ---      ----    ------    ------       ---    ------
                                                  -----     -----       ---      ----    ------    ------       ---    ------
-------------------------------------------------------------------------------------------------------------------------------

(1) Restated to be consistent with the presentation used for 2002/03. The change primarily reflects the inclusion of Forest Renewal BC's revenue and expenses as part of the CRF. The effect of the change is the elimination of FRBC's loss and the wind-up transfer to the CRF, resulting in a $73 millon decrease to the net losses of taxpayer-supported Crown corporations ($435 million decrease for the full year).
(2) 2001/02 includes debt assistance of $220 million and a $67 million net write-down of 552513 British Columbia Ltd. as a result of the disposal of Skeena Cellulose Inc.
(3) Primarily reflects the amortization of the cost of highways transferred to the BC Transportation Financing Authority in 1998/99. The 2002/03 updated forecast includes an accounting adjustment for previous capital grants to BC Ferries.
(4) Primarily reflects adjustments to account for differences between the fiscal year ends of the government and BC Rail and ICBC, and transfers of BC Lotteries revenue to charities and local governments. The 2001/02 adjustment includes $65 million of restructuring costs incurred by BC Rail during the January - March 2002 period.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)          107
--------------------------------------------------------------------------------


TABLE 4.10   CAPITAL SPENDING

-------------------------------------------------------------------------------------------------------------------------------
                                            Year-to-Date Actual to December 31                       Full Year
                                        ------------------------------------------     ---------------------------------------
                                                       2002/03                                   2002/03
                                        -------------------------------                ----------------------------
                                                                            Actual               Updated                Actual
($ millions)                            Budget(1)    Actual   Variance     2001/02     Budget    Forecast  Variance     2001/02
-------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED
  Education .........................        326        255        (71)        255        466        386        (80)        360
  Health(2) .........................         95         84        (11)        121        273        134       (139)        169
  BC Transportation Financing
    Authority........................        231        229         (2)        301        254        256          2         324
  BC Ferries ........................         70         37        (33)         31        103         66        (37)         57
  Rapid Transit Project 2000(2) .....         78         33        (45)        200        143         88        (55)        199
  Government operating (ministries) .        161         77        (84)         72        301        187       (114)        203
  Other(3) ..........................         81         39        (42)         73        129         64        (65)        102
                                           -----      -----      -----       -----      -----      -----      -----       -----
  TOTAL TAXPAYER-SUPPORTED ..........      1,042        754       (288)      1,053      1,669      1,181       (488)      1,414
                                           -----      -----      -----       -----      -----      -----      -----       -----
SELF-SUPPORTED COMMERCIAL
  BC Hydro ..........................        554        533        (21)        364        745        745       --           545
  BC Rail ...........................         50         47         (3)         52         66         58         (8)         78
  Columbia River power projects(4) ..         64         46        (18)        108         86         94          8         118
  ICBC(5) ...........................        101         38        (63)         74        116         56        (60)        107
  BC Lotteries ......................         20         24          4          12         26         34          8          20
  Liquor Distribution Branch ........         18          6        (12)         18         22         11        (11)         26
                                           -----      -----      -----       -----      -----      -----      -----       -----
  TOTAL SELF-SUPPORTED COMMERCIAL ...        807        694       (113)        628      1,061        998        (63)        894
                                           -----      -----      -----       -----      -----      -----      -----       -----
  TOTAL CAPITAL EXPENDITURES ........      1,849      1,448       (401)      1,681      2,730      2,179       (551)      2,308
                                           -----      -----      -----       -----      -----      -----      -----       -----
                                           -----      -----      -----       -----      -----      -----      -----       -----
-------------------------------------------------------------------------------------------------------------------------------

(1) Reflects nine-month allocations of the full-year budget based on planned activities and seasonal patterns.
(2) Net of spending by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TRANSLINK).
(3) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development and BC Transit.
(4) Columbia Power Corporation and Columbia Basin Trust.
(5) Includes ICBC Properties Ltd.

-------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

108        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------

TABLE 4.11    CAPITAL EXPENDITURE PROJECTS GREATER THAN $50 MILLION(1)
NOTE: INFORMATION IN BOLD TYPE DENOTES CHANGES FROM THE SECOND QUARTERLY REPORT RELEASED ON NOVEMBER 28, 2002.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 Estimated     Estimated
                                                Forecast        Cumulative        Spending     Cumulative       Total        Total
                                      Start    Completion       Spending at     April 1 to     Spending at     Project      Project
($ millions)                           Date       Date       Mar. 31, 2002(2) +   Dec. 31  = Dec. 31, 2002   Budget(3)  Forecast(3)
-----------------------------------------------------------------------------------------------------------------------------------
ADVANCED EDUCATION FACILITIES
  UBC - Life Sciences Centre ..       Apr. 2002  Sept. 2004               --            13             13         110      110
-----------------------------------------------------------------------------------------------------------------------------------
HEALTH FACILITIES
  Vancouver General Hospital,
    Jim Pattison Pavilion .....      Sept. 2000   Jan. 2007(4)             36           16             52         156      156
  Prince George Regional
    Hospital...................     Spring 2001   Mar. 2004                20           10             30          50       50

  FRASER VALLEY HEALTH
    CENTRE/EASTERN                              PROJECT PROCEEDING AS PUBLIC-PRIVATE PARTNERSHIP. GOVERNMENT PAYMENTS
    FRASER VALLEY CANCER CLINIC                       WILL BE TREATED AS OPERATING COSTS, NOT CAPITAL SPENDING.
                                                                        -----        -----          -----       -----    -----
    Total health facilities....                                            56           26             82         206      206
-----------------------------------------------------------------------------------------------------------------------------------
TRANSPORTATION
  Vancouver Island Highway.....            1991   Dec. 2002             1,253           13          1,266       1,294    1,271
  Trans Canada Highway -
    5 Mile (Yoho) Bridge.......        May 1999   MAR. 2006                11            7             18          38(5)    40(5)
  Nisga'a Highway..............       Aug. 1998   Fall 2005                18            8             26          52       52
  SKYTRAIN extension - phase 1.      Sept. 1998   JUNE 2003             1,007           37          1,044       1,167    1,117
  SKYTRAIN systems upgrades(6).       Oct. 1999   MAR. 2003                74            6             80          94       87
  SKYTRAIN fleet expansion(6)..       Oct. 1998   JUNE 2003                65           -              65          68       68
                                                                        -----        -----          -----       -----    -----
    Total transportation.......                                         2,428           71          2,499       2,713    2,635
-----------------------------------------------------------------------------------------------------------------------------------
POWER GENERATION
  BC Hydro
  - Burrard upgrade (including 6
    selective catalytic
    reduction systems)(7)......       June 1993   June 2003               177           10            187         222      195
  - Georgia Strait pipeline
      crossing(8)..............      April 2000   OCT. 2005(9)             18            5             23          131     170
  - Vancouver Island
      generation project.......      April 2000   NOV. 2005(9)             24           47             71          370(10) 370(10)
  - Addition of fourth
      generating unit at
      Seven Mile Dam...........       Feb. 1995   Mar. 2003                41           31             72          97       93
  - Seven Mile Dam safety
    improvements ..............       June 1999   Mar. 2005                11            8             19         100       84
  - CUSTOMER INFORMATION SYSTEM       JULY 2001   DEC. 2003                 7           23             30          63       63
  - FINANCE BUSINESS
    TRANSFORMATION.............       JAN. 1999   APR. 2003                35           10             45          61       61
  Arrow Lakes Power Company(11)
  - Arrow Lakes generating
    station....................       Feb. 1999   Dec. 2002(12)           260           19            279         284      284
                                                                        -----        -----          -----       -----    -----
    Total power generation.....                                           573          153            726       1,328    1,320
-----------------------------------------------------------------------------------------------------------------------------------
OTHER
  ICBC Properties Ltd.
  - Surrey Central City........      Sept. 1999   Jan. 2003(13)           169           33            202         312      312
  SEYMOUR WATER FILTRATION
    PLANT......................       DEC. 2002   MAR. 2006                 -           50             50          50       50(14)
                                                                        -----        -----          -----       -----    -----
    Total other................                                           169           83            252         362      362
-----------------------------------------------------------------------------------------------------------------------------------

(1) ONLY PROJECTS THAT HAVE BEEN APPROVED BY TREASURY BOARD ARE INCLUDED IN THIS TABLE. MINISTRY SERVICE PLANS MAY INCLUDE PROJECTS THAT STILL REQUIRE FINAL APPROVAL.
(2)   Total expenditures since commencement of each project.
(3)   Represents sum of annual budgeted expenditures to complete each project.
(4) Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.
(5) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $61 million.
(6) Funds for these projects are fully recovered from the Greater Vancouver Transportation Authority (TRANSLINK).
(7) Selective Catalytic Reduction systems reduce emissions and are required to meet air quality standards for the Greater Vancouver Regional District.
(8) Project co-sponsored with a private sector company. Amounts shown represent BC Hydro's 50 per cent share of the costs; however, only partial funding has been approved to date.
(9) Completion dates have been changed to reflect delays in the regulatory approval process.
(10) In May 2002, a proposed private sector partnership to develop this project was terminated. Amounts now reflect BC Hydro's 100 per cent ownership.
(11)  A joint venture of the Columbia Power Corporation and the Columbia
      Basin Trust.
(12) The facility is fully operational with only minor costs remaining. The project is considered to be complete.
(13) The base building is substantially complete; however, work to prepare space for new tenants will extend well beyond this date.
(14) Amount represents the provincial portion of this cost-shared project under the Canada/BC Infrastructure Program.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)          109
--------------------------------------------------------------------------------

TABLE 4.12   PROVINCIAL DEBT(1)

--------------------------------------------------------------------------------------------------------------------------
                                                     Year-to-Date Actual to                  Updated Forecast as at
                                                       December 31, 2002                         March 31, 2003
                                               ------------------------------------- -------------------------------------
                                                          Debt Outstanding                      Debt Outstanding
                                      Balance    YTD      ----------------           Full-year  ----------------
                                     March 31,   Net                                    Net     Updated
($ millions)                           2002    Change(2)  Actual  Budget(3) Variance  Change(2) Forecast  Budget   Variance
---------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED DEBT
  Provincial government operating ..  13,789       982    14,771   16,024    (1,253)    1,775    15,564   17,182    (1,618)
  Education facilities
    Schools ........................   4,092       145     4,237    4,307       (70)      216     4,308    4,375       (67)
    Post-secondary institutions ....   1,425        36     1,461    1,581      (120)       80     1,505    1,637      (132)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
                                       5,517       181     5,698    5,888      (190)      296     5,813    6,012      (199)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
  Health facilities ................   1,920        58     1,978    2,059       (81)      102     2,022    2,199      (177)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
  Highways, ferries and public
    transit
    BC Transportation Financing
      Authority ....................   2,514       117     2,631    2,728       (97)      164     2,678    2,743       (65)
      BC Ferries ...................      19        (3)       16       36       (20)       (3)       16       72       (56)
      BC Transit ...................      79         8        87       89        (2)     --          79       94       (15)
      Public transit ...............     936        (2)      934      936        (2)       (5)      931      937        (6)
      SKYTRAIN extension ...........   1,044        47     1,091    1,149       (58)       83     1,127    1,214       (87)
      Rapid Transit Project 2000 ...      47       (43)        4     --           4       (47)     --       --        --
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
                                       4,639       124     4,763    4,938      (175)      192     4,831    5,060      (229)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
    Other
      BC Buildings .................     596      (132)      464      556       (92)     (135)      461      538       (77)
      Social housing(4) ............     299       (91)      208      226       (18)     (129)      170      218       (48)
      Homeowner Protection Office ..     113        10       123      132        (9)       17       130      139        (9)
      Universities and colleges -
        fiscal agency loans ........     114        (6)      108      113        (5)       (3)      111      113        (2)
      Other(5) .....................     188       (33)      155      149         6        (9)      179      140        39
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
                                       1,310      (252)    1,058    1,176      (118)     (259)    1,051    1,148       (97)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
TOTAL TAXPAYER-SUPPORTED DEBT ......  27,175     1,093    28,268   30,085    (1,817)    2,106    29,281   31,601    (2,320)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
SELF-SUPPORTED DEBT
  Commercial Crown corporations
    and agencies
    BC Hydro .......................   6,863       276     7,139    7,533      (394)      135     6,998    7,442      (444)
    BC Rail ........................     614       (30)      584      638       (54)     (128)      486      638      (152)
    Columbia River power projects ..     120        (1)      119      285      (166)       (2)      118      285      (167)
    Columbia Power Corporation .....      64       (33)       31     --          31         9        73     --          73
    Liquor Distribution Branch .....      13      --          13       12         1        (1)       12       12      --
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
                                       7,674       212     7,886    8,468      (582)       13     7,687    8,377      (690)
  Warehouse borrowing program ......   1,067       369     1,436      850       586    (1,067)     --       --        --
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
TOTAL SELF-SUPPORTED DEBT ..........   8,741       581     9,322    9,318         4    (1,054)    7,687    8,377      (690)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
FORECAST ALLOWANCE .................    --        --        --       --        --         300       300      750      (450)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
TOTAL PROVINCIAL DEBT ..............  35,916     1,674    37,590   39,403    (1,813)    1,352    37,268   40,728    (3,460)
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
                                      ------     -----    ------   ------    ------    ------    ------   ------    ------
--------------------------------------------------------------------------------------------------------------------------

(1) Debt includes provincial government direct debt, fiscal agency loans, other debt that has been guaranteed by the provincial government, and certain other debt that is not provincially guaranteed.
(2) Gross new long-term borrowing plus net change in short-term debt outstanding, less sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).
(3) Reflects nine-month allocation of the full-year budget based on planned activities and seasonal patterns.
(4) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.
(5) Includes student assistance loan guarantees.

-------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

110        2002/03 UPDATED FINANCIAL FORECAST (THIRD QUARTERLY REPORT)
--------------------------------------------------------------------------------

TABLE 4.13  STATEMENT OF FINANCIAL POSITION
--------------------------------------------------------------------------------

                                                                                   Year-to-Date               Updated Forecast
                                                                            ------------------------    --------------------------
                                                                Actual
                                                               March 31       Dec. 31      Increase/     March 31     Increase/
($ millions)                                                     2002           2002     (Decrease)(1)       2003    (Decrease)(1)
----------------------------------------------------------------------------------------------------------------------------------
 FINANCIAL ASSETS
  Cash and temporary investments .........................          780           811            31           173          (607)
  Other financial assets .................................        4,342         3,497          (845)        4,236          (106)
  Investments in commercial Crown corporations
    and agencies:
    Retained earnings of self-supported
      Crown corporations .................................        2,525         2,877           352         2,587            62
    Loans for purchases of assets recoverable
      from agencies ......................................        7,552         7,766           214         7,571            19
                                                                -------       -------        ------       -------        ------
                                                                 10,077        10,643           566        10,158            81
  Warehouse borrowing program assets .....................        1,067         1,436           369          --          (1,067)
                                                                -------       -------        ------       -------        ------
                                                                 16,266        16,387           121        14,567        (1,699)
                                                                -------       -------        ------       -------        ------
LIABILITIES
  Current liabilities ....................................        4,044         3,743          (301)        4,777           733
  Debt:
    Taxpayer-supported debt ..............................       27,175        28,268         1,093        29,281         2,106
    Self-supported debt ..................................        8,741         9,322           581         7,687        (1,054)
    Forecast allowance ...................................         --            --            --             300           300
                                                                -------       -------        ------       -------        ------
  Total provincial debt ..................................       35,916        37,590         1,674        37,268         1,352
    LESS : guarantees and non-guaranteed debt ............         (464)         (433)           31          (426)           38
                                                                -------       -------        ------       -------        ------
                                                                 35,452        37,157         1,705        36,842         1,390
                                                                -------       -------        ------       -------        ------
                                                                 39,496        40,900         1,404        41,619         2,123
                                                                -------       -------        ------       -------        ------
NET LIABILITIES ..........................................      (23,230)      (24,513)       (1,283)      (27,052)       (3,822)
                                                                -------       -------        ------       -------        ------
CAPITAL AND OTHER ASSETS
  Prepaid capital advances ...............................        7,033         7,065            32         7,141           108
  Tangible capital assets ................................       11,206        11,123           (83)       11,098          (108)
  Other assets ...........................................          281           309            28           285             4
                                                                -------       -------        ------       -------        ------
                                                                 18,520        18,497           (23)       18,524             4
                                                                -------       -------        ------       -------        ------
ACCUMULATED SURPLUS (DEFICIT) ............................       (4,710)       (6,016)       (1,306)       (8,528)       (3,818)
                                                                -------       -------        ------       -------        ------
                                                                -------       -------        ------       -------        ------
-------------------------------------------------------------------------------------------------------------------------------

(1) Change from March 31, 2002


CHANGE IN FINANCIAL POSITION
--------------------------------------------------------------------------------

                                                                December 31   March 31
($ millions)                                                       2002         2003
--------------------------------------------------------------------------------------
CHANGE IN ACCUMULATED (SURPLUS) DEFICIT:
  (Surplus) deficit for the period ..........................       1,288        3,800
  Accounting policy equity adjustments ......................          18           18
                                                                    -----       ------
                                                                    1,306        3,818
                                                                    -----       ------
WORKING CAPITAL CHANGES:
  Increase (reduction) in cash and temporary investments ....          31         (607)
  Increase (decrease) in guarantees and non-guaranteed debt .         (31)         (38)
  Other working capital changes .............................        (516)        (835)
                                                                    -----       ------
                                                                     (516)      (1,480)
                                                                    -----       ------
CAPITAL ASSET AND INVESTMENT CHANGES:
  Increase in taxpayer-supported capital investments ........         754        1,181
    LESS: amortization and other accounting changes .........        (805)      (1,181)
                                                                    -----       ------
                                                                      (51)        --
                                                                    -----       ------
  Increase in total investment in commercial
    Crown corporations.......................................       1,046        1,060
    LESS: loan repayments and other accounting changes ......        (480)        (979)
                                                                    -----       ------
                                                                      566           81
                                                                    -----       ------
    Increase (decrease) in warehouse borrowing investments ..         369       (1,067)
                                                                    -----       ------
                                                                      884         (986)
                                                                    -----       ------
INCREASE (DECREASE) IN TOTAL PROVINCIAL DEBT ................       1,674        1,352
                                                                    -----       ------
                                                                    -----       ------

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES

A1: TAX EXPENDITURES

                            INTRODUCTION



SOME GOVERNMENT   A tax expenditure is the reduction in revenues from delivering
PROGRAMS AND      government programs or benefits through the tax system rather
BENEFITS ARE      than through voted budget appropriations. Tax expenditures are
DELIVERED         usually made by offering special tax rates, exemptions, or tax
THROUGH THE       credits. Governments introduce tax expenditures primarily to
TAX SYSTEM.       achieve social policy objectives such as transfers to lower income families or to promote economic development and job creation.


TAX EXPENDITURE   Reporting tax expenditures improves government accountability
REPORTING ALLOWS  by providing a more complete picture of government activities.
GREATER PUBLIC    The tax expenditure appendix outlines major tax expenditures
SCRUTINY.         for the 2002/03 fiscal year. It does not include tax
                  expenditures introduced or expanded in BUDGET 2003. These are described in Part Two, Revenue Measures.


                  THE ROLE OF TAX EXPENDITURE PROGRAMS

                  Using the tax system to deliver programs can reduce administration costs and compliance costs for recipients. In certain situations, the tax system allows intended beneficiaries to be readily identified from information that is already collected. In these cases setting up a separate expenditure program would result in costly overlap and duplication of effort. An example is the provincial sales tax credit, which is delivered through the income tax system. If this were a direct provincial expenditure program, a provincial agency or office would have to be established to duplicate much of the work already done by the Canada Customs and Revenue Agency. In addition, it would require individuals to undertake a separate, time-consuming application process in order to qualify for the benefit.

                  There are, however, several potential drawbacks to tax expenditure programs. First, their overall cost often receives less public scrutiny than is the case for spending programs because annual budget appropriations by the legislature are not typically required. Second, tax expenditure programs do not always effectively target those who are intended to benefit from them. Some expenditure programs that are intended to provide tax relief for low income earners may, in reality, confer the greatest benefit on high income earners who pay the most taxes. Sales tax exemptions, for example, often provide a greater absolute benefit to those with higher incomes because they have more to spend on consumer products. Finally, costs are often more difficult to control under a tax expenditure program because the benefits tend to be more open ended and enforcement is often more difficult than for spending programs.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

112                                APPENDICES
--------------------------------------------------------------------------------


                  TAX EXPENDITURE REPORTING

                  Not all tax reductions, credits and exemptions are classed as tax expenditures. Three criteria were used to choose those features of the tax system that should be reported as tax expenditures.

TAX EXPENDITURES  First, the emphasis is on tax reductions, exemptions and
ARE CLOSE         refunds that are close equivalents to spending programs. By
EQUIVALENTS       implication, the list does not include tax measures designed
TO DIRECT         to meet broad tax policy objectives such as improving fairness
GOVERNMENT        in the tax system, or measures designed to simplify the
SPENDING.         administration of the tax. The list also does not include
                  items that are generally excluded from a particular tax base.
                  For example, most services are excluded from provincial sales taxes, which are primarily designed to apply to purchases of goods.

                  Second, revenues raised under provincial government authority that are turned over to agencies outside of government are not reported as tax expenditures in this appendix. This includes, for example, the hotel room tax revenues transferred to Tourism BC.

                  Third, smaller items of less than $2 million are not included. Where practical, smaller items have been presented together as an aggregate figure.

                  BRITISH COLUMBIA TAX EXPENDITURE PROGRAMS

                  The following tables report 2002/03 tax expenditure estimates.

TAX EXPENDITURE   For presentation purposes, British Columbia tax expenditures
PROGRAMS ARE      have been broken into three broad categories.
CATEGORIZED
BY PROGRAM      o SOCIAL AND INCOME TRANSFER PROGRAMS (TABLE A1.1): These
OBJECTIVE.        include tax expenditures that are offered as part of
                  government's mix of health, education, housing, income transfer and family related programs. Examples include the BC
                  Family Bonus, the home owner grant, the sales tax exemption for children's clothing and the income tax credit for medical expenses.

                o ECONOMIC DEVELOPMENT AND BUSINESS ASSISTANCE PROGRAMS (TABLE
                  A1.2): This category includes tax preferences for small businesses and measures to encourage new private sector investment.

                o ENVIRONMENTAL PROTECTION PROGRAMS (TABLE A1.3): There are
                  relatively few tax expenditures in this category because environmental protection is now generally based on the principle of "polluter pay", such as the tire tax and battery levies. However, environmental tax expenditures include, for example, a sales tax exemption for bicycles and a fuel tax exemption for certain alternative fuels.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                113
--------------------------------------------------------------------------------

                Each category has its own table of tax expenditure estimates. Within each table, the list of tax expenditures delivered through the income tax system has been separated into two sub-categories.

                o PROVINCIAL MEASURES: This includes all major tax
                  expenditures that are under provincial policy control.

                o FEDERAL MEASURES: British Columbia shares the cost of some federal income tax expenditure programs because, under the tax
SOME OF           collection agreement between British Columbia and the federal
CANADA'S TAX      government, the province has agreed to maintain a consistent
EXPENDITURES      income tax base with the federal government in the interest of
BECOME            reducing administrative and compliance costs.
PROVINCIAL TAX
EXPENDITURES.

                The cost of individual tax expenditures cannot be added together to reach a total tax expenditure figure for two reasons:

                o in some cases the programs interact with one another so that eliminating one program could increase or decrease the cost of another; and

                o eliminating certain tax expenditure programs could change the choices taxpayers make, which in turn would affect the cost estimates.

                The estimates for each tax expenditure are based on a static analysis of the costs and do not take into account any behavioural changes which could change the cost over time.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

114                                APPENDICES
--------------------------------------------------------------------------------

TABLE A1.1 -- SOCIAL AND INCOME TRANSFER PROGRAMS -- TAX EXPENDITURE
--------------------------------------------------------------------------------

                                                                                          2002/03
PROVINCIAL SALES TAX1                                                                 Estimated Cost
  Exemptions for the following items:                                                  ($ millions)
    o Food (basic groceries, snack foods, candies, soft drinks and
      restaurant meals).............................................................      777
    o Residential fuels (electricity, natural gas, fuel oil, etc.)..................      151
    o Prescription and non-prescription drugs, vitamins and certain
      other health care products and appliances ....................................       82
    o Children's clothing and footwear .............................................       24
    o Clothing patterns, fabrics and notions .......................................        7
    o Specified school supplies ....................................................       47
    o Books, magazines and newspapers...............................................       60
    o Basic telephone and cable service ............................................       57
    o "1-800" and equivalent telephone services.....................................        8
    o Specified safety equipment ...................................................       10
    o Labour to repair major household appliances, clothing and footwear............        7
    o Miscellaneous consumer exemptions (e.g., used clothing under $100)............        4
    o Livestock for human consumption and feed, seed and fertilizer.................       38

PERSONAL INCOME TAX
PROVINCIAL MEASURES
  BC Family Bonus (2) ..............................................................       62
  Sales tax credit .................................................................       59
  Political contributions tax credit ...............................................        5
  Provincial Non-Refundable Credits: (3)
    o Charitable donations tax credit ..............................................      110
    o Tax credits for tuition and education ........................................       43
    o Tax credits for disabilities and medical expenses ............................       42
    o Pension income tax credit ....................................................       20
    o Credit for persons older than 65 years .......................................       61
    o Married and equivalent-to-married credits ....................................       77
    o Tax credit for Canada Pension Plan contributions .............................      102
    o Tax credit for Employment Insurance premiums paid ............................       51

  FEDERAL MEASURES (4)
    o Deduction and inclusion of alimony and child support payments ................        7
    o Child care expense deduction .................................................       19
    o Exemption from capital gains up to $500,000 for small businesses and family
      farms ........................................................................       30
    o Deduction for residents of northern and isolated areas .......................        8
    o Non-taxation of employer-paid insurance premiums for group
        private health and welfare plans............................................       83
    o Registered Retirement Savings Plans: (5)
        o exemption for-- contributions .......................362
                       -- investment earnings .................304
        o taxation of  -- withdrawals.........................(143)
                Total ..............................................................      523
    o Registered Pension Plans: (5)
        o exemption for-- contributions .......................216
                       --investment earnings ..................443
        o taxation of-- withdrawals...........................(368)
                Total................................................................     291


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                115
--------------------------------------------------------------------------------


TABLE A1.1 -- SOCIAL AND INCOME TRANSFER PROGRAMS -- TAX EXPENDITURE
--------------------------------------------------------------------------------

CONTINUED                                                                              2002/03
                                                                                     Estimated Cost
                                                                                      ($ millions)
CORPORATION INCOME TAX (6)
  Charitable donations deduction ...................................................       10

SCHOOL AND RURAL AREA PROPERTY TAXATION (7)
  Home owner grant .................................................................       508
  Exemption for places of worship ..................................................         9


PROPERTY TRANSFER TAX

  Exemption for first-time home buyers .............................................        41
  Exemptions for the following:
    o Property transfers between related individuals ...............................        25
    o Property transfers to municipalities, regional districts, hospital districts,
      library boards, school boards, water districts and educational institutions...         2
    o Property transfers to charities registered under the
        INCOME TAX ACT (Canada).....................................................         2

--------------------------------------------------------------------------------

(1) The cost of sales tax measures reflects the increase in the sales tax rate to 7.5 per cent from 7 per cent as well as changes in the consumer price index and population in 2002.
(2) The $62 million represents the tax expenditure portion of the program's cost. The tax expenditure portion represents family bonus payments that effectively reduce the recipient's personal income tax. The remaining cost of the program, including recoveries and administration costs, of $91 million for 2002/03, is presented in the BC Benefits Vote because it represents payments to families which exceed their provincial income tax liabilities. In 2002/03, the total program cost was $153 million.
(3) Provincial non-refundable credits are generally based on estimates of credit claims by British Columbia residents.
(4) The estimates show provincial revenue losses only. They are based on estimates of projected federal losses contained in Government of Canada:
     Tax Expenditures and Evaluations, 2002. British Columbia personal income tax expenditures for the federal measures are based on the amounts claimed by British Columbia residents for the measure and the relevant provincial tax rates for the period. (Prior to 1997 federal tax expenditure reports did not include projections; previous estimates of provincial revenue losses were based on historical federal estimates). Certain tax expenditure items have been excluded where no data were available or the amounts were immaterial.
(5) Registered retirement savings plans and registered pension plans are treated in the same way as in the federal tax expenditure report. The tax expenditure associated with these schemes is presented as the amount of tax that would otherwise be paid in the year of deferral, were the deferral not available. However, this type of estimate overstates the true costs of these preferences because taxes are eventually paid, including tax on investment earnings. An estimate that does not overstate these costs would, however, be difficult to develop and would require some largely speculative assumptions.
(6) The deduction offered for corporate charitable donations is a federal measure, but the estimate shows only the provincial revenue loss. This is calculated from the federal revenue loss by applying British
     Columbia's share of corporate taxable income and the relevant tax rates to the federal estimate.
(7) The property tax estimates are for the 2002 calendar year, and include only school and rural area property taxes levied by the province. Home Owner Grant cost is also shown for the 2002 calendar year.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

116                                APPENDICES
--------------------------------------------------------------------------------

TABLE A1.2 -- ECONOMIC DEVELOPMENT AND BUSINESS ASSISTANCE PROGRAMS --
TAX EXPENDITURE
--------------------------------------------------------------------------------

                                                                                                                 2002/03
                                                                                                              Estimated Cost
FUEL TAX                                                                                                       ($ millions)
  Tax exemption for international flights carrying cargo .................................................          2
  Tax exemption for family farm trucks (on road)..........................................................          2
  Tax reduction for compressor fuel used to transmit natural gas from wellhead to processing plant........         13

PERSONAL INCOME TAX
  Venture capital tax credit..............................................................................          5
  Employee venture capital tax credit.....................................................................          7

CORPORATION INCOME TAX
  PROVINCIAL MEASURES
  Film and video tax credit...............................................................................         25
  Production services tax credit..........................................................................         40
  International financial business tax refund (1).........................................................          7
  Scientific Research and Experimental Development Tax Credit.............................................         74
  Mining Exploration Tax Credit...........................................................................          3

SCHOOL AND RURAL AREA PROPERTY TAXATION (2)
  Assessment exemption of $10,000 for industrial and business properties..................................          9
  Overnight tourist accommodation assessment relief.......................................................          3
  Exemption for property used for pollution abatement (3).................................................          6
-----------------------------------------------------------------------------------------------------------------------------

(1)  Includes employee income tax refunds.
(2) Estimates are for the 2002 calendar year and include only school and rural area property taxes levied by the province. 3 The property tax exemption for most land and improvements used in pollution abatement equipment was removed for 1997, but existing properties which were exempt in 1996 remain exempt under grandparenting provisions

TABLE A1.3 -- ENVIRONMENTAL PROTECTION PROGRAMS -- TAX EXPENDITURE
--------------------------------------------------------------------------------

                                                                                                   2002/03
                                                                                                Estimated Cost
PROVINCIAL SALES TAX                                                                             ($ millions)
  Exemptions for the following items:
    o Bicycles .........................................................................               6
    o Specified energy conservation equipment...........................................              12

FUEL TAX
Tax exemption for alternative fuels.....................................................              15
---------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                117
--------------------------------------------------------------------------------



TABLE A2   INTERPROVINCIAL COMPARISONS OF TAX RATES - 2003
(RATES KNOWN AS OF FEBRUARY 3, 2003)(1)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Prince
                             British              Saskat-                                        New     Nova   Edward   New-
        Tax                  Columbia(2) Alberta  chewan  Manitoba   Ontario        Quebec    Brunswick Scotia  Island   foundland
----------------------------------------------------------------------------------------------------------------------------------
Corporation income tax
(per cent of taxable income)(3)
  General Rate................     13.5      13.0     17       16       12.5      9.04/16.25        13        16     16       14
  Manufacturing Rate..........     13.5      13.0     10       16        11          9.04           13        16     7.5      5
  Small Business Rate.........      4.5       4.5      6        5        5.5         9.04           3         5      7.5      5
  Small Business Threshold
    ($000s)...................      300       350     300      320       320          n/a           400      200     200      200

Corporation Capital Tax (4)
  Non-financial...............     NIL       NIL      .6      .3/.5      .3         .64            .3     .25/.5    NIL      NIL
  Financial...................    1.0/3.0    NIL   .7/3.25     3.0    .6/.72/.9     1.28           3.0      3.0     3.0      4.0

Health Care Premiums (5)
  Individual/family...........     54/108   44/88     NIL      NIL      NIL          NIL            NIL       NIL    NIL      NIL

Payroll tax (per cent)(6).....     NIL       NIL      NIL      2.15     1.95         4.26           NIL       NIL    NIL      2.0

Insurance premium tax
(per cent)(7).................     2-4.4     2-3      3-4      2-3      2-3.5        2-3            2-3       3-4    3.5      4

Fuel tax (cents per litre)
  Gasoline (8)................     14.5      9.0      15.0     11.5     14.7         19.2           14.5      15.5   14.0     16.5
  Diesel......................     15.0      9.0      15.0     10.9     14.3         20.2           16.9      15.4   13.5     16.5

Sales tax (per cent)
  General rate................     7.5       NIL      6        7        8            7.5            8         8      10       8
  Liquor......................     10        NIL      10       7        12           7.5            8         8     37.5      8
  Meals.......................     NIL       NIL      NIL      7        8            7.5            8         8      10       8
  Accommodation...............      8         5        6       7        5            7.5            8         8      10       8

Tobacco tax (dollars per
carton of 200 cigarettes)(9)..   32.00     32.00    35.80    33.20    17.20         18.10         29.00     25.20  22.90    31.70
----------------------------------------------------------------------------------------------------------------------------------

(1) Rates shown are those known as of February 3, 2003 and that are in effect for 2003.
(2)  British Columbia rates are those announced in the February 18, 2003
     Budget.
(3) Alberta has announced plans to change its rates on April 1, 2003 as follows: reduce the general and manufacturing rates to 12.5 per cent; reduce the small business rate to 4 per cent; and increase the small business threshold to $400,000. Alberta, Manitoba and Ontario have announced plans for corporate income tax rate or small business threshold changes in 2004 and future years. Quebec's rate on investment income is 16.25 per cent. Other Quebec rates include a "youth fund" tax of 1.6 per cent that is scheduled to end March 15, 2003, at which time the rates will be 8.9 per cent.
(4) Ontario has a deduction of $5 million for all corporations; Manitoba has a $5 million exemption level and the higher rate applies to corporations with taxable capital in excess of $10 million; Saskatchewan has a $10 million deduction. Large Saskatchewan resource corporations are assessed a surcharge on the value of Saskatchewan resource sales. Ontario and Quebec have an additional surcharge or compensation tax on financial institutions. Quebec has announced that its capital taxes will be reduced by approximately 50 per cent by 2007.
(5) British Columbia has a two-person rate of $96. British Columbia and Alberta offer premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families.
(6) Provinces with payroll taxes provide payroll tax relief for small businesses.
(7) The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland specific sales taxes also apply to insurance premiums, except those related to individual life and health.
(8) Tax rate is for regular fuel used on highways. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation
     Financing Authority. The rates do not include regional taxes. The Quebec rate includes estimated sales tax.
(9)  Includes estimated provincial sales tax where applicable.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

118                                APPENDICES
--------------------------------------------------------------------------------



TABLE A3 - COMPARISON OF PROVINCIAL AND FEDERAL TAXES BY PROVINCE - 2003
--------------------------------------------------------------------------------

                                                                                                                 Prince
                                         British            Saskat-                              New      Nova   Edward    New-
Tax                                      Columbia  Alberta  chewan  Manitoba  Ontario  Quebec Brunswick  Scotia  Island  foundland
----------------------------------------------------------------------------------------------------------------------------------
TWO INCOME FAMILY OF FOUR - $90,000       -------------------------------------------- ( $ )--------------------------------------
1. Provincial Income Tax...........        4,301    5,061    6,491    7,311    4,312    8,482    6,969    7,404    7,014    7,969
   Net Child Benefits..............            0        0        0     --          0        0        0        0     --          0
2. Property Tax - Gross............        2,324    2,236    3,663    4,291    3,261    2,659    3,214    2,261    1,165    1,506
                - Net..............        1,854    2,236    3,663    3,891    3,261    2,659    3,214    2,261    1,165    1,506
3. Sales Tax ......................        1,185       13      994    1,212    1,588    1,866    1,731    1,713    1,801    1,690
4. Fuel Tax........................          218      135      225      173      221      294      218      233      210      248
                                           --------------------------------------------------------------------------------------
5. Provincial Direct Taxes ........        7,558    7,445   11,373   12,587    9,382   13,301   12,132   11,611   10,190   11,413
                                           --------------------------------------------------------------------------------------
6. Health Care Premiums/Payroll Tax        1,296    1,056     --      1,935    1,755    3,834     --       --       --      1,800
                                           --------------------------------------------------------------------------------------
7. Total Provincial Tax............        8,854    8,501   11,373   14,522   11,137   17,135   12,132   11,611   10,190   13,213
                                           --------------------------------------------------------------------------------------
8. Federal Income Tax..............       11,056   11,056   11,056   11,056   11,056   11,056   11,056   11,056   11,056   11,056
9. Net Federal GST ................        1,603    1,658    1,581    1,535    1,636    1,568    1,515    1,499    1,626    1,478
                                           --------------------------------------------------------------------------------------
10. Total Tax .....................       21,513   21,215   24,010   27,113   23,829   29,759   24,703   24,166   22,872   25,747
                                           --------------------------------------------------------------------------------------
                                           --------------------------------------------------------------------------------------

TWO INCOME FAMILY OF FOUR - $60,000
1. Provincial Income Tax...........        2,300    2,500    3,449    3,764    2,335    3,431    3,769    4,040    3,886    4,332
   Net Child Benefits..............            0      121        0     --          0        0        0        0     --          0
2. Property Tax - Gross............        1,958    1,950    2,366    3,485    2,246    2,422    1,377    2,077    2,914    1,300
   - Net...........................        1,488    1,950    2,366    3,085    2,246    2,422    1,377    2,077    2,914    1,300
3. Sales Tax ......................          919       11      791      974    1,243    1,559    1,379    1,367    1,431    1,355
4. Fuel Tax........................          218      135      225      173      221      294      218      233      210      248
                                           --------------------------------------------------------------------------------------
5. Provincial Direct Taxes ........        4,925    4,717    6,831    7,996    6,045    7,706    6,743    7,717    8,441    7,235
                                           --------------------------------------------------------------------------------------
6. Health Care Premiums/Payroll Tax        1,296    1,056     --      1,290    1,170    2,556     --       --       --      1,200
                                           --------------------------------------------------------------------------------------
7. Total Provincial Tax............        6,221    5,773    6,831    9,286    7,215   10,262    6,743    7,717    8,441    8,435
                                           --------------------------------------------------------------------------------------
8. Federal Income Tax..............        6,116    6,116    6,116    6,116    6,116    6,116    6,116    6,116    6,116    6,116
9. Net Federal GST ................        1,244    1,352    1,258    1,233    1,281    1,310    1,207    1,196    1,292    1,185
                                           --------------------------------------------------------------------------------------
10. Total Tax .....................       13,581   13,241   14,205   16,635   14,612   17,688   14,066   15,029   15,849   15,736
                                           --------------------------------------------------------------------------------------
                                           --------------------------------------------------------------------------------------

TWO INCOME FAMILY OF FOUR - $30,000
1. Provincial Income Tax...........          640       14      681      429      491     -289    1,131    1,012    1,010    1,308
   Net Child Benefits..............         -336     -721        0     --       -383     -160      -52        0     --          0
2. Property Tax - Gross............        1,958    1,950    2,366    3,485    2,246    2,422    1,377    2,077    2,914    1,300
   - Net...........................        1,488    1,950    2,366    3,085    2,246    2,422    1,377    2,077    2,914    1,300
3. Sales Tax ......................          650        9      561      704      872    1,158      969      972    1,012      959
4. Fuel Tax .......................          145       90      150      115      147      196      145      155      140      165
                                           --------------------------------------------------------------------------------------
5. Provincial Direct Taxes ........        2,587    1,342    3,758    4,333    3,373    3,327    3,570    4,216    5,076    3,732
                                           --------------------------------------------------------------------------------------
6. Health Care Premiums/Payroll Tax          518      263     --        645      585    1,278     --       --       --        600
                                           --------------------------------------------------------------------------------------
7. Total Provincial Tax ...........        3,105    1,605    3,758    4,978    3,958    4,605    3,570    4,216    5,076    4,332
                                           --------------------------------------------------------------------------------------
8. Federal Income Tax .............        1,869    1,869    1,869    1,869    1,869    1,869    1,869    1,869    1,869    1,869
9. Net Federal GST ................          397      590      411      410      416      492      366      368      432      357
                                           --------------------------------------------------------------------------------------
10. Total Tax .....................        5,371    4,064    6,038    7,257    6,243    6,966    5,805    6,453    7,377    6,558
                                           --------------------------------------------------------------------------------------
                                           --------------------------------------------------------------------------------------

UNATTACHED INDIVIDUAL - $25,000
1. Provincial Income Tax ..........          832      854    1,547    1,134      862    1,205    1,385    1,449    1,436    1,549
2. Property Tax ...................         --       --       --       --       --       --       --       --       --       --
3. Sales Tax ......................          385        4      344      445      553      715      639      636      695      631
4. Fuel Tax .......................          145       90      150      115      147      196      145      155      140      165
                                           --------------------------------------------------------------------------------------
5. Provincial Direct Taxes ........        1,362      948    2,041    1,694    1,562    2,116    2,169    2,240    2,271    2,345
                                           --------------------------------------------------------------------------------------
6. Health Care Premiums/Payroll Tax          518      528     --        538      488    1,065     --       --       --        500
                                           --------------------------------------------------------------------------------------
7. Total Provincial Tax ...........        1,880    1,476    2,041    2,232    2,050    3,181    2,169    2,240    2,271    2,845
                                           --------------------------------------------------------------------------------------
8. Federal Income Tax .............        2,289    2,289    2,289    2,289    2,289    2,289    2,289    2,289    2,289    2,289
9. Net Federal GST ................          269      292      266      274      282      300      251      248      290      244
                                           --------------------------------------------------------------------------------------
10. Total Tax .....................        4,438    4,057    4,596    4,795    4,621    5,770    4,709    4,777    4,850    5,378
                                           --------------------------------------------------------------------------------------
                                           --------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                119
--------------------------------------------------------------------------------


TABLE A3 - COMPARISON OF PROVINCIAL AND FEDERAL TAXES BY PROVINCE - 2003 - CONTINUED
--------------------------------------------------------------------------------

                                                                                                                  Prince
                                        British            Saskat-                               New       Nova    Edward    New-
Tax                                     Columbia  Alberta   chewan  Manitoba  Ontario  Quebec  Brunswick  Scotia   Island  foundland
------------------------------------------------------------------------------------------------------------------------------------
UNATTACHED INDIVIDUAL - $80,000         --------------------------------------------- ( $ ) ----------------------------------------
1. Provincial Income Tax ..........        5,387    5,756    7,713    8,860    5,792   11,148    8,423    8,773    8,622    9,685
2. Property Tax - Gross ...........        1,589    1,901    1,871    4,066    2,203    2,351      977    1,770    1,300    1,300
                - Net .............        1,119    1,901    1,871    3,666    2,203    2,351      977    1,770    1,300    1,300
3. Sales Tax ......................        1,010       11      869    1,060    1,411    1,594    1,570    1,554    1,704    1,511
4. Fuel Tax .......................          218      135      225      173      221      294      218      233      210      248
                                          ---------------------------------------------------------------------------------------
5. Provincial Direct Taxes ........        7,734    7,803   10,678   13,759    9,627   15,387   11,188   12,330   11,836   12,744
                                          ---------------------------------------------------------------------------------------
6. Health Care Premiums/Payroll Tax          648      528     --      1,720    1,560    3,408     --       --       --      1,600
                                          ---------------------------------------------------------------------------------------
7. Total Provincial Tax ...........        8,382    8,331   10,678   15,479   11,187   18,795   11,188   12,330   11,836   14,344
                                          ---------------------------------------------------------------------------------------
8. Federal Income Tax .............       12,996   12,996   12,996   12,996   12,996   12,996   12,996   12,996   12,996   12,996
9. Net Federal GST ................        1,514    1,568    1,450    1,388    1,505    1,356    1,374    1,359    1,467    1,322
                                          ---------------------------------------------------------------------------------------
10. Total Tax .....................       22,892   22,895   25,124   29,863   25,688   33,147   25,558   26,685   26,299   28,662
                                          ---------------------------------------------------------------------------------------
                                          ---------------------------------------------------------------------------------------

SENIOR COUPLE WITH EQUAL PENSION INCOMES - $30,000

1. Provincial Income Tax ..........          238        0      280     -375     -320       28      476      633      549      657
2. Property Tax - Gross............        1,958    1,950    2,366    3,485    2,246    2,422    1,377    2,077    2,914    1,300
                - Net..............        1,213    1,950    2,366    3,085    2,246    2,422    1,377    2,077    2,914    1,300
3. Sales Tax ......................          728        8      611      767      962    1,328    1,159    1,195    1,264    1,228
4. Fuel Tax .......................          145       90      150      115      147      196      145      155      140      165
                                          ---------------------------------------------------------------------------------------
5. Provincial Direct Taxes ........        2,324    2,048    3,407    3,592    3,035    3,974    3,157    4,060    4,867    3,350
                                          ---------------------------------------------------------------------------------------
6. Health Care Premiums/Payroll Tax          691    1,056     --       --       --       --       --       --       --       --
                                          ---------------------------------------------------------------------------------------
7. Total Provincial Tax ...........        3,015    3,104    3,407    3,592    3,035    3,974    3,157    4,060    4,867    3,350
                                          ---------------------------------------------------------------------------------------
8. Federal Income Tax .............          786      786      786      786      786      786      786      786      786      786
9. Net Federal GST ................          861      887      823      829      845      913      796      827      954      856
                                          ---------------------------------------------------------------------------------------
10. Total Tax .....................        4,662    4,777    5,016    5,207    4,666    5,673    4,739    5,673    6,607    4,992
                                          ---------------------------------------------------------------------------------------
                                          ---------------------------------------------------------------------------------------

PERSONAL INCOME TAX
  O Income tax is based on basic personal credits, applicable provincial credits, and typical major deductions at each income level. Quebec residents pay federal income tax less an abatement of 16.5 per cent of basic federal tax. This abatement has been used to reduce Quebec provincial tax rather than federal tax, for comparative purposes. The two income family of four with $60,000 annual income is assumed to have one spouse earning $40,000 and the other $20,000, the family with $90,000 income is assumed to have one spouse earning $50,000 and the other $40,000,the family with $30,000 is assumed to have each spouse earning $15,000 and each senior is assumed to receive $15,000. All representative families are assumed to have employment income except the senior couple. Contributions to the Quebec Health Services Fund are included in Quebec personal income tax.

NET CHILD BENEFITS
  O Net child benefits are provincial measures affecting payments to families with children. Provincial child benefit measures are available in British Columbia (BC Family Bonus), Alberta (Family Employment Credit), Saskatchewan (Child Benefit), Ontario (Child Care Supplement for Working Families), Quebec (Integrated Child Allowance), New Brunswick (Child Tax Benefit), Nova Scotia (Child Benefit) and Newfoundland (Child Benefit). In addition, the Alberta government has chosen to vary the amount of the basic federal child tax benefit that its residents receive (shown as a net amount).

PROPERTY TAX
  O Estimates of property taxes are from a survey of Royal LePage's on-line listings of residential properties for sale conducted in 2003. It is assumed that the individual at $25,000 rents accommodation; the family at $30,000 and at $55,000 and the senior couple own bungalows; the family at $90,000 owns a two-storey executive style home; and the single at $80,000 owns a luxury condominium, in a major city for each province. Net property taxes are estimated as taxes owing after credits provided through the property tax system are subtracted.

SALES AND FUEL TAX ESTIMATES
  O Includes sales tax on meals, liquor and accommodation. Estimates are based on expenditure patterns from the Survey of Household Spending in 2001. In estimating individual and family taxable consumption, disposable income is reduced by 20 per cent to reflect housing (mortgage and property taxes or rent) costs. The senior couple is assumed to own their home and have no mortgage costs. For each province, disposable income is further reduced by estimated federal income taxes, estimated provincial income taxes and health care premiums if applicable. In addition, the single individual with $80,000 annual income and the family with $90,000 annual income are assumed to have savings equal to 5 per cent of their disposable income. For each family, disposable income is distributed among expenditures using the consumption pattern of a typical family with the relevant characteristics as estimated by the family expenditure survey. The provincial retail sales tax and the federal goods and services tax (GST) components of these expenditures are then calculated. GST estimates have been reduced by the GST credit, where applicable.

  O Fuel tax is based on annual consumption: 1,000 litres of unleaded fuel for the single at $25,000, the family at $30,000 and the senior couple; others are assumed to consume 1,500 litres.

HEALTH CARE PREMIUMS/PAYROLL TAX
  O Health care premiums are levied in British Columbia and Alberta only.
    Approximately 50 per cent of British Columbia premiums are paid by employers on behalf of their employees with the remainder paid by individuals, either by employees or by residents who are not employed. Payroll taxes, in the four provinces that levy them, are paid by the employer. The cost to employers of payroll taxes and health care premiums paid on behalf of employees is generally reflected in reduced wages.

EFFECTIVE TAX RATES
  O British Columbia taxes have been calculated using rates in effect for 2003.
    Taxes for other provinces were calculated using rates that were announced prior to February 3, 2003, and that come into effect during 2003.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

120                                APPENDICES
--------------------------------------------------------------------------------


TABLE A4 INTERPROVINCIAL COMPARISONS OF PROVINCIAL PERSONAL INCOME TAXES PAYABLE(1) - 2003
(RATES KNOWN AS OF FEBRUARY 3, 2003)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                            Prince
                     British             Saskat-                                        New        Nova     Edward     New-
Taxable income(2)   Columbia(2) Alberta   chewan    Manitoba   Ontario    Quebec(3)    Brunswick    Scotia    Island  foundland
-----------------------------------------------------------------------------------------------------------------------------
                    ------------------------------- Annual provincial taxes payable(4)  ($) -----------------------------------
$10,000 ..........       70         0        162         75          0           5         166         0         0       218
$20,000 ..........      633       524      1,184      1,188        662       1,046       1,066     1,077     1,112     1,200
$30,000 ..........    1,195     1,453      2,206      2,226      1,225       2,604       1,965     2,056     2,023     2,205
$40,000 ..........    2,018     2,386      3,332      3,621      2,023       4,412       3,270     3,485     3,307     3,750
$50,000 ..........    2,933     3,386      4,632      5,111      2,938       6,140       4,752     4,980     4,687     5,366
$60,000 ..........    3,848     4,386      5,932      6,601      3,874       8,089       6,234     6,489     6,154     6,997
$70,000 ..........    4,933     5,386      7,232      8,216      5,148      10,169       7,811     8,156     7,942     8,958
$80,000 ..........    6,250     6,386      8,532      9,956      6,889      12,220       9,463     9,823     9,779    10,922
$100,000 .........    9,107     8,386     11,132     13,436     10,371      16,322      12,767    13,473    13,453    14,851
$125,000 .........   12,782    10,886     14,882     17,786     14,723      21,349      17,166    18,057    18,046    19,761
$150,000 .........   16,457    13,386     18,632     22,136     19,076      26,152      21,626    22,641    22,638    24,672

                     ---------------- Provincial personal income taxes as a per cent of taxable income (%) ------------------
$10,000 ..........      0.7       0.0        1.6        0.8        0.0         0.1         1.7       0.0       0.0       2.2
$20,000 ..........      3.2       2.6        5.9        5.9        3.3         5.2         5.3       5.4       5.6       6.0
$30,000 ..........      4.0       4.8        7.4        7.4        4.1         8.7         6.6       6.9       6.7       7.4
$40,000 ..........      5.0       6.0        8.3        9.1        5.1        11.0         8.2       8.7       8.3       9.4
$50,000 ..........      5.9       6.8        9.3       10.2        5.9        12.3         9.5      10.0       9.4      10.7
$60,000 ..........      6.4       7.3        9.9       11.0        6.5        13.5        10.4      10.8      10.3      11.7
$70,000 ..........      7.0       7.7       10.3       11.7        7.4        14.5        11.2      11.7      11.3      12.8
$80,000 ..........      7.8       8.0       10.7       12.4        8.6        15.3        11.8      12.3      12.2      13.7
$100,000 .........      9.1       8.4       11.1       13.4       10.4        16.3        12.8      13.5      13.5      14.9
$125,000 .........     10.2       8.7       11.9       14.2       11.8        17.1        13.7      14.4      14.4      15.8
$150,000 .........     11.0       8.9       12.4       14.8       12.7        17.4        14.4      15.1      15.1      16.4
-----------------------------------------------------------------------------------------------------------------------------

(1) Calculated for a single individual with wage income and claiming credits for Canada Pension Plan and Quebec Pension Plan contributions, Employment Insurance premiums and the basic personal amount. Quebec personal income tax is calculated using the simplified tax system which provides a minimum level of non-refundable credits that is greater than the basic personal credit amount.
(2) Taxable income, total income less allowable deductions, is defined by federal legislation in all provinces except Quebec. In the table, it is assumed that federally defined taxable income is equal to Quebec taxable income.
(3) Quebec residents pay federal tax less an abatement of 16.5 per cent of federal tax. In the table, the Quebec abatement has been used to reduce Quebec provincial personal income tax for comparative purposes.
(4) Includes provincial low income reductions in Manitoba, Ontario, Nova Scotia and Prince Edward Island, provincial surtaxes payable in Ontario, Nova Scotia, Prince Edward Island and Newfoundland and contributions to the Health Services Fund in Quebec. Excludes credits for sales and property taxes.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                121
--------------------------------------------------------------------------------



TABLE A5   SUMMARY OF JULY 30, 2001 UPDATE, BUDGET 2002 AND
BUDGET 2003 REVENUE MEASURES(1)
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                                  Taxpayer Impacts
                                                                                    ($ millions)
---------------------------------------------------------------------------------------------------------------
JULY 30, 2001 ECONOMIC AND FISCAL UPDATE                            2001/02     2002/03     2003/04     2004/05
INCOME TAX
o 25 per cent personal income tax cut .........................      -1,150      -1,505      -1,505      -1,505
o Dividend tax credit rates reduced ...........................          20          40          40          40
o General corporate income tax rate reduced to 13.5% from 16.5%         -16        -200        -200        -200
o Manufacturing and processing tax credit repealed ............          20          30          30          30
CORPORATION CAPITAL TAX
o Tax phased-out for general corporations .....................        -101        -273        -345        -345
SOCIAL SERVICE TAX
o Tax exemption for production machinery equipment ............        -107        -160        -160        -160
o Vehicle surtax threshold for passenger vehicles increased ...         -27         -40         -40         -40
MOTOR FUEL TAX
o Tax exemption provided for marine bunker fuel ...............          -7         -10         -10         -10
o Domestic jet fuel and aviation fuel tax rates
  reduced to 2 cents/litre ....................................         -10         -15         -15         -15
  TOTAL JULY 30, 2001 UPDATE ..................................      -1,378      -2,133      -2,205      -2,205
                                                                    -------------------------------------------

BUDGET 2002
INCOME TAX
o Increase sales tax credit ...................................          -5         -20         -20         -20
o Adjust BC Family Bonus ......................................        --             8          19          19
o Raise small business threshold to $300,000 ..................        --           -10         -13         -13
MEDICAL SERVICES PLAN PREMIUMS
o Increase premiums and enhance premium assistance ............        --           358         392         392
SOCIAL SERVICE TAX
o Increase provincial sales tax rate to 7.5% from 7% ..........          27         250         250         250
o Expand machinery and equipment tax exemption to
  repair parts.................................................           -2         -15         -15         -15
TOBACCO TAX
o Increase tobacco tax rate to $30 from $22 per carton ........          16         150         150         150
SCHOOL AND RURAL AREA PROPERTY TAXES
o Increase average gross residential rural and school property
  taxes by 2% .................................................        --            21          21          21
MISCELLANEOUS MEASURES
o Disability credits; sales tax exemptions for farmers
  and refunds to Parent Advisory Councils .....................          -1          -6          -6          -6
  TOTAL BUDGET 2002 ...........................................          35         736         778         778
                                                                    -------------------------------------------

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

122                                APPENDICES
--------------------------------------------------------------------------------



TABLE A5   SUMMARY OF JULY 30, 2001 UPDATE, BUDGET 2002 AND BUDGET 2003
REVENUE MEASURES(1) - CONT.
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                 Taxpayer Impacts
                                                                                                   ($ millions)
-----------------------------------------------------------------------------------------------------------------------------
BUDGET 2003                                                                         2001/02    2002/03    2003/04     2004/05
INCOME TAX
o Increase budget for labour sponsored venture capital tax credits ............         --         --        -4           -4
o Introduce an equity tax credit for new media ................................         --         --        -5           -5
o Provide an enhanced regional incentive for film credits .....................         --         --        -1           -1
o Introduce a Digital Animation or Visual Effects tax credit ..................         --         --        -5           -5
o Extend the Mining Flow-Through Share Tax Credit .............................         --         --        -3           -3
o Extend the BC Mining Exploration Tax Credit for three years .................         --         --        -2           -3
o Introduce a book publishing tax credit ......................................         --         --        -2           -2
CORPORATION CAPITAL TAX
o Increase the capital tax exemption threshold for small financial institutions
    to $10 million from $5 million ............................................         --         --        -2           -2
MOTOR FUEL TAX
o Provide exemption for marine gas oil used in gas turbine powered
    commercial vessels ........................................................         --         --        -2           -2
BC TRANSPORTATION FINANCING AUTHORITY REVENUE
o Increase the clear fuel tax rate levied on behalf of BC Transportation
    Financing Authority by 3.5 cents per litre ................................         --         --       211          211
TOBACCO TAX
o Increase the tobacco tax rate to $32 from $30 per carton of 200 cigarettes
    and to 16 cents from 15 cents per gram of fine-cut tobacco ................         --         --        25           25
SCHOOL AND RURAL AREA PROPERTY TAXES
o Increase average gross residential rural and school property taxes
    by inflation ..............................................................         --         --        35           64
INSURANCE PREMIUM TAX
o Increase tax on property insurance to 4.4 per cent from 4 per cent to
    offset forest fire suppression costs ......................................         --         --         4           14
o Clarify the definition of taxable insurers ..................................         --         --         5            5
PROPERTY TRANSFER TAX
o Enhance fairness and effectiveness of First Time Home Buyers'
    exemption .................................................................         --          --       -2           -2
                                                                                        --          --      252          290
                                                                                     ---------------------------------------
TOTAL JULY 30, 2001 UPDATE, BUDGET 2002 AND BUDGET 2003 .......................       -1,343      -1,397   -1,175      -1,137
                                                                                     ---------------------------------------

(1) Amounts for each measure are as shown at the time of announcement before the impact of economic growth. Measures with no material revenue impact are excluded.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                123
--------------------------------------------------------------------------------



TABLE A6 OPERATING RESULTS(1) - 1999/00 TO 2005/06
--------------------------------------------------------------------------------

                                                                             Updated    Budget
                                            Actual     Actual     Actual     Forecast  Estimate     Plan        Plan
($ millions)                                1999/00    2000/01    2001/02    2002/03    2003/04    2004/05     2005/06
----------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED PROGRAMS AND AGENCIES:
Revenue .................................    23,285     26,123     24,614     23,258     24,619     25,616     26,206
Expense .................................   (24,557)   (26,370)   (28,396)   (28,475)   (27,800)   (27,235)   (27,570)
                                            -------    -------    -------    -------    -------    -------    -------
TAXPAYER-SUPPORTED BALANCE ..............    (1,272)      (247)    (3,782)    (5,217)    (3,181)    (1,619)    (1,364)
Commercial Crown corporation net income .     1,295      1,725      1,085      1,717      1,381      1,669      1,739
                                            -------    -------    -------    -------    -------    -------    -------
(DEFICIT) SURPLUS BEFORE JOINT
TRUSTEESHIP AND FORECAST ALLOWANCE ......        23      1,478     (2,697)    (3,500)    (1,800)        50        375
Joint trusteeship .......................      --          (52)     1,464       --         --         --         --
Forecast allowance ......................      --         --         --         (300)      (500)      --         --
                                            -------    -------    -------    -------    -------    -------    -------
(DEFICIT) SURPLUS .......................        23      1,426     (1,233)    (3,800)    (2,300)        50        375
                                            -------    -------    -------    -------    -------    -------    -------
                                            -------    -------    -------    -------    -------    -------    -------

(1) Figures have been restated to conform with the presentation used in 2003/04.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

124                                APPENDICES
--------------------------------------------------------------------------------

TABLE A7 THREE-YEAR FISCAL PLAN UPDATE - CHANGES FROM BUDGET 2002

--------------------------------------------------------------------------------------------------------------------
($ millions)                                                                       2002/03      2003/04      2004/05
--------------------------------------------------------------------------------------------------------------------
BUDGET 2002 FISCAL PLAN .....................................................      (4,400)      (1,800)        --
                                                                                   ------       ------        ------
REVENUE CHANGES:
  Personal income tax .......................................................        (638)        (425)        (460)
  Corporation income tax ....................................................        (134)         (28)        (125)
  Other tax revenues ........................................................         153          102          118
  Revenue measures announced in BUDGET 2003 .................................          29          252          297
  Energy revenues ...........................................................          76          366          182
  Forests revenues ..........................................................          67         (176)         (92)
  Canada health and social transfer .........................................        (156)        (167)        (151)
  Equalization entitlements .................................................         668          675          700
  BC Hydro net income (before RSA transfer) .................................        --           (470)        (160)
  ICBC net income ...........................................................          43           23          (15)
  BC Ferries non-tax income .................................................           6         (421)        (433)
  All other revenue changes .................................................          84          332          346
                                                                                   ------       ------        ------
    TOTAL REVENUE CHANGES ...................................................         198           63          207
                                                                                   ------       ------        ------

CRF EXPENSE CHANGES:
  Children and Family Development - school-based programs,
    autism spectrum disorder, and other programs ............................        --            (59)         (70)
  Community, Aboriginal and Women's Services - Olympic venues and
    venues legacy funding ...................................................        --            (37)         (21)
  Competition, Science and Enterprise - Vancouver Convention
    Centre expansion funding ................................................        --            (67)         (62)
  Education - base funding increase .........................................        --           --            (83)
  Forests - mainly BC Timber Sales program and First Nations' participation .        --            (36)         (60)
  Human Resources - employment assistance caseload savings
    redirected to other priorities ..........................................         153           19           22
  Public Safety and Solicitor General - commercial vehicle safety and
    enforcement programs transferred from ICBC ..............................        --            (27)         (27)
  Transportation - mainly service contract payments to BC Ferry Services ....        --           (112)        (112)
  Management of Public Funds and Debt - lower debt level and interest rates .         190          159          140
  Other Appropriations - mainly advancement of seismic mitigation
    contributions............................................................        --             40         --
  Other - Estimates restatements and other minor adjustments ................          90           21           (1)
  Forestry restructuring provision ..........................................        (275)        --           --
                                                                                   ------       ------        ------
    CRF EXPENSE CHANGES .....................................................         158          (99)        (274)
                                                                                   ------       ------        ------

ADJUSTMENT CHANGES:
  Grants to agencies and other internal transfers ...........................         (24)        (317)      (1,198)
  Expenses recovered from external entities .................................         (27)        (274)        (348)

TAXPAYER-SUPPORTED CROWN CORPORATION AND AGENCY EXPENSE CHANGES:
  BC Buildings ..............................................................         (39)         (81)         (80)
  BC Ferries - devolution ...................................................         (75)         473          490
  BC Transportation Financing Authority - updated forecasts .................          34          (81)         (80)
  Ministry of Children and Family Development governance authorities ........           3          283        1,143
  Other agencies ............................................................         (78)          33           90
                                                                                   ------       ------        ------
    TAXPAYER-SUPPORTED AGENCY AND ADJUSTMENT CHANGES ........................        (206)          36           17
                                                                                   ------       ------        ------
  TOTAL EXPENSE CHANGES .....................................................         (48)         (63)        (257)
                                                                                   ------       ------        ------

NET CHANGES BEFORE EXPANDED ENTITY AND FORECAST ALLOWANCE ...................         150         --            (50)
  Expanded entity ...........................................................        --           --            100
  Forecast allowance ........................................................         450         (500)        --
                                                                                   ------       ------        ------
TOTAL CHANGES ...............................................................         600         (500)          50
                                                                                   ------       ------        ------
BUDGET 2003 UPDATED FISCAL PLAN .............................................      (3,800)      (2,300)          50
                                                                                   ------       ------        ------
                                                                                   ------       ------        ------


--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                125
--------------------------------------------------------------------------------

TABLE A8 REVENUE BY SOURCE - 1999/00 TO 2005/06
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                  Updated       Budget
                                           Actual(1)    Actual(1)    Actual(1)    Forecast     Estimate        Plan        Plan
($ millions)                                1999/00      2000/01      2001/02      2002/03      2003/04       2004/05     2005/06
---------------------------------------------------------------------------------------------------------------------------------
TAXATION REVENUE:
Personal income .......................       5,825        5,963        5,366        4,216        4,722        5,027        5,337
Corporation income ....................         943        1,054        1,522          645          755          873          929
Social service ........................       3,355        3,625        3,552        3,816        3,995        4,224        4,430
Fuel ..................................         679          715          659          673          866          894          911
Tobacco ...............................         498          460          499          610          635          635          635
Property ..............................       1,413        1,432        1,461        1,494        1,550        1,605        1,636
Property transfer .....................         245          262          303          390          368          368          373
Corporation capital ...................         460          459          395          190          101           99           97
Other(2) ..............................         310          313          333          331          349          374          390
                                             ------       ------       ------       ------       ------       ------       ------
                                             13,728       14,283       14,090       12,365       13,341       14,099       14,738
                                             ------       ------       ------       ------       ------       ------       ------
NATURAL RESOURCE REVENUE:
Natural gas royalties .................         328        1,249          836          947        1,289        1,179        1,027
Petroleum royalties and mineral permits         402          669          533          494          477          477          464
Columbia River Treaty .................         100          632          360           90          240          240          225
Forests ...............................       1,693        1,341        1,253        1,212        1,102        1,205        1,226
Water and other resources .............         311          308          298          259          288          295          292
                                             ------       ------       ------       ------       ------       ------       ------
                                              2,834        4,199        3,280        3,002        3,396        3,396        3,234
                                             ------       ------       ------       ------       ------       ------       ------
OTHER REVENUE
Medical Services Plan premiums ........         867          894          954        1,385        1,410        1,425        1,442
Motor vehicle licences and permits ....         334          339          342          350          352          359          365
BC Ferries tolls ......................         292          292          306          313         --           --           --
Other fees and licences ...............         566          653          617          469          500          502          487
Investment earnings ...................         984          975          818          659          728          776          790
Sales of goods and services (Crowns) ..         208          516          290          331          266          234          248
Miscellaneous(3) ......................         572          836          716          575          634          627          628
                                             ------       ------       ------       ------       ------       ------       ------
                                              3,823        4,505        4,043        4,082        3,890        3,923        3,960
                                             ------       ------       ------       ------       ------       ------       ------
CONTRIBUTIONS FROM THE
  FEDERAL GOVERNMENT(4)
Canada health and social transfer .....       2,438        2,619        2,445        2,649        2,763        2,924        3,024
Equalization ..........................        --           --            226          668          675          700          700
Other cost shared agreements(5) .......         462          517          530          492          554          574          550
                                             ------       ------       ------       ------       ------       ------       ------
                                              2,900        3,136        3,201        3,809        3,992        4,198        4,274
                                             ------       ------       ------       ------       ------       ------       ------
TAXPAYER-SUPPORTED
  PROGRAMS AND AGENCIES ...............      23,285       26,123       24,614       23,258       24,619       25,616       26,206
                                             ------       ------       ------       ------       ------       ------       ------

COMMERCIAL CROWN CORPORATIONS
BC Hydro ..............................         545          549          258          350          (70)         125           80
Liquor Distribution Branch ............         617          642          637          651          655          655          655
BC Lotteries ..........................         532          562          606          670          725          825          900
BC Rail ...............................        (582)          (7)        (107)         (83)          61           30           35
Insurance Corporation of BC ...........          96          139         (251)          33           45           36           70
Other .................................           1            4         --             12            5            6            7
  ACCOUNTING ADJUSTMENTS ..............          86         (164)         (58)          84          (40)          (8)          (8)
                                             ------       ------       ------       ------       ------       ------       ------
                                              1,295        1,725        1,085        1,717        1,381        1,669        1,739
                                             ------       ------       ------       ------       ------       ------       ------
TOTAL REVENUE .........................      24,580       27,848       25,699       24,975       26,000       27,285       27,945
                                             ------       ------       ------       ------       ------       ------       ------
                                             ------       ------       ------       ------       ------       ------       ------

(1) Figures for 1999/00, 2000/01 and 2001/02 have been restated to be consistent with the presentation used in 2003/04.
(2) Includes revenue from insurance premium tax, horse racing tax and hotel room tax.
(3) Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.
(4) Excludes the final impact of the February 5, 2003 First Ministers' Accord on Health Care Renewal.
(5) Includes contributions for health, education, housing and social service programs, for transportation projects, and for coastal ferry services.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

126                                APPENDICES
--------------------------------------------------------------------------------

TABLE A9  EXPENSE BY FUNCTION - 1999/00 TO 2005/06
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                             Updated      Budget
                              Actual      Actual     Actual      Forecast    Estimate      Plan        Plan
($millions)                 1999/00(1)  2000/01(1)  2001/02(1)   2002/03     2003/04     2004/05     2005/06
-------------------------------------------------------------------------------------------------------------
Health ...................     8,112       9,095      10,088      10,707      10,718      10,730      10,753
Social services ..........     3,141       3,276       3,445       3,096       2,856       2,442       2,500
Education ................     6,057       6,443       6,934       6,954       6,936       7,018       7,111
Protection of persons
  and property ...........     1,297       1,313       1,401       1,471       1,428       1,361       1,369
Transportation ...........     1,698       1,560       1,556       1,699       1,354       1,344       1,428
Natural resources and
  economic development ...     1,446       1,785       1,827       1,526       1,127       1,025       1,076
Other ....................       607         590         688         683         763         693         702
  Government restructuring
    (All Ministries) .....      --          --           224         221         190        --          --
  Contingencies
    (All Ministries)(2) ..      --          --          --            83         170         200         200
General government .......       430         435         563         496         466         458         460
Debt servicing ...........     1,769       1,873       1,670       1,539       1,792       1,964       1,971
                              ------      ------      ------      ------      ------      ------      ------
TOTAL EXPENSE(3) .........    24,557      26,370      28,396      28,475      27,800      27,235      27,570
                              ------      ------      ------      ------      ------      ------      ------
                              ------      ------      ------      ------      ------      ------      ------
-------------------------------------------------------------------------------------------------------------

(1) Figures for 1999/00, 2000/01, and 2001/02 have been updated to more closely follow the presentation used by Statistics Canada.

(2) The Contingencies vote is allocated to functions according to actual results for 1999/00 to 2001/02. The 2002/03 forecast amount represents the unallocated portion available to fund potential pressures for the rest of the year, while the remainder is allocated to functions according to specific pressures (see Table 4.3).

(3)
THE CONSOLIDATED REVENUE FUND COMPONENT OF THE SUMMARY PRESENTATION IS :

Health ...................................       8,017       8,745       9,846      10,400      10,408      10,408      10,417
Social services ..........................       3,093       3,208       3,381       3,038       2,786       2,368       2,427
Education ................................       5,975       6,357       6,853       6,930       6,906       6,988       7,077
Protecton of persons and property ........       1,028       1,019       1,103       1,161       1,088       1,014       1,014
Transportation ...........................       1,697         611         701         764         834         789         789
Natural resources and
  economic development ...................         965       1,030       1,340       1,368       1,023         932         987
Other ....................................         359         341         393         355         402         367         390
  Government restructuring
    (All Ministries)......................        --          --           168         221         190        --          --
  Contingencies (All Ministries)(2).......        --          --          --            83         170         200         200
General government .......................         246         265         367         348         301         294         298
Debt servicing ...........................         835         889         761         730         926       1,042       1,024
                                                ------      ------      ------      ------      ------      ------      ------
TOTAL CRF EXPENSE ........................      22,215      22,465      24,913      25,398      25,034      24,402      24,623
                                                ------      ------      ------      ------      ------      ------      ------
                                                ------      ------      ------      ------      ------      ------      ------

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                127
--------------------------------------------------------------------------------


TABLE A10 HISTORICAL TAXPAYER-SUPPORTED CROWN CORPORATION AND AGENCY
                      OPERATING RESULTS(1)
                       1999/00 TO 2005/06
--------------------------------------------------------------------------------

                                                                                   Updated    Budget
                                                       Actual    Actual    Actual  Forecast   Estimate   Plan      Plan
($ millions)                                           1999/00   2000/01  2001/02   2002/03   2003/04   2004/05   2005/06
-------------------------------------------------------------------------------------------------------------------------
552513 BRITISH COLUMBIA LTD. (SKEENA CELLULOSE INC.)
Revenue ............................................     --         295        74      --        --        --        --
Expense ............................................     --        (295)     (143)     --        --        --        --
                                                       ------    ------    ------    ------    ------    ------    ------
                                                         --        --         (69)     --        --        --        --
                                                       ------    ------    ------    ------    ------    ------    ------
BC TRANSPORTATION FINANCING AUTHORITY
Revenue ............................................      400       477       466       411       597       605       612
Expense ............................................     (378)     (476)     (466)     (431)     (545)     (570)     (668)
                                                       ------    ------    ------    ------    ------    ------    ------
                                                           22         1      --         (20)       52        35       (56)
                                                       ------    ------    ------    ------    ------    ------    ------
BRITISH COLUMBIA ASSESSMENT AUTHORITY
Revenue ............................................       65        65        66        65        66        66        66
Expense ............................................      (62)      (62)      (64)      (64)      (67)      (67)      (67)
                                                       ------    ------    ------    ------    ------    ------    ------
                                                            3         3         2         1        (1)       (1)       (1)
                                                       ------    ------    ------    ------    ------    ------    ------
BRITISH COLUMBIA BUILDINGS CORPORATION
Revenue ............................................      464       462       465       467       439       426       432
Expense ............................................     (419)     (411)     (428)     (432)     (401)     (377)     (379)
                                                       ------    ------    ------    ------    ------    ------    ------
                                                           45        51        37        35        38        49        53
                                                       ------    ------    ------    ------    ------    ------    ------
BRITISH COLUMBIA FERRY CORPORATION
Revenue ............................................      435       456       473       487      --        --        --
Expense ............................................     (734)     (445)     (496)     (463)     --        --        --
                                                       ------    ------    ------    ------    ------    ------    ------
                                                         (299)       11       (23)       24      --        --        --
                                                       ------    ------    ------    ------    ------    ------    ------
BRITISH COLUMBIA HOUSING MANAGEMENT COMMISSION
Revenue ............................................      208       228       260       274       279       284       274
Expense ............................................     (210)     (228)     (260)     (274)     (279)     (284)     (274)
                                                       ------    ------    ------    ------    ------    ------    ------
                                                           (2)     --        --        --        --        --        --
                                                       ------    ------    ------    ------    ------    ------    ------
BRITISH COLUMBIA TRANSIT
Revenue ............................................      118       120       118       145       145       147       148
Expense ............................................     (118)     (120)     (119)     (145)     (145)     (147)     (148)
                                                       ------    ------    ------    ------    ------    ------    ------
                                                         --        --          (1)     --        --        --        --
                                                       ------    ------    ------    ------    ------    ------    ------
FOREST RENEWAL BC
Revenue ............................................      333       221       163      --        --        --        --
Expense ............................................     (332)     (285)     (342)     --        --        --        --
                                                       ------    ------    ------    ------    ------    ------    ------
                                                            1       (64)     (179)     --        --        --        --
                                                       ------    ------    ------    ------    ------    ------    ------
LEGAL SERVICES SOCIETY
Revenue ............................................       87        88       101        76        67        58        58
Expense ............................................      (84)      (87)      (95)      (80)      (62)      (58)      (58)
                                                       ------    ------    ------    ------    ------    ------    ------
                                                            3         1         6        (4)        5      --        --
                                                       ------    ------    ------    ------    ------    ------    ------
OTHER TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES
Revenue ............................................      679       695       759       527       562       509       534
Expense ............................................     (727)     (650)     (772)     (533)     (487)     (439)     (456)
                                                       ------    ------    ------    ------    ------    ------    ------
                                                          (48)       45       (13)       (6)       75        70        78
                                                       ------    ------    ------    ------    ------    ------    ------
NET OPERATING RESULTS OF TAXPAYER-SUPPORTED CROWN CORPORATIONS AND AGENCIES
  Revenue ..........................................    2,789     3,107     2,945     2,452     2,155     2,095     2,124
    ACCOUNTING ADJUSTMENTS .........................   (1,166)   (1,034)   (1,170)   (1,021)   (1,008)     (971)     (981)
                                                       ------    ------    ------    ------    ------    ------    ------
    Net revenue ....................................    1,623     2,073     1,775     1,431     1,147     1,124     1,143
                                                       ------    ------    ------    ------    ------    ------    ------
  Expense ..........................................   (3,064)   (3,059)   (3,185)   (2,422)   (1,986)   (1,942)   (2,050)
    ACCOUNTING ADJUSTMENTS .........................    1,333        84       471       (49)       31        28        30
                                                       ------    ------    ------    ------    ------    ------    ------
    Net expense ....................................   (1,731)   (2,975)   (2,714)   (2,471)   (1,955)   (1,914)   (2,020)
                                                       ------    ------    ------    ------    ------    ------    ------
  NET FISCAL PLAN IMPACT ...........................     (108)     (902)     (939)   (1,040)     (808)     (790)     (877)
                                                       ------    ------    ------    ------    ------    ------    ------
                                                       ------    ------    ------    ------    ------    ------    ------
-------------------------------------------------------------------------------------------------------------------------

(1) Revenue and expense are shown as reported in the Crown corporation financial statements and service plans, before consolidation and accounting adjustments.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

128                                APPENDICES
--------------------------------------------------------------------------------




TABLE A11  MATERIAL ASSUMPTIONS AND SENSITIVITIES - REVENUE

------------------------------------------------------------------------------------------------------------------------------
REVENUE SOURCE                      BUDGET(1)    UPDATED    BUDGET
AND ASSUMPTIONS                     ESTIMATE    FORECAST   ESTIMATE       PLAN       PLAN        SENSITIVITIES
                                    --------------------
                                          2002/03          2003/04       2004/05    2005/06         2003/04
                                    -------------------------------------------------------
                                                        ($ MILLIONS)
------------------------------------------------------------------------------------------------------------------------------
PERSONAL INCOME TAX                 $4,850      $4,216     $4,722        $5,027     $5,337
------------------------------------------------------------------------------------------------------------------------------
BC personal income growth           2.0%        2.4%       3.1%          4.2%       4.3%        +/- 1% change in 2003 BC
BC tax base growth                  2.5%        2.4%       3.6%          4.9%       4.8%        personal income growth
Average tax yield                   5.77%       5.42%      5.45%         5.52%      5.60%       equals +/- $50 to $100 million
                                       2001 Factors                                                +/- 1% change in 2002 BC
BC personal income growth           2.2%        2.6%                                            personal income growth
BC tax base growth                  2.2%        1.6%                                            equals +/- $50 to $100 million
Average 2001 tax yield              6.63%       6.31%                                           and could result in a
                                                                                                base change in 2003/04
------------------------------------------------------------------------------------------------------------------------------
CORPORATION INCOME TAX              $777        $645       $755          $873       $929
------------------------------------------------------------------------------------------------------------------------------
National tax base ($ billions)      105.2       108.4      118.3         130.5      136.0       +/- 1% change in the 2003
BC instalment share                 9.46%       9.46%      8.49%         8.24%      7.82%       national tax base equals
Prior-year adjustments              -$152       -$266      -$114         -$75       -$47        +/- $10 to $15 million
BC tax base ($ billions)            8.9         9.0        9.2           10.2       11.1
BC tax base growth                  -4.0%       -2.5%      3.0%          10.0%      9.5%        +/- 1% change in the 2002
BC corporate profits growth         -7.5%       1.1%       3.5%          8.1%       9.6%        BC tax base equals +/- $10
                                       2001 Factors                                                to $15 million in 2003/04
BC corporate profits growth         -15.0%      -2.8%
BC tax base growth                  -10.0%      -10.5%
National tax base growth            7.6%        -0.2%
Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base forecasts affect revenue in the succeeding year. For example, 2003/04 instalments from the federal government are based on BC's share of the national tax base for the 2001 tax-year (assessed as of December 31, 2002) and a forecast of the
2003 national tax base.
------------------------------------------------------------------------------------------------------------------------------
SOCIAL SERVICE TAX                  $3,828      $3,816     $3,995        $4,224     $4,430
------------------------------------------------------------------------------------------------------------------------------
Consumer expenditure growth         3.2%        4.7%       5.4%          6.0%       4.8%        +/- 1% change in the 2003
                                                                                                growth equals +/- $25 million
Business investment growth          0.7%        0.3%       3.5%          6.0%       7.6%        +/- 1% change in the 2003
                                                                                                growth equals +/- $5 million
Other expenditure growth            -0.9%       1.1%       2.1%          4.3%       4.3%        +/- 1% change in the 2003
                                                                                                growth equals +/- $10 million
------------------------------------------------------------------------------------------------------------------------------
FUEL TAX                            $668        $673       $866          $894       $911
------------------------------------------------------------------------------------------------------------------------------
Real GDP growth                     0.6%        1.9%       2.4%          3.0%       3.0%        +/- 1% change in real GDP
3.5 CENTS / litre increase in                                                                   equals +/- $10 million
clear fuel tax collected for                    $18        $211          $218       $224
BC TFA Additional 0.5 CENTS /
litre of clear fuel tax transferred                        -$11          -$11       -$22
to TRANSLINK in 2003/04 and 2005/06
------------------------------------------------------------------------------------------------------------------------------
PETROLEUM, NATURAL GAS,
MINERALS AND COLUMBIA RIVER
TREATY EXPORT ELECTRICITY SALES     $1,471      $1,531     $2,006        $1,896     $1,716
------------------------------------------------------------------------------------------------------------------------------
Natural gas price                   $3.65       $3.70      $4.75         $4.35      $3.75       +/- $0.50 change in the
($Cdn/gigajoule at plant inlet)                                                                 natural gas price equals
Natural gas volumes                 3.8%        1.9%       1.9%          0.0%       1.9%        +/- $125 to $175 million
(annual per cent change)                                                                        +/- 1% change in natural gas
Oil price                           $20.00      $27.50     $25.00        $22.50     $21.00      volumes equals +/- $5 to $15
($US/bbl at Cushing, Ok)                                                                        million
Auctioned land base                 653         815        685           685        685         +/- 5% change in the price
(000 hectares)                                                                                  or volume of auctioned land
Average bid price/hectare ($)       $375        $305       $350          $350       $350        sales equals +/- $12 million
COLUMBIA RIVER TREATY SALES
Annual quantity set by treaty       2.5         2.5        4.5           4.5        4.5         +/- 10% change in the
(million mega-watt hours)                                                                       average Mid-Columbia price
Mid- Columbia electricity price     $24         $26        $37           $38        $37         equals +/- $20 to $25 million
($US/mega-watt hour)
------------------------------------------------------------------------------------------------------------------------------

(1)  Figures have been restated to conform to the 2003/04 presentation.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                129
--------------------------------------------------------------------------------



TABLE A11  MATERIAL ASSUMPTIONS AND SENSITIVITIES - REVENUE

------------------------------------------------------------------------------------------------------------------------------
REVENUE SOURCE                      BUDGET(1)    UPDATED    BUDGET
AND ASSUMPTIONS                     ESTIMATE    FORECAST   ESTIMATE       PLAN       PLAN        SENSITIVITIES
                                    --------------------
                                          2002/03          2003/04       2004/05    2005/06         2003/04
                                    -------------------------------------------------------
                                                        ($ MILLIONS)
------------------------------------------------------------------------------------------------------------------------------
FORESTS                            $1,145       $1,212     $1,102        $1,205     $1,226
------------------------------------------------------------------------------------------------------------------------------
                                                                                                +/US$50 change in SPF
                                                                                                price equals +/- $125 to
PRICES (CALENDAR YEAR AVERAGE)                                                                  $150 million
SPF 2x4 price ($US/1000 bd ft)     $250         $235       $225          $265       $275        +/ US$100 change in hemlock
Hemlock price ($US/1000 bd ft)     $600         $587       $575          $600       $600        price equals +/- $15 to $25
Pulp ($US/tonne)                   $500         $463       $454          $519       $600        million
                                                                                                +/ US$50 change in pulp
                                                                                                price equals +/- $10 to $15
Crown harvest volumes                                                                           million
 (MILLION CUBIC METRES)                                                                         +/- 10% change in Interior
Interior harvest volumes           44.0         48.3       48.0          48.5       49.0        harvest volumes equals
Coastal harvest volumes            14.0         16.2       15.0          15.0       15.0        +/- $60 to $100 million
                                                                                                +/- 10% change in Coastal
                                                                                                harvest volumes equals
                                                                                                +/- $20 to $30 million
-------------------------------------------------------------------------------------------------------------------------------
CANADA HEALTH AND SOCIAL                                                                        Due to the interactions between
TRANSFER (CHST)                    $2,805       $2,649     $2,763        $2,924     $3,024      the CHST and Equalization
                                                                                                programs, the sensitivities
EQUALIZATION                       $0           $668       $675          $700       $700        reflect the combined fiscal
                                                                                                effect on both revenue sources
-------------------------------------------------------------------------------------------------------------------------------
$ BILLIONS                                                                                      1% increase (decrease) in BC
National CHST cash                 $18.6        $18.6      $19.3         $20.4      $21.0       BFT and no change in other
                                                                                                provincial or territorial
BC basic federal tax (BFT)         11.3         10.6       11.0          11.6       12.2        BFT decreases (increases)
National BFT                       94.3         91.2       95.7          100.8      107.1       revenue by $40 to $60 million
(includes estimate of prior years)                                                              +/- 1% change in national BFT
                                                                                                and no change in BC BFT
Prior year adjustments                                                                          equals +/- $15 to $85 million
 ($millions)                                                                                    +/- 0.1% change in BC's
 CHST                              $0           -$8        $0            $0         $0          population share equals +/- $15
 Equalization                      $0           $52        $0            $0         $0          to $20 million

BC share of national population    13.1%        13.1%      13.1%         13.1%      13.1%       1% increase (decrease) in the
                                                                                                relative growth rates of
BC nominal GDP/capita ($)          $31.52       $32.31     $33.38        $34.76     $36.10      Canadian nominal GDP/capita
Canada nominal GDP/capita ($)      $35.04       $36.30     $37.93        $39.60     $41.22      and BC nominal GDP/capita
                                                                                                decreases (increases) revenue
                                                                                                by $150 to $300 million
-------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL CROWN                   $1,651       $1,717     $1,381        $1,669     $1,739
CORPORATION NET INCOME
-------------------------------------------------------------------------------------------------------------------------------
                                   The forecast sensitivities of individual Crown corporations are disclosed in their service plans. The main sensitivities are disclosed below.
                                   --------------------------------------------------------------------------------------------
BC HYDRO (BEFORE RSA TRANSFER)     $350         $350       ($70)         $125       $80
 reservoir water inflows           100%         109%       87%           100%       100%        Combined potential high-low
  (Jan 1/03 forecast)                                                                           outcomes for these factors
 mean gas price                    2.96         4.45       4.94          4.92       3.77        could vary net income from
  ($US/MMbtu at Sumas)                                                                          +$195 million to -$465 million
-------------------------------------------------------------------------------------------------------------------------------
ICBC                               ($10)        $33        $45           $36        $70
 investment income                 $399         $321       $335          $322       $341        +/-1% in return = +/-$56 million
 adjustment to prior-year claims   -            ($20)      -             -          -           +/-1% in costs = -/+$40 million
 premium revenue trend             +5.2%        +7.3%      +7.0%         +4.3%      +2.7%       +/-1% = +/-$28-31 million
 claims-incurred trend             +2.0%        +5.3%      +2.4%         +3.2%      +2.0%       +/-1% = -/+$23-25 million
-------------------------------------------------------------------------------------------------------------------------------

(1)  Figures have been restated to conform to the 2003/04 presentation.






--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

130                                APPENDICES
--------------------------------------------------------------------------------



TABLE A12  MATERIAL ASSUMPTIONS AND SENSITIVITIES - SPENDING

------------------------------------------------------------------------------------------------------------------------------
REVENUE SOURCE                      BUDGET(1)    UPDATED    BUDGET
AND ASSUMPTIONS                     ESTIMATE    FORECAST   ESTIMATE       PLAN       PLAN        SENSITIVITIES
                                    --------------------
                                          2002/03(1)        2003/04      2004/05    2005/06         2003/04
                                    -------------------------------------------------------
                                             ($ MILLIONS UNLESS OTHERWISE SPECIFIED)
------------------------------------------------------------------------------------------------------------------------------
ADVANCED EDUCATION                 1,899       UNCHANGED   1,899        1,899       1,929
------------------------------------------------------------------------------------------------------------------------------
 Student spaces - (# of FTEs)      157,500     157,700     160,900      164,000     167,350    The number of student spaces
                                                                                               may vary depending on the
                                                                                               financial and other policies
                                                                                               of post-secondary institutions.
------------------------------------------------------------------------------------------------------------------------------
ATTORNEY GENERAL                   558         540         506          491         490
------------------------------------------------------------------------------------------------------------------------------
 Criminal caseload - volume (#)    125,000     Unchanged   124,000      123,000     123,000    A 10% change in criminal
                                                           Average approximate annual cost     caseload affects costs by
                                                           per additional criminal case is     approximately $9 million.
                                                           $800.
------------------------------------------------------------------------------------------------------------------------------
Statutory services -               30          Unchanged   29           28          28         Spending varies with volume/
CROWN PROCEEDING ACT                                       Funding based on a historical       size of claims and timing of
                                                           ten-year average.                   settlements. Annual cost of
                                                                                               settlements has varied from
                                                                                               $2 million to $81 million.
------------------------------------------------------------------------------------------------------------------------------
CHILDREN AND FAMILY                1,587       UNCHANGED   1,451        1,260       1,283
DEVELOPMENT
------------------------------------------------------------------------------------------------------------------------------
 Children-in-care caseload (#)     9,700       Unchanged   9,100        8,475       8,100      A 5% change in caseload
                                                                                               affects costs by $10 million to
                                                                                               $13 million.
 Average annual residential
 cost per child in care ($)        28,000      Unchanged   26,300       23,000      23,000
------------------------------------------------------------------------------------------------------------------------------
 Adult community living            8,850       Unchanged   8,850        9,000       9,150      A 5% change in caseload
 services caseload (#)                                                                         affects costs by $22 million to
  Average cost per client ($)      61,000      Unchanged   53,000       49,000      48,000     $27 million.
------------------------------------------------------------------------------------------------------------------------------
COMMUNITY, ABORIGINAL              653         642         665          596         620
 AND WOMEN'S SERVICES
------------------------------------------------------------------------------------------------------------------------------
 2010 Winter Olympics Bid:                                                                     Decision on the winning bid
 Secretariat and operations        2           14          1            -           -          expected in July 2003.
 Venues and venues legacy          n/a         n/a         37           21          45         Assumes province is
                                                                                               awarded the Olympics.
------------------------------------------------------------------------------------------------------------------------------
COMPETITION, SCIENCE AND           51          49          115          105         112
 ENTERPRISE
------------------------------------------------------------------------------------------------------------------------------
 Vancouver Convention and          n/a         n/a         67           62          70         Assumes provincial
  Exhibition Centre                                                                              contribution funded through
  expansion                                                                                      operating transfers to
                                                                                               new agency.
------------------------------------------------------------------------------------------------------------------------------
EDUCATION                          4,860       UNCHANGED   4,860        4,943       5,003
------------------------------------------------------------------------------------------------------------------------------
 Student Enrolment (# of FTEs)     592,000     587,250     582,550      577,890     573,270    A 1% change in enrolment
                                                                                               affects costs by
                                                                                               approximately $32 million.
------------------------------------------------------------------------------------------------------------------------------

(1)  Figures have been restated to conform to the 2003/04 presentation.
*    See service plans.




--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                131
--------------------------------------------------------------------------------



TABLE A12  MATERIAL ASSUMPTIONS AND SENSITIVITIES - SPENDING


------------------------------------------------------------------------------------------------------------------------------
MINISTRY PROGRAMS                   BUDGET      UPDATED    BUDGET
AND ASSUMPTIONS                     ESTIMATE    FORECAST   ESTIMATE       PLAN       PLAN        SENSITIVITIES
                                          2002/03(1)       2003/04       2004/05    2005/06         2003/04
                                    -------------------------------------------------------
                                             ($ MILLIONS UNLESS OTHERWISE SPECIFIED)
------------------------------------------------------------------------------------------------------------------------------
FORESTS                           621          UNCHANGED   565          536           583
------------------------------------------------------------------------------------------------------------------------------
  Direct Fire Fighting            55           43          55           55            55          Drier than normal weather,
                                                           ------------------------------------   particularly in the Interior,
                                                           Funding based on a historical median   could affect costs. Annual
                                                           fire year. Assumes implementation of   costs have varied from
                                                           cost-shared fire protection model.     $19 million to $154 million.

------------------------------------------------------------------------------------------------------------------------------
  Forest Policy Reforms           -            275         With the exception of First Nations' participation, plan assumes no out-year cost for forest policy reforms.

------------------------------------------------------------------------------------------------------------------------------
HEALTH SERVICES                   10,186       UNCHANGED   10,185       10,185        10,185
                                                           Budgets do not reflect the federal commitment for
                                                           incremental funding announced on February 5, 2003. Once the province has assessed the terms and conditions of the new funding against provincial priorities, a revised service plan including revised assumptions will be published.
------------------------------------------------------------------------------------------------------------------------------
  PHARMACARE                      702          --          614          706           706
------------------------------------------------------------------------------------------------------------------------------
  Demand/cost growth              0%           5.6%        -12.5%       15.0%         0.0%     A 5% change in utilization
  (per cent change)                                                                            or drug prices affects costs
                                                                                               by approximately $30 million.
------------------------------------------------------------------------------------------------------------------------------
  Medical Services Plan           2,516        --          2,552        2,567         2,567
  (MSP)
------------------------------------------------------------------------------------------------------------------------------
  Population/demographic          1.6%         Unchanged   1.0%         0.6%          0.0%     A 2% change in the volume
  growth in physician costs                                                                    of services provided by
  (per cent change)                                                                            fee-for-service physicians
                                                                                               affects MSP costs by
                                                                                               approximately $38 million.
------------------------------------------------------------------------------------------------------------------------------
  REGIONAL HEALTH SECTOR          6,349        --          6,419        6,322         6,322    A 1% change in population
  FUNDING                                                                                      affects costs by approximately
                                                                                               $60 million.
------------------------------------------------------------------------------------------------------------------------------
HUMAN RESOURCES                   1,672        1,519       1,417        1,221         1,266
------------------------------------------------------------------------------------------------------------------------------
  Temporary and Continuous        146,700      132,000     118,500      98,000        94,500   A 1% change in caseload
  Assistance -                                                                                 affects costs by $7 million to
    average caseload (#)                                                                       $10 million. A 1% change in
                                                                                               unemployment affects costs
                                                                                               by approximately $12 million.
------------------------------------------------------------------------------------------------------------------------------
Temporary and Continuous          665          656         645          630           647      The average cost per case
  Assistance -                                             ----------------------------------  is sensitive to behaviourial
    average monthly cost                                   Costs reflect the average payments  changes, composition of the
    per case ($)                                           per case. Actual income levels for  caseload, and factors such
                                                           income assistance clients are       as treatment of income and
                                                           higher due to income from other     length of time on income
                                                           sources.                            assistance. A 1% change in
                                                                                               the annual average cost per
                                                                                               case affects costs by
                                                                                               $7 million to $12 million.
------------------------------------------------------------------------------------------------------------------------------

(1)  Figures have been restated to conform to the 2003/04 presentation.
*    See service plans.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

132                                APPENDICES
--------------------------------------------------------------------------------



TABLE A12  MATERIAL ASSUMPTIONS AND SENSITIVITIES - SPENDING


------------------------------------------------------------------------------------------------------------------------------
MINISTRY PROGRAMS                   BUDGET      UPDATED    BUDGET
AND ASSUMPTIONS                     ESTIMATE    FORECAST   ESTIMATE       PLAN       PLAN        SENSITIVITIES
                                    --------------------
                                          2002/03(1)       2003/04       2004/05    2005/06         2003/04
                                    --------------------------------------------------------------------------
                                             ($ MILLIONS UNLESS OTHERWISE SPECIFIED)
------------------------------------------------------------------------------------------------------------------------------
PUBLIC SAFETY AND                 509          UNCHANGED   507          472         471
SOLICITOR GENERAL
------------------------------------------------------------------------------------------------------------------------------
 EMERGENCY PROGRAM ACT            16           31          17           16          16          Actual costs vary with the
                                                           -----------------------------------  number and severity of natural
                                                           Funding based on historical average  disasters such as earthquakes excluding extraordinary occurances.  and floods. Annual event costs have varied from
                                                                                                $1 million to $48 million.
------------------------------------------------------------------------------------------------------------------------------
MANAGEMENT OF PUBLIC FUNDS        920          730         926          1,042       1,024       A 1% change (full-year
 AND DEBT                                                                                       impact) in interest rates
 Interest rates for                                                                             affects direct operating debt
  new provincial borrowing:                                                                     interest expense by $80 million
                                                                                                and the combined budgets of
  Short-term                      2.94%        2.88%       3.94%        5.06%       5.25%       Advanced Education,
  Long-term                       6.51%        5.75%       5.93%        6.83%       7.00%       Education and Health Services
  CDN/US exchange rate ($)       0.6375       0.6468      0.6475       0.6625      0.6744       by $10 million. The total
                                                                                                impact when Crown
                                                                                                corporation and agency debt
                                                                                                is included is $130 million.
------------------------------------------------------------------------------------------------------------------------------
GOVERNMENT RESTRUCTURING          230          221         190          -           -
(ALL MINISTRIES)
------------------------------------------------------------------------------------------------------------------------------
 Workforce Adjustment              65           90          65           -           -          Includes severance and
                                                                                                other associated costs.
------------------------------------------------------------------------------------------------------------------------------
FTE reduction incurring           1,900        2,100       1,500        -           -           A 10% change in the estimated
 severance costs (#)                                       -----------------------------------  number of FTEs incurring
                                                           Assumes average cost of $33,000      severance, or in the average
                                                           per FTE.                             cost of severance, affects
                                                                                                costs by about $5 million.
------------------------------------------------------------------------------------------------------------------------------
Accomodation and other            165          131         125          -           -           Changes in workforce
 restructuring                                                                                  adjustment numbers impact
                                                                                                changes in demand for
                                                                                                accommodation. The timing of
                                                                                                program restructuring may
                                                                                                affect other restructuring
                                                                                                costs.
------------------------------------------------------------------------------------------------------------------------------
GOVERNMENT-WIDE ISSUES
------------------------------------------------------------------------------------------------------------------------------
 Compensation                                              Agreements expiring will be settled under a 0-0-0 bargaining mandate. There will be no across-the-board general wage
                                                           increases for sectors. Specific skills shortages may be addressed by employers through market adjustment increases but no incremental
 Government Reporting Entity (GRE)                         funding will be provided.

                                                           Health authorities, hospital societies, schools districts and certain post-secondary institutions will be included into the GRE by 2004/05.
                                                           The expanded entity is not expected to have a material impact on the government's bottom-line. Universities are not intended to be included, but their inclusion would improve the bottom line by approximately
                                                           $150 million. Similarly, BC Ferry Services is assumed to be excluded.
                                                           However, if included, it would have a relatively minor impact on the bottom-line.
------------------------------------------------------------------------------------------------------------------------------
TAXPAYER-SUPPORTED CROWN          2,314        2,471       1,955        1,914       2,020
CORPORATIONS AND AGENCIES
------------------------------------------------------------------------------------------------------------------------------
                                  The forecast sensitivities of individual Crown corporations and agencies are disclosed in their service plans. The main sensitivity is to the interest costs of the BC Transportation
                                  Financing Authority. This sensitivity is included in the disclosure for the Management of Public Funds and Debt.
------------------------------------------------------------------------------------------------------------------------------

(1)  Figures have been restated to conform to the 2003/04 presentation.
*    See service plans.



--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                133
--------------------------------------------------------------------------------



TABLE A13    FULL-TIME EQUIVALENTS (FTES) (1) - 1999/00 TO 2005/06
--------------------------------------------------------------------------------

                                                                            Updated      Budget
                                         Actual      Actual      Actual     Forecast    Estimate      Plan         Plan
                                         1999/00     2000/01     2001/02     2002/03     2003/04     2004/05     2005/06
------------------------------------------------------------------------------------------------------------------------
Ministries and special offices (CRF)      33,106      33,579      33,495      30,100      29,049      23,867      23,816
Taxpayer-supported Crown
 corporations and agencies .........       9,527       8,926       8,897       8,628       5,270       4,593       4,558
Regional authorities ...............        --          --          --          --           150       2,800       2,800
                                          ------      ------      ------      ------      ------      ------      ------
TOTAL FTES .........................      42,633      42,505      42,392      38,728      34,469      31,260      31,174
                                          ------      ------      ------      ------      ------      ------      ------
                                          ------      ------      ------      ------      ------      ------      ------

(1) Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

134                                APPENDICES
--------------------------------------------------------------------------------



TABLE A14    STATEMENT OF FINANCIAL POSITION - 1999/00 TO 2005/06
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Upated       Budget
For Fiscal Year Ending March 31           Actual       Actual       Actual       Forecast      Estimate         Plan          Plan
($ millions)                               2000         2001         2002          2003          2004           2005          2006
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and temporary investments .        1,569           548           780           173           152           164           288
  Other financial assets .........        4,030         4,400         4,342         4,236         5,063         5,327         5,649
  Investments in commercial
    Crown corporations:
   Retained earnings .............        2,820         3,001         2,525         2,587         2,594         2,702         2,837
   Recoverable capital loans .....        7,499         7,437         7,552         7,571         8,270         8,592         8,812
                                        -------      --------      --------       -------       -------       -------       -------
                                         10,319        10,438        10,077        10,158        10,864        11,294        11,649
Warehouse borrowing program assets        1,320         1,312         1,067          --            --            --            --
                                        -------      --------      --------       -------       -------       -------       -------
                                         17,238        16,698        16,266        14,567        16,079        16,785        17,586
                                        -------      --------      --------       -------       -------       -------       -------
LIABILITIES
  Current liabilities ............        3,970         3,829         4,038         4,771         4,725         4,655         4,606
  Unfunded pension liabilities ...        2,053         1,477             6             6             6             6             6
Debt:
  Taxpayer-supported debt ........       25,181        24,998        27,175        29,281        32,046        32,530        32,622
  Self-supported debt ............        9,297         8,882         8,741         7,687         8,420         8,733         8,944
  Forecast allowance .............         --            --            --             300           500           500           500
                                        -------      --------      --------       -------       -------       -------       -------
Total provincial debt ............       34,478        33,880        35,916        37,268        40,966        41,763        42,066
  LESS : guarantees and
         non-guaranteed debt .....         (934)         (597)         (464)         (426)         (439)         (399)         (362)
                                        -------      --------      --------       -------       -------       -------       -------
                                         33,544        33,283        35,452        36,842        40,527        41,364        41,704
                                        -------      --------      --------       -------       -------       -------       -------
                                         39,567        38,589        39,496        41,619        45,258        46,025        46,316
                                        -------      --------      --------       -------       -------       -------       -------
NET LIABILITIES ..................      (22,329)      (21,891)      (23,230)      (27,052)      (29,179)      (29,240)      (28,730)
                                        -------      --------      --------       -------       -------       -------       -------
CAPITAL AND OTHER ASSETS
  Prepaid capital advances .......        6,517         6,905         7,033         7,141         7,313         7,352         7,324
  Tangible capital assets ........       10,476        11,091        11,206        11,098        10,735        10,781        10,650
  Other assets ...................          401           386           281           285           303           329           353
                                        -------      --------      --------       -------       -------       -------       -------
                                         17,394        18,382        18,520        18,524        18,351        18,462        18,327
                                        -------      --------      --------       -------       -------       -------       -------
ACCUMULATED SURPLUS (DEFICIT) ....       (4,935)       (3,509)       (4,710)       (8,528)      (10,828)      (10,778)      (10,403)
                                        -------      --------      --------       -------       -------       -------       -------
                                        -------      --------      --------       -------       -------       -------       -------
----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                135
--------------------------------------------------------------------------------



TABLE A14A   CHANGES IN FINANCIAL POSITION - 1999/00 TO 2005/06
--------------------------------------------------------------------------------

                                                                                   Updated      Budget
                                               Actual      Actual       Actual     Forecast     Estimate       Plan         Plan
($ millions)                                  1999/00     2000/01      2001/02      2002/03      2003/04      2004/05      2005/06
-----------------------------------------------------------------------------------------------------------------------------------
CHANGE IN ACCUMULATED (SURPLUS) DEFICIT:
  (Surplus) deficit for the period .....         (23)      (1,426)       1,233        3,800        2,300          (50)        (375)
  Accounting policy equity adjustments .           5         --            (32)          18         --           --           --
                                              ------       ------       ------       ------       ------       ------       ------
                                                 (18)      (1,426)       1,201        3,818        2,300          (50)        (375)
                                              ------       ------       ------       ------       ------       ------       ------
WORKING CAPITAL CHANGES:
  Increase (reduction) in cash
    and temporary investments ..........         778       (1,021)         232         (607)         (21)          12          124
  Decrease in unfunded pension
    liability ..........................         391          576        1,471         --           --           --           --
  Other working capital changes ........         (20)         496         (372)        (835)         891          360          395
                                              ------       ------       ------       ------       ------       ------       ------
                                               1,149           51        1,331       (1,442)         870          372          519
                                              ------       ------       ------       ------       ------       ------       ------
CAPITAL ASSET AND INVESTMENT CHANGES:
  Increase in taxpayer-supported
    capital investments ................       1,900        2,028        1,414        1,181        1,450        1,151        1,055
    LESS: amortization and other
          accounting changes ...........      (1,074)      (1,025)      (1,171)      (1,181)      (1,641)      (1,066)      (1,214)
                                              ------       ------       ------       ------       ------       ------       ------
                                                 826        1,003          243         --           (191)          85         (159)
                                              ------       ------       ------       ------       ------       ------       ------
Increase in total investment in
  commercial Crown corporations ........         632          952          410        1,060        1,070        1,335        1,207
  LESS: loan repayments and other
        accounting changes .............      (1,261)        (833)        (771)        (979)        (364)        (905)        (852)
                                              ------       ------       ------       ------       ------       ------       ------
                                                (629)         119         (361)          81          706          430          355
                                              ------       ------       ------       ------       ------       ------       ------
Increase (decrease) in warehouse
  borrowing investments ................         662           (8)        (245)      (1,067)        --           --           --
                                              ------       ------       ------       ------       ------       ------       ------
                                                 859        1,114         (363)        (986)         515          515          196
                                              ------       ------       ------       ------       ------       ------       ------
INCREASE (DECREASE) IN GUARANTEES
  AND NON-GUARANTEED DEBT ..............         227         (337)        (133)         (38)          13          (40)         (37)
                                              ------       ------       ------       ------       ------       ------       ------
INCREASE (DECREASE) IN
  TOTAL PROVINCIAL DEBT ................       2,217         (598)       2,036        1,352        3,698          797          303
                                              ------       ------       ------       ------       ------       ------       ------
                                              ------       ------       ------       ------       ------       ------       ------

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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

136                                APPENDICES
--------------------------------------------------------------------------------

TABLE A15   DEBT SUMMARY (1) - 1999/00 TO 2005/06
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                  Updated      Budget
                                            Actual      Actual       Actual      Forecast     Estimate        Plan        Plan
As at March 31                               2000        2001         2002          2003         2004         2005        2006
--------------------------------------------------------------------------------------------------------------------------------
                                                                ($ millions unless otherwise indicated)
TAXPAYER-SUPPORTED DEBT
 Provincial government direct operating     13,859       12,113       13,789       15,564       17,782       17,714       17,272
                                            ------       ------       ------       ------       ------       ------       ------
 Education facilities
  Schools ............................       3,609        3,880        4,092        4,308        4,468        4,545        4,636
  Post-secondary institutions ........       1,369        1,383        1,425        1,505        1,702        1,900        2,052
                                            ------       ------       ------       ------       ------       ------       ------
                                             4,978        5,263        5,517        5,813        6,170        6,445        6,688
                                            ------       ------       ------       ------       ------       ------       ------
 Health facilities ...................       1,451        1,780        1,920        2,022        2,205        2,367        2,514
                                            ------       ------       ------       ------       ------       ------       ------
 Highways, ferries and public transit
  BC Transportation Financing Authority      1,843        2,197        2,514        2,678        2,812        2,962        3,141
  BC Ferries .........................          24           21           19           16         --(2)          --           --
  BC Transit .........................          79           75           79           79           82           82           83
  Public transit .....................         952          948          936          931          923          920          917
  SKYTRAIN extension .................         488          836        1,044        1,127        1,170        1,170        1,170
  Rapid Transit Project 2000 Ltd .....         101          114           47         --           --           --           --
                                            ------       ------       ------       ------       ------       ------       ------
                                             3,487        4,191        4,639        4,831        4,987        5,134        5,311
                                            ------       ------       ------       ------       ------       ------       ------
Other
  BC Buildings .......................         615          610          596          461          372          354          337
  Social housing(3) ..................         205          265          299          170          178          184          189
  Homeowner Protection Office ........          34           71          113          130          134          119          101
  Universities and colleges - fiscal
   agency loans ......................         130          124          114          111          108          105          102
  Other(4)............................         422          581          188          179          110          108          108
                                            ------       ------       ------       ------       ------       ------       ------
                                             1,406        1,651        1,310        1,051          902          870          837
                                            ------       ------       ------       ------       ------       ------       ------
TOTAL TAXPAYER-SUPPORTED DEBT ........      25,181       24,998       27,175       29,281       32,046       32,530       32,622
                                            ------       ------       ------       ------       ------       ------       ------
SELF-SUPPORTED DEBT
 Commercial Crown corporations and
  Agencies
  BC Hydro ...........................       6,945        6,852        6,863        6,998        7,689        8,020        8,250
  BC Rail ............................         655          603          614          486          478          473          467
  Skeena Cellulose Inc. ..............         280         --           --           --           --
  Columbia River power projects (5)...          94           93          120          118          243          232          220
  Columbia Power Corporation .........        --             20           64           73         --           --           --
  Liquor Distribution Branch .........           3            2           13           12           10            8            7
                                            ------       ------       ------       ------       ------       ------       ------
                                             7,977        7,570        7,674        7,687        8,420        8,733        8,944
                                            ------       ------       ------       ------       ------       ------       ------
 Warehouse borrowing program .........       1,320        1,312        1,067         --           --           --           --
                                            ------       ------       ------       ------       ------       ------       ------
TOTAL SELF-SUPPORTED DEBT ............       9,297        8,882        8,741        7,687        8,420        8,733        8,944
                                            ------       ------       ------       ------       ------       ------       ------
FORECAST ALLOWANCE ...................        --           --           --            300          500          500          500
                                            ------       ------       ------       ------       ------       ------       ------
TOTAL PROVINCIAL DEBT ................      34,478       33,880       35,916       37,268       40,966       41,763       42,066
                                            ------       ------       ------       ------       ------       ------       ------
                                            ------       ------       ------       ------       ------       ------       ------
DEBT AS A PER CENT OF GDP
 Total provincial debt ...............        28.6%        26.2%        27.4%        27.9%        29.4%        28.4%        27.3%
 Taxpayer-supported ..................        20.9%        19.3%        20.8%        21.9%        23.0%        22.1%        21.1%
--------------------------------------------------------------------------------------------------------------------------------
(1)  Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government's accounts as an accounts payable.
(2)  Effective April 1, 2003, the provincial coastal ferry system will be independently operated by BC Ferry Services.
(3)  Includes the BC Housing Management Commission and the Provincial Rental
     Housing Corporation.
(4)  Includes the BC Assessment Authority, Pacific Racing Association, and
     other taxpayer-supported Crown corporations and agencies. Also includes student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs, and loan guarantee provisions.
(5)  A joint venture of the Columbia Power Corporation and Columbia Basin
     Trust.
--------------------------------------------------------------------------------------------------------------------------------

                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06

                                   APPENDICES                                137
--------------------------------------------------------------------------------

TABLE A16   KEY DEBT INDICATORS - 1999/00 TO 2005/06
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                  Updated      Budget
                                            Actual      Actual       Actual      Forecast     Estimate        Plan        Plan
For fiscal year ending March 31              2000        2001         2002          2003         2004         2005        2006
--------------------------------------------------------------------------------------------------------------------------------
                                                                ($ millions unless otherwise indicated)
Debt to revenue (per cent)
  Total provincial ...................       102.4         83.4         95.1        107.7        112.1        109.6        107.6
  Taxpayer-supported .................       101.6         90.3        103.8        118.6        124.4        120.7        118.3

Debt per capita ($) (1)
  Total provincial ...................       8,559        8,345        8,756        9,000        9,800        9,885        9,842
  Taxpayer-supported .................       6,251        6,157        6,625        7,071        7,667        7,699        7,633

Debt to GDP (per cent) (2)
  Total provincial ...................        28.6         26.2         27.4         27.9         29.4         28.4         27.3
  Taxpayer-supported .................        20.9         19.3         20.8         21.9         23.0         22.1         21.1

Interest bite (cents per dollar of
 revenue)(3)
  Total provincial ...................         7.5          6.4          6.4          6.6          7.3          7.4          7.3
  Taxpayer-supported .................         7.2          6.8          6.6          6.8          7.7          7.8          7.7

Interest costs ($ millions)
  Total provincial ...................       2,528        2,604        2,429        2,294        2,666        2,819        2,847
  Taxpayer-supported .................       1,785        1,871        1,731        1,684        1,982        2,109        2,120

Interest rate (per cent) (4)
  Taxpayer-supported .................         7.4          7.5          6.6          6.0          6.5          6.5          6.5

BACKGROUND INFORMATION

Revenue ($ millions)
  Total provincial (5)................      33,679       40,618       37,764       34,612       36,528       38,092       39,103
  Taxpayer-supported (6)..............      24,784       27,690       26,183       24,691       25,757       26,944       27,578

Total debt ($ millions)
  Total provincial ...................      34,478       33,880       35,916       37,268       40,966       41,763       42,066
  Taxpayer-supported (7) .............      25,181       24,998       27,175       29,281       32,046       32,530       32,622

Provincial GDP ($ millions) (8).......     120,599      129,356      130,859      133,800      139,540      146,880      154,280

Population (thousands at July 1)(9)...       4,028        4,060        4,102        4,141        4,180        4,225        4,274


(1) The ratio of debt to population (e.g. 2004 debt divided by population at July 1, 2003).
(2) The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2004 debt divided by 2003 GDP).
(3) The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
(4)  Weighted average of the cost of all outstanding debt issues.
(5) Includes revenue of the consolidated revenue fund plus revenue of all Crown corporations and agencies.
(6) Excludes revenue of commercial Crown corporations and agencies, and interest from the warehouse borrowing program, net of contributions to government.
(7) Excludes debt of commercial Crown corporations and agencies, funds held under the province's warehouse borrowing program and the forecast allowance.
(8) GDP for the calendar year ending in the fiscal year (e.g. GDP for 2003 is used for the fiscal year ending March 31, 2004).
(9) Population at July 1st within the fiscal year (e.g. population at July 1, 2003 is used for the fiscal year ending March 31, 2004).

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                  BUDGET AND FISCAL PLAN -- 2003/04 TO 2005/06